Exhibit (a)(6)

SHARE PURCHASE AGREEMENT

by and between

Dr. Rudolf Stefan Widmann

born 24.03.1957

Wintergasse 85/1b

3002 Purkersdorf

(the "Seller")

ON THE ONE HAND

and

SASR Neunundvierzigste Beteiligungsverwaltung GmbH

FN 395723 x

Tuchlauben 17

1010 Vienna

(the "Purchaser 1")

and

Elan Corporation, plc

Registered number 30356

Treasury Building

Lower Grand Canal Street

Dublin 2

Ireland

(the "Purchaser 2")

ON THE OTHER HAND

as follows:

Table of Contents

1	Definitions	3
2	Recitals	11
3	Sale and Purchase of the Shares	12
4	Purchase Price and Payment	13
5	Representations and Warranties of the Seller	14
6	Representations and Warranties of the Purchasers	30
7	Recovery by the Purchasers	33
8	Conduct of Business during the Interim Period. Covenants of the Seller	37
9	Conditions Precedent	40
10	Signing and Closing	42
11	Purchaser 2 Guarantee	45
12	Confidentiality	45
13	Costs and Expenses	45
14	Governing Law and Dispute Resolution	45
15	Final Provisions	46

1	Definitions

ABGB	means the Austrian General Civil Code (Allgemeines Bürgerliches Gesetzbuch) as amended from time to time;

Agreement	means this Share Purchase Agreement;

Articles	means the Company's current articles of association (Satzung);

Audited Financial Statements 2012	means the Financial Statements 2012 having been audited by the Company's auditor and having received an unqualified audit opinion;

Balance Sheet Date	means 31 December 2012;

Base Purchase Price	has the meaning set out in Clause 4.1;

Best Efforts	or a similar expression shall mean a covenant of the respective Party within the meaning of § 880a first case ABGB (Verwendungszusage);

Break-up Event	has the meaning set out in Clause 9.3;

Break-up Fee	means EUR 5,000,000 (Euro five million) plus VAT, if any;

Business	means researching, developing, manufacturing, marketing, distributing and selling pharmaceutical and medicinal products, as currently conducted by the Company and the Subsidiary in the areas of non-generic, rare/orphan diseases including without limitation in the therapeutic areas of hematology, oncology, cardiology, pulmonology, neurology, psychiatry and metabolic diseases in the territories in which the Company and the Subsidiary currently conduct business;

Business Day	means any day (other than a Saturday or

Sunday) on which banks are open to the general public in Vienna, Austria and Dublin, Ireland;

Cash Purchase Price	has the meaning set out in Clause 4.2;

Claim(s)	means a demand or assertion by a claimant for compensation, payment, or reimbursement for a Loss;

Closing	has the meaning set out in Clause 10.2;

Closing Date	has the meaning set out in Clause 10.2;

Closing Confirmation Letter	has the meaning set out in Clause 10.6;

Company	means AOP Orphan Pharmaceuticals Aktiengesellschaft with corporate seat in Vienna and business address at Wilhelminenstraße 91/IIf, 1160 Vienna, Austria, registered in the companies' register of the Vienna Commercial Court under FN 237770 m;

Conditions Precedent	has the meaning set out in Clause 9.1;

Consideration Shares	means such number of validly and newly issued and fully paid-up ordinary shares of Purchaser 2 which corresponds to an amount of EUR 87,833,333 (Euro eighty seven million eight hundred thousand three hundred thirty three) divided by the closing price of Purchaser 2's ordinary shares on the Main Securities Market of the Irish Stock Exchange in Dublin on the trading day immediately prior to the Closing Date, rounded up to the nearest whole share, having a nominal value of EUR 0.05 and carrying one vote per share;

Contingent Purchase Price	has the meaning set out in Clause 4.4;

CREST	means an electronic system, which settles transfers of shares through selected exchanges in Ireland;

De Minimis Amount	has the meaning set out in Clause 7.2.1.1;

Disclosed Documents	means the documents listed in Exhibit 5.34 and contained on USB sticks as further listed and described in the screenshots attached to Exhibit 5.34 which have been delivered to the Purchasers by the Seller on or before 00:00 am CET on 18 May 2013;

EBITDA	means net income/loss for the year (Jahresüberschuss/-fehlbetrag) pursuant to § 231 para (2) no. 22 UGB plus or minus taxes on income (Steuern vom Einkommen und Ertrag) pursuant to § 231 para (2) no. 21 UGB plus extraordinary expenses (außerordentliche Aufwendungen) pursuant to § 231 para (2) no 19 UGB minus extraordinary income (außerordentliche Erträge) pursuant to § 231 para (2) no 18 UGB plus interest and similar expenses (Zinsen und ähnliche Aufwendungen) pursuant to § 231 para (2) no 15 UGB plus expenses on financial assets and current securities (Aufwendungen aus Finanzanlagen und aus Wertpapieren des Umlaufvermögens) pursuant to § 231 para (2) no 14 UGB minus income from the disposal or revaluation of financial assets and current securities (Erträge aus dem Abgang von und der Zuschreibung zu Finanzanlagen und Wertpapieren des Umlaufvermögens) pursuant to § 231 para (2) no 13 UGB minus other interest and similar income (sonstige Zinsen und ähnliche Erträge) pursuant to § 231 para (2) no 12 UGB minus income from other long-term securities and and loans (Erträge aus anderen Wertpapieren und Ausleihungen des Finanzanlagevermögens) pursuant to § 231 para (2) no 11 UGB minus income from participating interests (Erträge aus Beteiligungen) pursuant to § 231 para (2) no 10 UGB plus depreciation and amortisation (Abschreibungen) pursuant to § 231 para (2) no 7a) and no 7b) UGB;

Effective Date	means the Closing Date;

Encumbrance	means any claim, charge, mortgage, pledge, hypothecation, lien, usufruct, retention of title or other third party right or security interest of any kind, option, equitable right, power of sale, right of pre-emption, right of first refusal or an agreement, arrangement or obligation to create any of the foregoing;

EUR	means the Euro, the lawful currency of the member states of the European Union that adopt the single currency in accordance with the EC Treaty;

Financial Statements	means the Financial Statements 2010, the Financial Statements 2011 and the Financial Statements 2012 collectively;

Financial Statements 2010	means the audited annual financial statements of the Company as of 31 December 2010, which have been drawn up in accordance with the UGB and Austrian generally accepted accounting principles;

Financial Statements 2011	means the audited annual financial statements of the Company as of 31 December 2011, which have been drawn up in accordance with the UGB and Austrian generally accepted accounting principles;

Financial Statements 2012	means the draft annual financial statements of the Company as of 31 December 2012, which have been drawn up in accordance with the UGB and Austrian generally accepted accounting principles;

Intellectual Property Rights	means patents, trademarks (including trade dress and service marks), internet domain names (and corresponding rights thereto), trade secrets and copyrights;

Interim Period	means the period between Signing and (including) Closing;

IP Rights Assignment Agreement	has the meaning set out in Clause 10.4.2;

Licenses	has the meaning set out in Clause 5.27.2;

Long-Stop Date	has the meaning set out in Clause 9.2;

Loss	means any and all damages (excluding lost profit, consequential damages and indirect damages), liabilities, losses, defects, Taxes, penalties, expenses, assessments, judgements or deficiencies of any nature whatsoever (including, without limitation, reasonable attorney's fees and expenses, consultant's and investigator's fees and expenses, and other reasonable costs and expenses incident to any suit, action or proceeding);

Marketing Authorisations	means any marketing authorisation (or applications) relating to the Products and filed by or on behalf of the Company, including, but not limited to, the marketing authorisations listed in Exhibit 5.27.3;

Material Adverse Effect	means the occurrence of any of the following events:

(i)	the Seller ceasing to be the chief executive officer of the Company;

(ii)	the Audited Financial Statements 2012 deviating from the Financial Statements 2012; or

(iii)	any other event which materially adversely affects the state of affairs, the assets and liabilities, the financial condition, the profits, the prospects or the results of operation of the Company, the Subsidiary or the Business, if and to the extent such event(s) occur(s) between Signing and Closing and, in the case of lit (ii) only, if the deviation, taken as a whole, resulted in or can reasonably be expected to result in a decline in the EBITDA of the Company of 30 % or more between (1) the Financial Statements 2012 and (2) the Audited Financial Statements 2012;

Material Contract(s)	means an agreement or agreements to which the Company or the Subsidiary is a party and which is/are materially relevant to the Programs;

Other Occupiers	means all past or present owners, tenants, licensees or other occupiers or users (lawful or unlawful) of any Properties, other than the Company and the Subsidiary;

Parties	means Seller and Purchasers collectively;

Party	means any of the Parties individually;

Person(s)	means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof;

Products	means all products currently developed, marketed, distributed, sold and/or commercialised by the Company or the Subsidiary as set out in Exhibit 1;

Programs	means any and all of Landiolol, Peg-IFN-a 2b, Anagrelide Retard and Resimmune;

Properties	means the properties owned, occupied or used by the Company as listed in Exhibit 5.15.2;

Purchase Price	means the Cash Purchase Price, the Consideration Shares and, if applicable, the Contingent Purchase Price;

Purchaser	means any of the Purchasers individually;

Purchaser 1	means SASR Neunundvierzigste Beteiligungsverwaltung GmbH, an Austrian limited liability company with corporate seat in Vienna and business address at Tuchlauben 17, 1010 Vienna, registered in the companies' register of the Vienna Commercial Court under FN 395723 x;

Purchaser 2	means Elan Corporation plc, an Irish public limited company with corporate seat in Dublin and business address at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland, registered in under Company Number 30356;

Purchasers	means Purchaser 1 and Purchaser 2 collectively;

Registered Share Capital	means the registered nominal share capital (Grundkapital) of the Company, amounting to EUR 200,000 (Euro two hundred thousand), fully paid-up;

Seller	means Dr. Rudolf Stefan Widmann, born on 24 March 1957 and residing at Wintergasse 85/1b, 3002 Purkersdorf, Austria;

Share	means a common share of the Company, issued to bearer (Inhaberaktie), with no par-value (Stückaktie) and representing a pro rata amount of the Registered Share Capital (anteiliger Betrag am Grundkapital) of EUR 10 (Euro ten) per share;

Shares	means a total of 20.000 (twenty thousand) no par-value bearer shares (auf Inhaber lautende Stückaktien) in the Company owned by the Seller and representing 100 % of the Company's Registered Share Capital;

Signing	has the meaning set out in Clause 10.1;

Signing Date	means the date of execution of this Agreement;

Subsidiary	means AOP Orphan Limited, an English limited liability company with corporate seat in Weybridge and business address at Midgley Snelling, Ibex House, Baker Street, Weybridge, Surrey KT13 8AH, registered in the companies register of the Companies House Cardiff under 8082765;

Subsidiary Shares	means all the shares in the Subsidiary, fully paid up, as held by the Company, corresponding to a participation in the Subsidiary of 100%;

Tax Authority	means any official authority or public body that is competent to impose or declare Taxes;

Tax Returns	means any return, report, declaration, statement, claim for refund or information return or statement required to be filed with any Tax Authority in relation to Taxes;

Tax or Taxes	means all kinds of Austrian and/or foreign taxes, tax allocations (Steuerumlagen), charges, fees, duties, levies, penalties or other assessments whether direct or indirect, including corporate income tax, income tax, capital gains tax, wage tax, trade taxes, VAT, stamp duties and transfer taxes (Gebühren und Verkehrsteuern), provincial and community taxes (Landes- und Gemeindeabgaben) and customs duties as well as social security contributions, in each case together with any interest, late interest, penalties or additions (including late filing fees (Verspätungszuschlag) and/or late payment fees (Säumniszuschlag)) attributable thereon;

Tetmodis	means one of the Products called Tetmodis®, which contains the compound Tetrabenazine;

Third Party or Third Parties	shall mean a Person who or which is not a

Party;

Third Party Claim	has the meaning set out in Clause 7.5.1;

Third Party IP Rights	has the meaning set out in Clause 5.14.3;

Threshold	means EUR 2,000,000 (Euro two million);

Title	means the instrument that gives rise to a legal right of possession or control;

UGB	means the Austrian Enterprise Act (Unternehmensgesetzbuch) as amended from time to time;

US GAAP	means accounting principles and practices generally accepted in the United States of America, as in effect on the date of the relevant financial statements;

Vienna Rules	means the Rules of Arbitration and Conciliation of the International Arbitral Centre of the Economic Chamber Austria in Vienna, Austria.

2	Recitals

2.1	The Company is a stock corporation (Aktiengesellschaft) duly established and existing under the laws of Austria with corporate seat in Vienna and business address at Wilhelminenstraße 91/IIf, 1160 Vienna, Austria, registered in the companies' register of the Vienna Commercial Court under FN 237770 m. The Company's Registered Share Capital amounts to EUR 200,000 (Euro two hundred thousand), fully paid up.

2.2	The Company is a pharmaceutical company focussed on researching, developing, manufacturing, marketing, distributing and selling pharmaceutical and medicinal products including in the areas of hematology, oncology, cardiology, pulmonology, neurology, psychiatry and metabolic diseases.

2.3	Subject to the terms and conditions of this Agreement, the Seller wants to sell and transfer to the Purchasers the Shares, which represent 100 % of the Company's Registered Share Capital, and the Purchasers want to purchase and accept the transfer of the Shares from the Seller.

3	Sale and Purchase of the Shares

3.1	The Registered Share Capital is divided into 20,000 common shares (Stammaktien), issued to bearer (Inhaberaktien), with no par-value (Stückaktien), representing a pro rata amount of the Registered Share Capital (anteiliger Betrag am Grundkapital) of EUR 10 (Euro ten) per Share. The Seller owns 20,000 (twenty thousand) common shares represented by global interim certificates (Sammelzwischenscheine) numbers 1 to 8, representing shares no. 1 through 8.000, numbers 9 to 16, representing shares no. 8.001 through 16.000, numbers 17 to 18, representing shares no. 16.001 through 18.000 and numbers 19 to 20, representing shares no. 18.001 through 20.000 (collectively the "Shares").

3.2	Subject to the terms and conditions of this Agreement, the Seller hereby undertakes to sell and, subject to the satisfaction of the Conditions Precedent, at Closing shall transfer:

3.2.1	13,333 of the Shares to Purchaser 1 and Purchaser 1 hereby undertakes to purchase and, subject to the satisfaction of the Conditions Precedent, at Closing shall accept from the Seller such 13,333 of the Shares; and

3.2.2	6,667 of the Shares to Purchaser 2 and Purchaser 2 hereby undertakes to purchase and, subject to the satisfaction of the Conditions Precedent, at Closing shall accept from Seller such 6,667 of the Shares.

3.3	The transfer of the global interim certificates (Sammelzwischenscheine) representing the Shares shall occur at Closing upon payment of the Base Purchase Price pursuant to Clause 4.5. At Closing, the Seller shall deliver and hand over

3.3.1	to Purchaser 1 the original(s) of the global interim certificate(s) (Sammelzwischenschein(e)) representing 13,333 Shares; and

3.3.2	to Purchaser 2 the original(s) of the global interim certificate(s) (Sammelzwischenschein(e)) representing 6,667 Shares.

3.4	The transfer of the Shares shall have economic effect as from the Closing Date (the "Effective Date") and, unless otherwise expressly stated in this Agreement, all rights (including, without limitation, the right to receive dividends or distributions declared, made or paid) and obligations, benefits and risk (including, without limitation, economic risk, force majeure risk, etc.) associated with the Shares shall pass from the Seller to the Purchasers as of the Effective Date.

3.5	Title to the Shares shall pass to the Purchasers upon completion of all Closing actions pursuant to Clause 10.4.

3.6	The Seller waives any and all pre-emption rights or other rights or restrictions on transfer in respect of the Shares or interests in the Shares to which he may be entitled under the Articles, any previous articles of association of the Company, or otherwise, enforcement of or compliance with which may or might restrict, prevent or delay the performance of the provisions of this Agreement, and shall procure the waiver of all other rights of pre-emption as may be required to give full effect to the provisions of this Agreement.

4	Purchase Price and Payment

4.1	The purchase price for the Shares (the "Purchase Price") shall consist of a Cash Purchase Price pursuant to Clause 4.2, the issuance of Consideration Shares to the Seller pursuant to Clause 4.3 (collectively with the Cash Purchase Price the "Base Purchase Price") and, if applicable, a Contingent Purchase Price pursuant to Clause 4.4.

4.2	The cash purchase price for the Shares shall amount to EUR 175,666,667 (EUR one hundred seventy five million six hundred sixty six thousand six hundred sixty seven), (the "Cash Purchase Price").

4.3	As additional consideration for the sale and transfer of the Shares to the Purchasers, the Seller shall at Closing receive (in total) such number of validly and newly (from authorized capital) issued and fully paid-up ordinary shares of Purchaser 2 which corresponds to an amount of EUR 87,833,333 (Euro eighty seven million eight hundred thousand three hundred thirty three) divided by the closing price of Purchaser 2's ordinary shares on the Main Securities Market of the Irish Stock Exchange in Dublin on the trading day immediately prior to the Closing Date, rounded up to the nearest whole share, having a nominal value of EUR 0.05, carrying one vote per share and listed on the Main Securities Market of the Irish Stock Exchange in Dublin (collectively the "Consideration Shares"). The Consideration Shares shall be delivered to the Seller at Closing in accordance with Clause 4.5.2.

4.4	Subject to the terms and conditions set forth in Exhibit 4.4, the Seller shall be entitled to a contingent purchase price, if any, (the "Contingent Purchase Price") in addition to the Base Purchase Price. The maximum amount of the Contingent Purchase Price shall be EUR 270,000,000 (Euro two hundred seventy million).

4.5	The Base Purchase Price shall be due and payable at Closing as follows:

4.5.1	the Cash Purchase Price shall be paid by Purchaser 1 to the Seller to the Seller's bank account details of which are set forth in Exhibit 4.5.1; and

4.5.2	the Consideration Shares shall be delivered by Purchaser 2 to the Seller in book entry form through CREST, to a CREST account to be opened by the Seller with a reputable credit institution/broker. The Seller shall notify Purchaser 2 at the latest 5 (five) Business Days prior to the Closing Date of the following details of his CREST account: his CREST account number, the name of the credit institution/broker where the Seller opened his CREST account, and any other details reasonably required by Purchaser 2 to deliver the Consideration Shares to the Seller through CREST.

4.5.3	Payment of the Cash Purchase Price and delivery of the Consideration Shares in accordance with this Clause 4.5 shall discharge the Purchasers' liability in respect of the Base Purchase Price towards the Seller.

4.6	The Contingent Purchase Price, if any, shall be due and payable by Purchaser 1 as further set forth in Exhibit 4.4.

4.7	All payments to be made pursuant to this Agreement, shall be made when due by irrevocable SWIFT wire transfer of immediately available funds, free and clear of all costs, fees, deductions and charges in EUR, excluding in respect of the Consideration Shares which shall be credited to a CREST account nominated by the Seller.

5	Representations and Warranties of the Seller

5.1	The Seller represents and warrants to the Purchasers that each of the representations and warranties as set out in this Clause 5 are correct, complete and not misleading, unless otherwise expressly stated in this Clause 5, as of Signing and Closing. References to the best knowledge, belief or awareness of Seller (or similar phrases) shall mean the actual knowledge of the Seller after due inquiry.

5.2	Organisation, Power and Authority.

5.2.1	The Seller has full power and authority to own, hold and sell the Shares and to execute and deliver this Agreement and the Shares and to consummate the transactions contemplated hereunder.

5.2.2	The Company is a stock corporation (Aktiengesellschaft), duly incorporated and organized and validly existing under the laws of Austria and has the power and the necessary licenses and approvals to own its assets and lease its properties and to carry on its Business as currently being conducted. The Company is not over-indebted, insolvent, subject to a procedure under the Companies Reorganisation Act (Unternehmensreorganisationsgesetz) or comparable procedure, nor is such insolvency, over-indebtedness or procedure threatening to the Company.

5.2.3	The Articles of the Company as currently in force are attached hereto as Exhibit 5.2.3; no shareholder resolution has been passed to amend these articles of association. All necessary meetings and other corporate actions of or by the Company, its shareholders and management and supervisory boards have been legally and properly held or taken, and all resolutions passed by the meetings of shareholders and directors have been duly recorded as required under the Austrian Stock Corporation Act (AktG) and all necessary filing have been made with the companies register. There exists no shareholder, cooperation agreement or voting arrangement or similar arrangement in relation to the Company.

5.2.4	The companies register excerpt of the Company attached hereto as Exhibit 5.2.4 is accurate and complete in all respects.

5.3	Shares and Registered Share Capital.

5.3.1	The total authorized, issued and outstanding share capital of the Company is EUR 200,000 (Euro two hundred thousand), fully paid up. The Registered Share Capital is divided into 20,000 common shares (Stammaktien), issued to bearer (Inhaberaktien), with no par-value (Stückaktien), representing a pro rata amount of the Registered Share Capital (anteiliger Betrag am Grundkapital) of EUR 10 (Euro ten) per Share. There exists no option, right of conversion or other issue of shares or securities, which could increase or reduce the number of the shares of the Company or the Company's Registered Share Capital. The nominal share capital of the Company has not been decreased or redeemed; there has not been any unlawful repayment of share capital (Einlagenrückgewähr).

5.3.2	The Shares correspond to a participation in the Company of 100% (one hundred percent). The Shares are the only shares issued by the Company and each of the Shares carries the same pro rata voting rights and other rights attaching to it, including without limitation, dividend rights, as all other shares.

5.3.3	The Shares are fully paid-up and free and clear of all Encumbrances. The Seller is the sole and unrestricted legal and beneficial owner of all of the Shares. Upon Closing, the Purchasers will acquire unrestricted legal and beneficial ownership title to all Shares.

5.3.4	There are no reasons why the Purchasers may be obliged to pay supplementary contributions, other payments or capital increases to the Company or why it would be liable for unpaid capital contributions to the Seller, his predecessor(s) in interest or other shareholders.

5.3.5	Other than as set forth in the Articles, there are no outstanding stock rights, options, warrants or rights of first refusal, pre-emptive, subordination or similar rights or other rights to purchase, obtain or acquire, or any outstanding securities or obligations convertible into or exchangeable for, or any voting or other agreements with respect to, any shares of the share capital of the Company, or any other securities of the Company. The Company is not currently obligated, now or in the future, contingently or otherwise, to issue, allot, purchase or redeem any shares of the share capital or any other securities to any person or entity. There are no treasury shares of the Company. There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Company may vote.

5.4	All consents and approvals, including without limitation consents and approvals under applicable corporate law, for the transfer of the Shares on the terms and conditions set out in this Agreement, have been obtained by the Seller.

5.5	Except for the Subsidiary, the Company does not hold any shares or any other participations or interest in any other company, partnership, business organization or other entity.

5.6	The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby do not and will not, with or without the giving of any notice or the lapse of time, or both, (i) violate, conflict with, result in the breach of, require a consent under, allow any party to prematurely terminate or accelerate the performance required by any of the terms, conditions or provisions of the Company's Articles or other governing documents of the Company or any covenant, agreement, contract or understanding to which the Seller is a party or any order, ruling, decree, judgement, arbitration award, law, rule, regulation or stipulation to which the Seller or the Company is subject; or (ii) constitute a default thereunder; or (iii) result in the creation of any Encumbrance of any nature whatsoever upon any of the properties or assets of the Company. There is no action, lawsuit, investigation or proceeding pending or threatened against the Company or the Seller before any court, arbitration panel or governmental authority which in any manner challenges or seeks to prevent, alter or delay the transactions contemplated herein.

5.7	Financials.

5.7.1	The Financial Statements have been prepared in accordance with the UGB and Austrian generally accepted accounting principles, applied on a consistent basis, maintaining the previous accounting and valuation principles, methods and rules without material changes. The Financial Statements 2010 and 2011 have been audited and received unqualified audit opinions. The Financial Statements 2012 are attached hereto as Exhibit 5.7.1.

5.7.2	The Financial Statements are true and correct, consistent in all respects with the books and records of the Company, and present a complete and accurate view of the state of affairs, the assets and liabilities (Vermögenslage), the financial condition (Finanzlage), and the results of operation (Ertragslage) of the Company for the periods referenced therein. There are no liabilities, actual or contingent, except as disclosed in the Financial Statements or incurred in the ordinary course of the Business since the Balance Sheet Date in accordance with this Agreement. Full provision for all liabilities, actual or contingent, has been made in the Financial Statements. The Company has no material capital commitments.

5.7.3	The monthly management accounts of the Company for the business year 2013 as disclosed to the Purchasers prior to Signing are true and correct, consistent in all material respects with the books and records of the Company, have been prepared on a basis consistent with that adopted in the preparation of the Financial Statements, and present – in all material respects – a true and fair view of the state of affairs, the assets and liabilities (Vermögenslage), the financial condition (Finanzlage), and the results of operation (Ertragslage) of the Company for the periods referenced therein.

5.8	All accounting documents and all other records required to be kept under any applicable law and any other books, files and records of the Company are up to date and have been and are properly, accurately and completely kept. The retention periods required under any applicable law, including without limitation any commercial law and Tax law, in relation to the Company have been fully complied with

5.9	Since the Balance Sheet Date:

5.9.1	there has been no material adverse change in the Company's financial position, prospects, turnover or profits;

5.9.2	the Company's Business has been carried on in the normal course without any interruption or alteration in its nature, scope or manner, and so as to maintain the Business as a going concern;

5.9.3	the Company has not entered into any transaction, contract or arrangement, or assumed or incurred any material liabilities (including contingent liabilities) or made any payment otherwise than in the ordinary course of carrying on its Business except as set forth in Exhibit 5.9.3;

5.9.4	the Company has not entered into any unusual or onerous commitments or contracts;

5.9.5	the Company's business has not been materially and adversely affected by the loss of any important customer or source of supply, and to the best knowledge of the Seller there are no facts which are likely to give rise to any such effects;

5.9.6	no dividend or other distribution has been declared, made or paid to the Company's shareholders except as provided for in the Financial Statements 2012 and except in accordance with Clause 8.2.1;

5.9.7	no share or loan capital has been allotted or issued or transferred or agreed to be allotted, issued or transferred;

5.9.8	the Company has not borrowed any money, or entered into any loan, debt or similar arrangements;

5.9.9	the Company has not made or received any surrender relating to group relief or the benefit of advance corporation tax;

5.9.10	the Company has not made, or agreed to make, any capital expenditure exceeding EUR 1,000,000 (Euro one million) in aggregate, or incurred, or agreed to incur, any commitments involving capital expenditure exceeding EUR 1,000,000 (Euro one million) in aggregate; and

5.9.11	no resolution of the shareholders or any class thereof has been passed (other than any resolution constituting ordinary business passed at an annual general meeting, details of which have been provided in the Disclosed Documents).

5.10	The Company has no bank or deposit accounts, howsoever described, save as set out in Exhibit 5.10.

5.11	The audited consolidated balance sheet of the Financial Statements and the related audited consolidated statement of operations, other comprehensive (loss) income, stockholders’ capital deficiency and cash flows (and the notes thereto) were prepared in accordance with the books and records of the Company and with Austrian generally accepted accounting principles, consistently applied during the applicable period and present fairly in all material respects the consolidated financial position of the Company and the Subsidiary, the consolidated results of their operations and cash flows for the applicable period.

5.12	Taxes.

5.12.1	All Tax Returns of or with respect to any Taxes that are required to be filed by or with respect to the Company have been duly and timely filed in accordance with all applicable laws. All items required to be included in each such Tax Return have been so included and all information provided in each such Tax Return was and is true, correct and complete.

5.12.2	All Taxes that have become due with respect to the period covered by each such Tax Return whether or not reflected on the Tax Return have been timely paid in full by the Company. Further, the Company has accrued for, and made deductions and retentions in respect of, Tax as required under applicable Tax laws and, in particular, has timely discharged all liabilities in respect to Tax that have become due on or prior to Closing in accordance with all applicable laws.

5.12.3	The amount of the provisions for Tax included in the Financial Statements is adequate and fully in accordance with applicable accounting practice. Proper provision has (where applicable) been made for deferred Tax in accordance with generally accepted accounting principles.

5.12.4	As of the Signing Date, no claim, assessment, deficiency or adjustment has been asserted against the Company with respect to any Tax Return, and there are no Tax related investigations, audits (except for the Tax audit ongoing at Signing), actions, proceedings, investigations, claims or assessments pending, proposed or threatening against or with respect to the Company imposed or initiated by a Tax Authority. In case any such action has been imposed, initiated or threatened by a Tax Authority between Signing and Closing, as of the Closing Date, the Seller has duly notified the Purchasers of any such event without undue delay upon occurrence.

5.12.5	The Company has maintained all records, invoices and other documents required to be maintained for Tax purposes, including but not limited to comprehensive transfer pricing documentations which are in compliance with the Austrian Transfer Pricing Guidelines, and it has fulfilled all disclosure, notification and accounting obligations.

5.12.6	No Encumbrances have been imposed upon or asserted against the Company as a result of or in connection with the failure or alleged failure to pay any Tax.

5.12.7	The Company has not received any Tax ruling or entered into any written and legally binding agreement or is currently under negotiations to enter into any such agreement with any Tax authority which would affect the Tax situation of the Company in any period ending after the Closing Date. The Company is not subject to any Tax group or Tax planning scheme.

5.12.8	The Company has complied with all Tax obligations under applicable laws, in particular with intra-group transfer pricing rules. There has been and will be no transaction involving the Seller up to and including the Closing Date which qualifies as a constructive dividend for Tax purposes (verdeckte Gewinnausschüttung).

5.12.9	The Company has not been engaged in any scheme, arrangement or other practice whatsoever designed to reduce Taxes which could be disputed by any Tax Authority or could result in any additional Taxation being levied against the Company or could render the Company liable to pay any interest, penalty or fine relating to the Taxation.

5.12.10	The Company is resident for Tax purposes in Austria and has never been resident for Tax purposes in any other jurisdiction. Exhibit 5.12.10 contains a complete and accurate list of all jurisdictions where the Company is carrying on a trade, business or activity that creates a taxable presence of the Company in that jurisdiction. With the exception of those jurisdictions referred to in Exhibit 5.12.10 and Austria, the Company has never paid Tax on income, profit or gains to any other Tax authority in any other jurisdiction.

5.12.11	The sale and transfer of the Company's entire share in Orphanidis Pharma Research GmbH with corporate seat in Vienna and business address at Wilheminenstraße 91/II f, 1160 Vienna, Austria, registered in the companies’ register of the Vienna Commercial Court under registration number

FN 257583 z, to a Third Party will not result in any Tax liability of the Company or the Purchasers.

5.13	Title to and Sufficiency of Assets, Encumbrances.

5.13.1	The Company has good and marketable title to the assets reflected as being owned by it in the Financial Statements. Except as stated in the Financial Statements, all assets owned by the Company are free and clear of any Encumbrances.

5.13.2	The assets owned by the Company together with all Intellectual Property Rights owned or used by the Company and assets held by the Company under hire, purchase, leasing and rental agreements comprise all the assets necessary for the continuation of the Business as now carried on.

5.14	Intellectual Property Rights.

5.14.1	Exhibit 5.14.1 contains a complete and correct list of all Patents, Trademarks (including service marks and trade dress) and Domain Names owned and used by the Company. The Intellectual Property Rights owned or used by the Company are free from all Encumbrances and are valid and enforceable.

5.14.2	The Intellectual Property Rights owned or used by the Company have not been challenged by Third Parties and no such challenge is threatening and no circumstances exist or are threatening which may lead to a withdrawal or cancellation of any of the Intellectual Property Rights owned or used by the Company, or which may otherwise adversely affect the Intellectual Property Rights owned or used by the Company. Furthermore, the Intellectual Property Rights owned or used by the Company are to the Seller's best knowledge not subject to any pending proceedings for opposition, cancellation, revocation or rectification and no such proceedings have been threatened. No Intellectual Property Rights owned or used by the Company will expire, terminate or be terminated as a result of the transactions contemplated by this Agreement. All fees necessary to maintain the Intellectual Property Rights owned or used by the Company have been paid as and when due, all necessary renewal applications have been filed.

5.14.3	The Company has valid licenses to use all patents, trademarks, software and other Intellectual Property Rights which are (i) used by the Company in order to conduct its Business and (ii) which are not owned by the Company (the "Third Party IP Rights").

5.14.4	To the Seller's best knowledge, the utilization or sale of any and all of the assets and properties of the Company or the utilization of any Intellectual Property Right do not infringe any Intellectual Property Right of any Third Party and the Company has not received notice of any such infringement.

5.14.5	Neither the Seller nor any current or former employee, freelancer, consultant, adviser or (other) independent contractor of the Company, or any other party, has or, originating during the period before the Closing Date, will have any claim against the Company or Purchaser(s) in connection with the present use of the Intellectual Property Rights owned by the Company.

5.14.6	The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all Intellectual Property Rights owned or used by the Company, research, development and production processes and all trade secrets used in the operation of its Business. The Company has not disclosed any of the information or data contained in dossiers filed with any relevant regulatory authority in relation to the Marketing Authorisations to any Third Party, except to the competent authorities or bodies responsible for the regulation of dealings in medicinal products, nor has it allowed any Third Party to cross-refer to any data or information contained in the Marketing Authorisations.

5.14.7	The Company has (A) not collected any personally identifiable information from any Third Parties or, if it has, (B) has complied with all applicable laws and regulations relating to the collection, storage and onward transfer of all personally identifiable information collected by the Company or by Third Parties having authorized access to the Company’s or other records.

5.14.8	The computer equipment and the computer software programs used by the Company in the conduct of its Business are its unencumbered property or lawfully licensed, and are fit and sufficient for the purposes for which they are being used and provide sufficient processing and storage capacity.

5.15	Real Property and Premises.

5.15.1	The Company does not own any real property, buildings on Third Party land (Superädifikate) or building rights.

5.15.2	Exhibit 5.15.2 contains a complete and correct list of all the real estate leased by the Company. These lease agreements are in full force and effect. None of them have been terminated and/or can be terminated as a consequence or result of the consummation of the transaction contemplated by this Agreement.

5.16	Contractual.

5.16.1	There is no Third Party (or Third Party together with other Third Parties connected with it) on whom the Company is substantially dependent or the cessation of transactions with whom would substantially affect the Business of the Company.

5.16.2	The Company has not entered into and are not party to any consortium, cooperation, joint venture, partnership, framework or franchise agreement or similar.

5.16.3	The Company is not party to any agreement or arrangement which restricts its freedom to carry on Business in any part of the world in such manner as it thinks fit.

5.16.4	No distributor of the Company is or, under a contract, agreement or arrangement currently in force, will be entitled to compensation under the Austrian Commercial Agency Act (Handelsvertretergesetz).

5.16.5	The Company is not party or subject to or bound by any Material Contract:

5.16.5.1	not on an arm’s length basis in the ordinary and usual course of business;

5.16.5.2	containing covenants directly, explicitly or indirectly limiting in any respect the freedom of the Company or to compete in any line of business or with any Person or entity;

5.16.5.3	relating to pensions, profit sharing, retirement or stock option plans; or

5.16.5.4	relating to any royalty, dividend or similar arrangement based on the revenues or profits of the Company, except – with respect to royalties only – in the ordinary course of business.

5.16.6	Exhibit 5.16.6 sets forth a complete and correct list of all Material Contracts to which the Company is party. (A) Each Material Contract is in full force and effect at arm's length terms, is enforceable against the parties thereto in accordance with its terms and conditions and has not been terminated, (B) the Company is not in default under or in breach of any Material Contract which cannot be reasonably remedied or which entitles the other party/-ies to termination of that Material Contract, (C) no counter-party to any Material Contract has notified the Company or the Seller that it intends to terminate or materially or adversely change the (terms of) a Material Contract, and (D) no counter-party to a Material Contract will be entitled to terminate the respective Material Contract as a consequence of the signing of this Agreement or the consummation of the transaction contemplated hereby.

5.17	All transactions and agreements between (i) the Company and the Seller; and/or (ii) the Company and Third Parties during the three years prior to Closing have been concluded at arms' length. All payments and other consideration (A) made by the Company and (B) received by the Company have been determined and paid at arms' length.

5.18	There are no loans, leases or other agreements or transactions between the Company and any present or former shareholder, director, officer or employee of the Company, or any member of such officer's, director's, employee's or shareholder's immediate family, or any person or entity controlled by such officer, director, employee or shareholder or his or her immediate family.

5.19	No shareholder resolution on the distribution of profits or on the dissolution of re-serves (capital or profit reserves) has been passed within the last three years in relation to the Company other than as disclosed in the Disclosed Documents. Any undistributed profits carried forward from previous business years of the Company, including profits, if any, for the business year that ended on 31 December 2012 and attaching to the Shares (except for the dividend pursuant to Clause 8.2.1), shall be for the account of the Purchaser.

5.20	Competing Businesses.

Neither the Seller nor any of the (other) management board members of the Company has any material right or interest, direct or indirect, in any business which is competitive with any present or proposed Business of the Company.

5.21	Loans.

5.21.1	there are not outstanding any loans made by the Company to or for the Seller, director, former director or shadow director of the Company or any person, entity or trust connected with any of them;

5.21.2	there are not outstanding any debts owing to the Company by the Seller, director, former director or shadow director of the Company or any person connected with any of them; or

5.21.3	there are not outstanding any debts owing by the Company which arose outside the ordinary course of business.

5.22	Employment.

5.22.1	Exhibit 5.22.1 contains a correct and complete list of all employees with valid employment agreements with the Company at Signing and of all individuals supplying services under supply agreements with the Company at Signing, showing date of entry, seniority/position and remuneration.

5.22.2	The Company is in material compliance with all applicable laws pertaining to its employees, including, but not limited to, all laws relating to employment standards, human rights, pay equity, labour relations, occupational health and safety, privacy, workers' compensation, pensions, benefits, Taxes and contributions to MVK (Mitarbeitervorsorgekasse) as well as social security contributions.

5.22.3	All employees of the Company are employed on contracts without unusual or unduly onerous obligations for the employer under such terms and conditions of employment. No payment or benefit has been made or promised to be made to any employee of the Company in connection with an actual or proposed termination of his or her employment or a termination in the context, or as a consequence, of the transactions contemplated hereby other than pursuant to applicable mandatory law.

5.22.4	The contracts of the three management board members (including pension and severance pay arrangements, if any) of the Company as attached hereto as Exhibit 5.22.4 are the only agreements in force between the Company and the management board members as of Signing. These management agreements contain the entire agreements between the Company and the respective counterparty, are complete in all respects and no other or deviating or supplemental agreements, written or oral, exist or will be concluded through Closing between the Company and any management board member.

5.22.5	Other than any statutorily applicable collective bargaining agreements (Kollektivverträge), there is no collective labour agreement to or by which the Company is or was a party or otherwise bound (apart from internal guidelines and policies).

5.22.6	The Company has not concluded and is not party to any employment agreement or management board member agreement providing for a statutory or voluntary severance entitlement (Abfertigung oder Abfindung) in excess of (i) the mandatory statutory severance entitlements of the respective employee, or (ii) the mandatory severance entitlements pursuant to the collective bargaining agreement statutorily applicable to the respective employee.

5.22.7	As far as the Seller is aware, there are no labour disruptions pending or threatened against the Company.

5.22.8	All payments in relation to employment, whether standard remuneration, bonuses, premiums or payments of any other nature, including social security contributions and Taxes under any applicable law, due and payable by the Company have been made as and when due. Except as required under statutorily applicable collective bargaining agreements (Kollektivverträge) or in the ordinary course of the Company's Business, no increases of payments in relation to employment, whether standard remuneration, bonuses, premiums or compensation of any other nature have been made or agreed by the Company between the Balance Sheet Date and the Signing Date and no such increases have been or will be made, promised or committed to by or on behalf of the Company through Closing.

5.22.9	Without prejudice to Clause 5.7, the Company has created sufficient pro-visions in accordance with applicable law and Austrian generally accepted accounting principles for (A) any employee entitlements, including, without limitation, severance pay entitlements (Abfertigungsrückstellungen), unconsumed vacation and jubilee entitlements; (B) obligations of the Company under early retirement schemes (Vorruhestandsverträge) and/or early part-retirement schemes (Altersteilzeitverträge); and (C) all other employee-related costs, including, without limitation, bonuses.

5.22.10	True and accurate details of all bonus plans, bonus schemes and bonus principles in place at and/or applying to the Company are disclosed in Exhibit 5.22.10. There are no other bonus plans, bonus schemes, bonus principles or stock options or share incentive schemes in place, applying to or having applied to the Company.

5.22.11	There is no works council (Betriebsrat) or other employee representatives at the Company.

5.22.12	No freelancer (freier Mitarbeiter) or consultant (Berater) of the Company could, under any applicable law, claim to be, or may be considered by any competent authority to be an employee of the Company.

5.22.13	All employees newly employed with the Company since 2006 and currently employed with the Company have executed employment agreements that oblige such current and/or former employees to protect the Company's confidential information. As to Intellectual Property Rights, such employees have executed agreements assigning such rights to the Company.

5.23	Pensions, Sickness, Work Safety.

5.23.1	The Company has no pension or sickness fund and to the Seller's best knowledge, has complied with all applicable rules and regulations relating to work safety and occupational health in all material respects. During the course of their employment, to the Seller's best knowledge the employees of the Company have not been and are not exposed to anything which may have contributed or may contribute to the occurrence of a disability or latent occupational diseases.

5.23.2	The Company has not incurred and will not incur any costs or liability in respect of any pension liability arising out of employment or relating to any events before the Closing Date, except as (fully) accrued in the Financial Statements 2012.

5.24	Litigation; Defects of Products.

5.24.1	The Company is not involved, whether as defendant, claimant or otherwise, in any litigation, arbitration, mediation or other dispute resolution mechanism or as a party in any administrative proceedings and to the

Seller's best knowledge, no such proceedings are threatening by or against the Company. The Company has fully complied with and has performed all of its material obligations under any judgements, settlements, decrees, decision of or agreements with any authority, court or arbitration panel. No governmental, administrative, regulatory or other official investigation or inquiry concerning the Company is in progress or pending and there are no circumstances that may lead to any such investigation or inquiry, excluding Tax audits.

5.24.2	The Company has not manufactured, imported, sold or supplied products which are or were, or will become, in any material respect faulty or defective or a danger to a purchaser, a consumer, the public or any section of the public at large, or which, as far as the Seller is aware, do not comply in any material respect with any warranties or representations expressly or impliedly made (whether pursuant to statute or otherwise) by the Company, or with all applicable laws, regulations, standards and requirements. There are no outstanding claims against the Company in respect of

5.24.2.1	defects in any of the Products or any part of the packaging or labelling of any of the Products;

5.24.2.2	delays in delivery of any Products to customers of the Company; or

5.24.2.3	deficiencies in the safety or efficacy of any Products or otherwise relating to liability for goods or services supplied or to be supplied by the Company,

and to the Seller's best knowledge no such claims are likely or threatened.

5.25	Programs.

5.25.1	The Company holds all material regulatory and administrative permits, approvals, consents, Licenses, authorisations and similar instruments legally required to conduct the Programs.

5.25.2	The clinical trials conducted by, or on behalf of, the Company in relation to the Programs were and, if still pending, are being conducted in accordance with all applicable regulatory requirements and no breaches of any applicable regulatory requirements have occurred and there are no unresolved safety issues with respect to these Programs, except as disclosed in Exhibit 5.25.2.

5.25.3	The clinical trials undertaken and being undertaken in connection with the Programs have resulted in no fatalities or serious illnesses to any individuals participating in such clinical trials, except as disclosed in Exhibit 5.25.2.

5.25.4	The Seller has provided the Purchasers with full details of the Programs, including all studies, tests and trials relating to the Programs, and has no knowledge of any adverse studies, tests or trials relating to any of the Programs, except for customary amendment of protocols implemented from time to time.

5.25.5	The Company has not received any notice or correspondence from any governmental agency requiring the termination or suspension of any clinical trials conducted by, or on behalf of, the Company, or after the commencement of any clinical trial, any modification of such clinical trial conducted by, or on behalf of, the Company.

5.25.6	To the Seller's best knowledge, there are no outstanding or threatened claims against the Company in respect of any matters arising in connection with the Programs, including without limitation from the clinical trials.

5.25.7	No third party has terminated or threatened to terminate any contract, licence or other arrangement relating to a Program and entered into with the Company, or the Subsidiary.

5.26	The Company has adequate insurance coverage, customary for the scope of its Business, including where such coverage is required in order to comply with any legislative, regulatory, contractual or other obligations.

5.27	Legal Compliance and Regulatory.

5.27.1	To the Seller's best knowledge, the Company and the Subsidiary have carried on the Business in all material respects in compliance with applicable laws, regulations, Licenses and by-laws in Austria and all other countries, and to the Seller's best knowledge there is no investigation or enquiry by, or order, decree or judgment of, any court, governmental agency or regulatory body outstanding against the Company or the Subsidiary. To the Seller's best knowledge, the Company has in all material respects complied with all conditions, orders and requirements imposed by any authority.

5.27.2	The Company and the Subsidiary hold all material regulatory and administrative permits, approvals, consents, licenses and similar instruments (including without limitation all Marketing Authorisations (and applications) ("Licenses") legally required to (be qualified to) conduct their Business as presently conducted, for the ownership of its assets, Intellectual Property Rights and properties and the commercialisation of the Products. All Licenses are in full force and effect, subject to their terms. The Seller is not aware that any of the Licenses might be amended, challenged, revoked or not renewed or that further conditions as to the Business of the Company as currently conducted might be imposed.

5.27.3	Exhibit 5.27.3 contains a correct and complete list of all Marketing Authorisations material to the Business as currently conducted.

5.27.4	The Company has timely filed all material reports, registrations, statements and certifications that it was required to file with any competent governmental authority and with respect to which a failure by the Company to timely file would have a material impact on the Business.

5.27.5	The Company is not subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement or understanding with, any governmental authority that currently restricts or affects in any material respect the conduct of its Business (or that, as a result of completion of this Agreement, would restrict in any material respect the conduct of the business of the Purchasers' group).

5.27.6	To the Seller's best knowledge, there are no and there have been no actions or omissions of the Seller or the Company that may lead to any material liabilities, penalties, fines, damages or any other loss of the Company under any laws that would not have incurred if the business activities of the Company had been lawfully conducted.

5.27.7	The Company has not manufactured or procured the manufacture of, sold or supplied in the course of the Business any Product which is or was or, to the Seller's best knowledge, will become defective or dangerous.

5.27.8	There have been:

5.27.8.1	no decisions by any governmental or regulatory authority indicating that any of the Products is in any way defective, unsafe for normal use, or fails to meet applicable standards required by such governmental or regulatory authorities;

5.27.8.2	no material outstanding unresolved safety issues with respect to the Products; and

5.27.8.3	no recalls initiated by the Company or ordered by any governmental or regulatory body with respect to the Products within 4 (four) years prior to the Closing Date except with respect to Busulvex;

and, to the Seller's best knowledge, no such circumstances are likely or threatened.

5.27.9	Each of the management board members of the Company who are required to be registered, licensed or qualified with any governmental authority are, in each case to the extent required, duly registered, licensed and qualified for that purpose, and such registrations, licenses and qualifications are in full force and effect. None of the management board members of the Company has been subject to any order or decree or judgment disqualifying him from holding the office of director or any other position within the Company.

5.27.10	None of the management board members of the Company has been convicted of any criminal offence or been subject to any criminal proceedings.

5.27.11	To the Seller's best knowledge, no payment prohibited by law has been made, directly or indirectly, by or on behalf of the Company to any business relations such as customers or suppliers, any public official or any domestic or foreign government, a political party or its officers, or any candidate for public office and has in all material respects complied with all applicable laws and regulations, including, without limitation, those implementing international conventions, relating to improper payments and has in every instance acted consistently with principles of good conduct and business ethics.

5.28	The Seller has not given any guarantees, suretyships or any other form of comfort or support in favour of the Company or any of the Company's obligations. The Company is not a party to and has not entered into any contracts between business enterprises as defined in § 238 AktG, nor granted or issued any comfort letters, suretyships, guarantees or any other liabilities or rights (including, without limitation, rights in rem) in favour of other Person's and/or entities' obligations, including, without limitation, obligations of the Seller.

5.29	The Company has not received, applied for or used any public grants (Zuschüsse), allowances (Zulagen), aids, public support or other subsidies (Subventionen) in whatever form, other than those disclosed to the Purchasers in writing prior to Signing such as for Moli in 2008 and the fact that the Company has received research premium (Forschungsprämie).

5.30	No broker, agent, adviser or other person acting on behalf of the Seller is or will be entitled to any commission or fee from Purchaser or the Company in connection with any of the transactions contemplated by this Agreement

5.31	The Company has not given a power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any Person to enter into any contract or commitment or do anything on its behalf, other than any authority to employees to enter into routine trading contracts in the normal course of their duties.

5.32	The Company has not sold or otherwise disposed of any shares or assets in circumstances such that it is or may be still subject to any liability (whether contingent or otherwise) under any representation, warranty or indemnity given or agreed to be given on or in connection with such sale or disposal.

5.33	Subsidiary and Representative Offices.

5.33.1	The Company is the direct sole and unrestricted legal and beneficial owner of the Subsidiary Shares and the Subsidiary Shares are fully paid up, free and clear of all Encumbrances. The nominal share capital of the Subsidiary has not been decreased or redeemed; there has not been any unlawful repayment of share capital (Einlagenrückgewähr).

5.33.2	The Subsidiary is a private company limited by shares, duly incorporated and organized and validly existing under the laws of England and Wales.

5.33.3	The Subsidiary is not over-indebted, insolvent, subject to a reorganization or comparable procedure, nor is such insolvency, over-indebtedness or procedure threatening to the Subsidiary.

5.33.4	The Subsidiary does not hold any shares or any other participations or interest in any other company, partnership, business organization or other entity. The Subsidiary does not control the management of any other company, partnership, entity or business organization, nor does it participate in such a control.

5.33.5	There are no outstanding liabilities between the Seller and any Subsidiary.

5.33.6	Attached hereto as Exhibit 5.33.6 is a correct and complete list of all representative offices and area managers of the Company.

5.34	All Disclosed Documents are listed in Exhibit 5.34; in addition, Exhibit 5.34 contains printouts of screenshots listing the Disclosed Documents contained on the USB sticks delivered to the Purchasers. All information disclosed to Purchasers and/or their advisers in the course of their due diligence or otherwise, including in the Exhibits to this Clause 5 and the Disclosed Documents and all responses provided to questions of the Purchasers and/or their advisers, including, without limitation, information disclosed with respect to assets, liabilities, rights and obligations of the Company as well as the circumstances referring to the representations and warranties is in all material respects correct, complete and not misleading. No circumstances are known to the Seller that were not disclosed to the Purchasers and/or their advisors in writing prior to Signing and that could make the information disclosed incorrect, incomplete or misleading in a material respect.

6	Representations and Warranties of the Purchasers

6.1	Each Purchaser, unless otherwise expressly stated in this Clause 6, individually (and not on a joint and several basis) represents and warrants that the representations and warranties as set out in this Clause 6 are correct, complete and not misleading, unless otherwise expressly stated in this Clause 6, as of Signing and Closing.

6.2	Each Purchaser has full power and authority to purchase the Shares and to execute and deliver this Agreement and consummate the transactions contemplated thereby including all necessary corporate approvals (except for the shareholder approval pursuant to Clause 9.1.2). Each Purchaser has been duly incorporated and organized and validly exists under the laws of its respective jurisdiction of incorporation. Each Purchaser has the power and the necessary licenses and approvals to carry on its business as currently being conducted.

6.3	Subject to Clause 9.1.2, (A) this Agreement has been duly executed by each Purchaser and constitutes a legal, valid and binding obligation of each Purchaser enforceable against each Purchaser in accordance with its terms; and (B) all Third Party consents and approvals, including without limitation, consents and approvals under applicable corporate law for the transfer of the Shares on the terms and conditions set out in this Agreement have been obtained.

6.4	Purchaser 2 represents and warrants that at Closing:

6.4.1	The Consideration Shares will be duly issued in accordance with Irish law and credited as fully paid. Each of the Consideration Shares will constitute one ordinary share of Purchaser 2, each having a nominal value of EUR 0.05, carrying one vote per share. The Consideration Shares will be admitted to trading on the Main Securities Market of the Irish Stock Exchange in Dublin on the Closing Date.

6.4.2	The Consideration Shares are not subject to any rights of any person and are freely transferable under the articles of association of Purchaser 2, the laws of the Republic of Ireland and, to the best knowledge of Purchaser 2, other applicable laws. The Consideration Shares will have ISIN IE0003072950 and will be fungible with the shares of Purchaser 2 currently traded on the New York Stock Exchange and the Main Securities Market of the Irish Stock Exchange in Dublin. No authorizations, approvals, consents or licenses from any governmental authority or regulatory body or agency, including, without limitation, any bank regulatory authority, body or agency, are required to be obtained by Purchaser 2 to effect dividend payments declared and payable on, or in respect of, the Consideration Shares. The Consideration Shares shall carry the right to receive dividends declared, made or paid after the Closing Date (save that they shall not rank for any dividend or other distribution of the Purchaser 2 declared made, or paid by reference to a record date before the Closing Date).

6.5	Claims for breach of any of the Purchasers' representations and warranties relating to Clause 6.2 through Clause 6.4 inclusive shall expire within 15 (fifteen) years from the Closing Date.

6.6	Notice of Breach.

6.6.1	If the Seller become aware of any matter or circumstance that may give rise to a Claim against the Purchasers under this Agreement, the Seller shall as soon as reasonably practicable but in any event within 3 (three) months of becoming so aware give notice in writing to the Purchaser, setting out such information readily available to the Seller as is reasonably necessary to enable the Purchasers to assess the merits of the Claim and to act to preserve evidence.

6.6.2	Failure to give notice within the period specified in Clause 6.6.1 shall not prejudice the Seller except to the extent that the Purchasers' liability is thereby increased, in which case the Purchasers shall not be liable for the amount of that increase.

6.7	Third Party Claims.

6.7.1	If a Claim notified pursuant to Clause 6.6.1 is a result of or in connection with a Third Party Claim, then:

6.7.1.1	subject to Clause 6.7.2 and subject to the Purchasers indemnifying the Seller against any and all Loss, the Seller shall take such action as the Purchasers may reasonably request, to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim;

6.7.1.2	the Seller may admit, compromise, dispose of or settle such claim if the Purchasers unreasonably delay making a request pursuant to Clause 6.7.1.1, provided that the Seller has notified the Purchasers of its intention to deal with such claim;

6.7.1.3	if the Purchasers make a request pursuant to Clause 6.7.1.1, subject to Clause 6.7.2, the Seller shall take all reasonable steps to ensure that the Purchasers are provided on reasonable notice with all material correspondence and documentation relating to the claim as the Purchasers may reasonably request, subject to the Purchasers agreeing in such form as the Seller may reasonably require to keep all such correspondence and information confidential and to use it only for the purpose of dealing with the relevant claim.

6.7.2	The Seller shall not be required to take any action or provide any information to the Purchasers which the Seller, in its absolute discretion, reasonably considers may be unduly onerous or materially prejudicial to it.

6.8	The Seller shall not be entitled to claim that any fact, matter or circumstance causes any of the Purchasers' representations or warranties pursuant to Clause 6.1 through Clause 6.4 inclusive to be breached or renders any of these representations or warranties misleading if it has been expressly and specifically disclosed in this Agreement or an Exhibit to Clause 6 of this Agreement and only matters so disclosed in this Agreement or an Exhibit to this Agreement shall qualify the Purchasers' representations and warranties pursuant to Clause 6.1 through Clause 6.4 inclusive, notwithstanding any investigations the Seller or its advisors have conducted in the course of due diligence, the contract negotiations and notwithstanding any information the Seller or its advisors have received or obtained otherwise.

7	Recovery by the Purchasers

7.1	Breach of the Seller's representation and warranties.

7.1.1	If and to the extent that (i) any representation or warranty made by the Seller under this Agreement is incorrect, incomplete or misleading or (ii) the Seller violates, contravenes or breaches any covenant, agreement or obligation of the Seller under or pursuant to this Agreement, the Seller shall put the Purchaser(s), the Company or the Subsidiary, as the case may be, into the position they would have been in the absence of such breach (restitution in kind; Naturalrestitution). If the Seller is unable to achieve this position within 3 (three) months after having been notified by a Purchaser of the breach (Clause 7.4), the Purchasers shall be entitled to (i) claim payment of the amount of the Loss on a Euro for Euro basis pursuant to Clause 7.1.2 or (ii) in the case of a breach of representation or warranty (re-)establish the represented and/or warranted status at the cost and expense of the Seller.

7.1.2	If and to the extent the Purchasers claim payment of the amount of the Loss, any payment to be received by the Purchaser(s) hereunder shall be treated as a reduction of the Purchase Price and shall be settled primarily by way of deduction from and/or set-off against any unpaid part of the Purchase Price, in particular from or against the Contingent Purchase Price, if any. The Purchasers shall be entitled to set-off pursuant to this Clause 7.1.2 once a Claim has been (i) determined by an arbitral award rendered by an arbitral tribunal in accordance with Clause 14.2, such award to be final and enforceable, or (ii) settled by written agreement between the Parties. To the extent any Loss cannot be satisfied by set-off from or against the Contingent Purchase Price, if any, the Seller shall promptly reimburse the Purchasers in cash. If and to the extent a payment of an amount of a Loss is not treated as a reduction of the Purchase Price, the Seller shall indemnify the Purchasers from any adverse income Tax (Ertragssteuern) consequences arising out of our in connection with such reimbursement and/or VAT payable thereon, if any.

7.1.3	If and to the extent a defect (Mangel) is the result of an obligation or liability of the Company, which non-existence has been represented or warranted, Purchasers' claim pursuant to this Clause 7 shall be equal to an amount which (a) Purchaser(s), the Company or the Subsidiary have to pay in order to fully settle, discharge and satisfy this obligation or liability.

7.1.4	The Parties agree and acknowledge that the Purchasers shall not be precluded from raising damage claims and/or pursuing any other legal remedies available under applicable laws, including without limitation, claims based on error (Irrtum), fraudulent misrepresentations, deceit or force (within the meaning of § 870 ABGB) out of or in connection with this Agreement; damages and any other claims shall be determined and calculated pursuant to applicable laws. The right to void (anfechten) or rescind (aufheben) this Agreement pursuant to § 934 ABGB (Verkürzung über die Hälfte) and the Purchasers' right to rescission (Wandlung) shall be excluded.

7.1.5	The Purchasers shall not be entitled to recover from the Seller under this Agreement more than once in respect of the same Loss suffered.

7.2	Financial Limitations.

7.2.1	In relation to claims for a breach of any of the Seller's representations and warranties, the Purchasers shall only be entitled to a Claim:

7.2.1.1	if the individual Claim exceeds an amount of EUR 200,000 (Euro two hundred thousand) (the "De Minimis Amount"); and

7.2.1.2	once the aggregate amount of all Loss(es) which in the individual case exceed the De Minimis Amount exceeds EUR 2,000,000 (Euro two million) (the "Threshold"). If the Threshold is exceeded, the Purchasers shall be entitled to claim the full amount and not only the excess above the Threshold.

The De Minimis Amount and the Threshold shall not apply with respect to Claims of the Purchasers relating to the representations and warranties set forth in Clauses 5.2, 5.3 and/or Clause 5.12 (Taxes).

7.2.2	The aggregate liability of the Seller for Claims relating to a breach of the Seller's representations and warranties shall not exceed 40% (forty percent) of the Base Purchase Price, except for Claims relating to Clauses 5.2 and/or 5.3, where the Seller's maximum liability shall not exceed an amount equal to 100% (one hundred percent) of the Base Purchase Price. The aggregate liability of the Seller for Claims relating to a breach of the Seller's representations and warranties shall in no event exceed an amount equal to 100% (one hundred percent) of the Base Purchase Price.

7.3	Time Limitations.

7.3.1	The statute of limitations for all Claims for breach of any of Seller's representations and warranties, except for the Seller's representations and warranties relating to (i) Organisation, Power and Authority and Shares and Share Capital (Clauses 5.2 and 5.3), (ii) Clause 5.12 (Taxes), (iii) Intellectual Property Rights (Clause 5.14) and (iv) claims based on error (Irrtum), fraudulent misrepresentation, deceit or force within the meaning of § 870 ABGB shall expire within 12 (twelve) months from the Closing Date.

7.3.2	The statute of limitations for all Claims for breach of any of Seller's representations and warranties relating to Clause 5.12 (Taxes) shall not expire before 6 (six) months after all Taxes have been finally charged and assessed for periods until the Closing Date inclusive and, if a Tax audit has been conducted for the period up to the Closing Date inclusive, not before 6 (six) months after the legally binding completion (Rechtskraft) of the Tax audit. For the purposes of this Clause 7.3.2, a legally binding completion (Rechtskraft) of a Tax audit will only be given when all proceedings pending at the Constitutional Court (Verfassungsgerichtshof) and/or the Administrative Court (Verwaltungsgerichtshof) have also been completed.

7.3.3	Claims for breach of any of Seller's representations and warranties relating to Intellectual Property Rights (Clause 5.14) shall expire within 36 (thirty six) months from the Closing Date.

7.3.4	Claims for breach of any of Seller's representations and warranties relating to Organisation, Power and Authority and Shares and Share Capital (Clauses 5.2 and 5.3) shall expire within 15 (fifteen) years from the Closing Date.

7.3.5	The statute of limitations for Purchasers' claims based on error (Irrtum), fraudulent misrepresentation, deceit or force within the meaning of § 870 ABGB, shall expire within 7 (seven) years from the Closing Date.

7.4	Notice of Breach.

7.4.1	If the Purchasers become aware of any matter or circumstance that may give rise to a Claim against the Seller under this Agreement, the Purchasers shall as soon as reasonably practicable but in any event within 3 (three) months of becoming so aware give notice in writing to the Seller, setting out such information readily available to the Purchasers as is reasonably necessary to enable the Seller to assess the merits of the claim and to act to preserve evidence. A notice given by only one Purchaser in connection with this Agreement shall be deemed given on behalf of both Purchasers, unless indicated otherwise in such notice.

7.4.2	Failure to give notice within the period specified in Clause 7.4.1 shall not prejudice the Purchasers except to the extent that the Seller's liability is thereby increased, in which case the Seller shall not be liable for the amount of that increase.

7.5	Third Party Claims.

7.5.1	If a claim notified pursuant to Clause 7.4.1 is a result of or in connection with a claim (including, without limitation, any claim for breach of any of the Seller's representations and warranties relating to Taxes within the meaning of Clause 5.12) by or liability to a third party, including, without limitation, any (Tax) Authority, in respect of which indemnification may be sought pursuant to this Agreement (a "Third Party Claim"), then:

7.5.1.1	subject to Clause 7.5.2 and subject to the Seller indemnifying the Purchasers against any and all Loss, the Purchasers shall, or Purchasers shall procure that the Company, or the Subsidiary, shall, take such action as the Seller may reasonably request, to avoid, dispute, deny, defend, resist, appeal, compromise or contest such Third Party Claim;

7.5.1.2	the Purchasers may admit, compromise, dispose of or settle such Third Party Claim if the Seller unreasonably delays making a request pursuant to Clause 7.5.1.1, provided that the Purchasers have notified the Seller of their intention to deal with such Third Party Claim;

7.5.1.3	if the Seller makes a request pursuant to Clause 7.5.1.1, subject to Clause 7.5.2, the Purchasers shall, and the Purchasers shall procure that the Company, or the Subsidiary, shall, take all reasonable steps to ensure that the Seller is provided on reasonable notice with all material correspondence and documentation relating to the Third Party Claim as the Seller may reasonably request, subject to the Seller agreeing in such form as the Purchasers may reasonably require to keep all such correspondence and information confidential and to use it only for the purpose of dealing with the relevant Third Party Claim.

7.5.2	The Purchasers shall not be required to take any action or provide any information to a Seller which a Purchaser, in its absolute discretion, reasonably considers may be unduly onerous or materially prejudicial to it, the Company or the Subsidiary or to its, the Company's, the Subsidiary's or Purchaser 2's group's businesses.

7.6	The Purchasers shall not be entitled to claim that any fact, matter or circumstance causes any of the Seller's representations or warranties pursuant to Clause 5 to be breached or renders any of these representations or warranties misleading if it has been fairly and accurately disclosed in the Disclosed Documents, this Agreement or an Exhibit to Clause 5 of this Agreement in such manner to enable the Purchaser to identify the scope and nature of such liability and to make a reasonable assessment of the impact of such liability and only matters so disclosed in the Disclosed Documents, this Agreement or an Exhibit to Clause 5 of this Agreement shall qualify the Seller's representations and warranties pursuant to Clause 5, notwithstanding any investigations the Purchasers or their advisors have conducted in the course of a due diligence, the contract negotiations and notwithstanding any information the Purchasers or their advisors have received or obtained otherwise.

7.7	The restrictions and limitations of the Seller's liability pursuant to Clause 7.6 shall not apply to Third Party Claims made as a result of a breach of any of the representations and warranties relating to Clause 5.12 (Taxes).

7.8	The Seller shall not be liable for a Claim if and to the extent:

7.8.1	specific provisions (Rückstellungen) were made for the matter or circumstance(s) in the Audited Financial Statements 2012;

7.8.2	the matter has been approved in writing in advance by the Purchasers during the Interim Period pursuant to Clause 8.1;

7.8.3	such Claim arises or is increased (but in the latter case only to the extent of the amount of the increase) (i) as a result of any change after the Closing Date in any legislation or Tax rate which (was) is not in force before and/or at the Closing Date; or

7.8.4	there is an immediate (i.e. within the same financial year) relief from Tax for the Purchasers, the Company or the Subsidiary, as the case may be.

8	Conduct of Business during the Interim Period. Covenants of the Seller

8.1	The Seller hereby covenants that during the Interim Period he shall, except in the ordinary course of the Business as currently conducted or with the prior written consent of the Purchasers, such consent not to be unreasonably or arbitrarily withheld or delayed:

8.1.1	cause the Company and Subsidiary not to terminate, amend, enter into or agree to enter into any material contract, or assume or incur any liabilities or make any payment or waive or release any rights of value, or modify any agreement or enter into or agree to enter into any other agreement or commitment which is not capable of being terminated prior to 31 December 2013 and which provides for annual obligations of the Company and Subsidiary in excess of EUR 2,000,000 (Euro two million);

8.1.2	promptly notify the Purchasers in writing of the existence or occurrence of (i) any fact, event or condition which comes to his attention, which may materially alter the accuracy or completeness of any representation or warranty contained in this Agreement, or result in any such representation or warranty being incorrect or misleading; or (ii) any breach of any covenant, agreement or obligation of the Seller hereunder or of the occurrence of any event that may make the satisfaction of the Conditions Precedent impossible, impractical or unrealistic;

8.1.3	cause the Company and Subsidiary to maintain in full force and effect, at the Company's and Subsidiary's cost, their existing insurance coverage;

8.1.4	cause the Company and Subsidiary not to sell, lease or alienate any of their assets except in the ordinary course of business, nor cause any Encumbrance to exist in respect thereof;

8.1.5	cause the Company and Subsidiary not to make any material change in the level of borrowing (except for the utilization of existing credit lines in line with past practice) and not to enter into any new loan, guarantee, surety or any other financing facilities;

8.1.6	cause the Company and Subsidiary not to enter into any factoring of accounts receivables;

8.1.7	from the Signing Date, except with the prior written consent of the Purchasers, cause the Company and Subsidiary not to modify the terms of employment, including salary, wages and fringe benefits, of any of their employees, not to hire any employee(s) nor terminate the services of any employees, unless in the ordinary course of business;

8.1.8	use all available reasonable means (alle zumutbar zur Verfügung stehenden Möglichkeiten ausschöpfen) to obtain each consent or agreement of each person necessary for the fulfilment of its obligations under this Agreement and the consummation of the transactions contemplated thereby;

8.1.9	cause the Company and Subsidiary to pay or withhold, as the case may be, in a timely manner all Taxes required to be paid by them after the Signing Date and on or before the Closing Date and duly and timely prepare and file, in a manner consistent with past practice and applicable laws, all Tax Returns required to be filed after the Signing Date and on or before the Closing Date;

8.1.10	not enter into discussions or negotiations with any person relating to the sale of any shares in the Company or Subsidiary or any of the Company's or Subsidiary's assets (as to assets other than in the ordinary course of business) or the issuance of any shares, or other securities of any nature, kind or description, of the Company or Subsidiary, nor enter into any discussions or negotiations with any person relating to a merger, spin-off, contribution, sale or other disposition of substantially the whole of the

Company or the Subsidiary or the acquisition of or the obtaining of control over any other company or entity;

8.1.11	not take any actions which would alter the nature or form of the Shares as shares issued to bearer (Inhaberaktien); and

8.1.12	cause the Company and Subsidiary to maintain adequate levels of working capital in accordance with past practice.

8.2	In addition, the Seller hereby covenants that during the Interim Period there has not been and will not be, without limitation:

8.2.1	any declaration or authorisation or payment, open or hidden, of any annual or interim dividend or other distribution (whether in cash, stock, or in kind) to the Seller, including but not limited to loans, considerations other than at arm's length terms and in the normal course of business, nor any reduction of the Company's Registered Share Capital, except as set forth in and subject to the terms and conditions of Exhibit 8.2.1; or

8.2.2	any appointment of the auditor (Abschlussprüfer) of the Company for any calendar year following the calendar year having ended on 31 December 2012, without the prior written consent of the Purchasers.

8.3	During the Interim Period, the Seller shall (to the extent permitted by applicable law) cause the Company to:

8.3.1	grant the Purchasers free and unrestricted access, upon reasonable notice and during customary business hours to the books and records of the Company, provided that the Purchasers do not unreasonably interfere with the operation of the Company's business;

8.3.2	furnish the Purchasers with such financial, operating and other data and information in respect of the Company as the Purchasers shall from time to time reasonably request, and

8.3.3	furnish the Purchasers with copies of all such contracts, books and records, documents, data and information as the Purchasers shall from time to time reasonably request.

8.4	Restrictive Covenants.

8.4.1	The Seller undertakes, except in continuation of his work for or service to the Company, not to directly or indirectly until the expiry of (A) 3 (three) years from the Closing Date; and (B) 1 (one) year from the Seller ceasing to work for, or provide services to, the Company:

8.4.1.1	be involved, as employee or as manager in any activity relating to the Business as currently operated by the Company or the Subsidiary;

8.4.1.2	solicit or accept any business relating to the Company's or the Subsidiary's Business from any of the Company's or the Subsidiary's present or prospective customers or induce any of its present or prospective customers or other business partners to terminate their business relationship with the Company or the Subsidiary;

8.4.1.3	in any way discredit in public, through the media or otherwise, the Company or the Subsidiary or any of the Company's or the Subsidiary’s staff or present or prospective customers or any of its business dealings in a way that could be expected to have a negative impact on the business of the Company;

8.4.1.4	solicit, endeavour to entice away from the Company or the Subsidiary or otherwise try to induce to leave the Company or the Subsidiary any person who is as at the date hereof employed or, to the knowledge of the Seller scheduled to be employed by the Company or the Subsidiary or is a member of a corporate body of or a regular advisor to the Company or the Subsidiary.

8.4.2	The Purchasers shall be entitled to set off Claims pursuant to this Clause 8.4 against the Contingent Purchase Price, if any. The Purchasers shall be entitled to set-off pursuant to this Clause 8.4.2 once a Claim has been (i) determined by an arbitral award rendered by an arbitral tribunal in accordance with Clause 14.2, such award to be final and enforceable, or (ii) settled by written agreement between the Parties.

9	Conditions Precedent

9.1	The obligations of the Seller and the Purchasers to consummate the sale and transfer of the Shares as contemplated by this Agreement are subject to the satisfaction of all of the following conditions precedent (aufschiebende Bedingungen; collectively the "Conditions Precedent") having been fulfilled on or before the Closing Date in accordance with this Agreement:

9.1.1	Absence of a Material Adverse Effect, respectively of events or circumstances that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

9.1.2	the passing of an ordinary resolution approving the transactions contemplated by this Agreement by Purchaser 2's shareholders at a general meeting of Purchaser 2;

9.1.3	delivery to the Purchasers of the original of a written confirmation duly executed by the Seller that the representations and warranties as set out in Clause 5 are correct, complete and not misleading, unless otherwise expressly stated in Clause 5, as of Closing;

9.1.4	receipt by the Purchasers of written evidence that the following Third Parties have irrevocably and unconditionally consented to the consummation of the transactions contemplated by this Agreement or confirmed that no consent is required: United Therapeutics (Remodulin® (Treprostonil)), Ferrer Internacional S.A. (Adasuve®) and PharmaEssentia Corporation (Peg-IFN-a 2b);

9.1.5	delivery by the Seller and the Company to the Purchasers of the Audited Financial Statements 2012; and

9.1.6	preparation of financial statements of the Company as at 31 December 2012 prepared in accordance with US GAAP, to the reasonable satisfaction of the Purchasers.

9.2	The Purchasers shall be responsible for the satisfaction of the Conditions Precedent pursuant to Clause 9.1.2, the Seller shall be responsible for the satisfaction of the Conditions Precedent pursuant to Clauses 9.1.1, 9.1.3, 9.1.4 and 9.1.5 and the Parties shall jointly be responsible to the satisfaction of the Conditions Precedent pursuant to Clause 9.1.6. Following Signing, (i) Purchaser 2 will appoint PwC PricewaterhouseCoopers (or such other accounting firm as reasonably selected by Purchaser 2) to assist (at Purchaser 2's cost and expense) the Company in the reconciliation of the Financial Statements 2012 with US GAAP; and (ii) KPMG (or such other accounting firm as reasonably selected by Purchaser 2) shall be appointed by the Company to audit (at Purchaser 2's cost and expense) these financial statements of the Company as at 31 December 2012 prepared in accordance with US GAAP. The Seller does not make or give a representation or warranty as to the compliance of these financial statements of the Company with US GAAP. Each of the Parties agrees to act in good faith and to use its respective best efforts to procure that each of the Conditions Precedent is fulfilled as soon as reasonably possible, but at the latest on 1 August 2013 (the "Long-Stop Date").

9.3	If Closing does not occur until the Long-Stop Date due to a failure by the Purchasers to obtain the approval of Purchaser 2's shareholders pursuant to Clause 9.1.2 (the "Break-up Event"), Purchaser 2 shall be liable to pay to the Seller the Break-Up Fee as lump sum reimbursement for the Seller's costs and expenses in connection with the transactions contemplated by this Agreement (including but not limited to fees and costs for legal, financial and tax advice). Purchaser 2 shall notify the Seller of the occurrence of a Break-up Event, if any, within 30 (thirty)

Business Days from the date of its general meeting of shareholders. The Break-up Fee, if any, shall be due and payable within 30 (thirty) days from the date of such notice. Except for the Seller's right to terminate the agreement pursuant to Clause 10.3, any further or other Claims of the Seller, including without limitation for damages (including indirect or consequential damages and lost profit) or losses as well as claims based on culpa in contrahendo shall be excluded in a Break-up Event.

9.4	The Parties shall keep each other informed on the progress and status of the fulfilment of the Conditions Precedent and, for such purpose, each Party shall immediately notify the other Party/-ies in writing with respect to the satisfaction of a Condition Precedent for which it is responsible hereunder and shall present to the other Party/-ies documents evidencing, to the reasonable satisfaction of the other Party/-ies, the fulfilment of the respective Condition Precedent.

9.5	No Party shall take any action between Signing and Closing that is contrary to, or inconsistent with, the provisions of this Agreement or the consummation of the transactions contemplated hereby or any other actions referred to herein. In particular, no Party shall take any action impeding the fulfilment of the Conditions Precedent.

9.6	The Purchasers shall be entitled, in their sole discretion, to waive the Conditions Precedent pursuant to Clauses 9.1.1, 9.1.3, 9.1.4, 9.1.5 and 9.1.6 at any time between Signing and Closing by written notice to the Seller.

10	Signing and Closing

10.1	This Agreement is executed today in Vienna (the "Signing"; the date of Signing is referred to as the "Signing Date").

10.2	Subject to the fulfilment or waiver of the Conditions Precedent, the sale and transfer of the Shares as contemplated in Clause 3.2 and Clause 3.3 shall be completed at 10:00 am Vienna time at the offices of Purchasers' counsel, on the 5th (fifth) business day after the last of the Conditions Precedent has been fulfilled or waived (the "Closing"; the date of the Closing is referred to as the "Closing Date") or at such other location, time or date as may be mutually agreed between the Parties in writing.

10.3	In the event that the Conditions Precedent have not been met or satisfied and Closing therefore has not taken place on or before the Long-Stop Date, the Seller and the Purchasers (acting only jointly) may (in addition to and without prejudice to all other rights and remedies available pursuant to this Agreement) terminate this Agreement by giving written notice to the other Party/-ies, unless the periods have been changed to (a) different date(s) by mutual written consent. Neither the Seller nor the Purchasers shall have a right to terminate this Agreement if they have prevented the occurrence of any of the Conditions Precedent of this Agreement or the Closing.

10.4	At Closing, the Parties shall cause or submit or cause to be submitted, as the case may be, the following actions and documents in the following order:

10.4.1	The Seller shall deliver to the Purchasers duly executed originals of resignation letters of Dr. Heinz Russwurm, born 01.04.1958, Mag. Heinrich Friedrich, born 06.03.1944, and Dr. Ingrid Aichinger-Widmann, born 29.09.1960, as members of the supervisory board of the Company with effect as of Closing in form and substance corresponding to the draft attached hereto as Exhibit 10.4.1;

10.4.2	the Seller shall deliver to the Purchasers 1 (one) original of an IP Rights Assignment Agreement ("IP Rights Assignment Agreement") between the Seller and the Company in form and substance corresponding to the draft attached hereto as Exhibit 10.4.2, duly executed by the Seller;

10.4.3	the Seller shall deliver to the Purchasers the duly executed original of the confirmation pursuant to Clause 9.1.3;

10.4.4	the Seller shall deliver to the Purchasers written evidence reasonably satisfactory to the Purchasers that the counterparties in respect of each of the contracts relating to the Programs have irrevocably and unconditionally consented to the consummation of the transactions contemplated by this Agreement;

10.4.5	the Seller shall deliver to the Purchasers the duly executed originals of an IP Rights Assignment Agreement in form and substance corresponding to the draft attached hereto as Exhibit 10.4.5 for each employee of the Company who was or is involved in the development of a (the) Product(s);

10.4.6	the Seller shall deliver to the Purchasers written evidence that the commercial co-operation agreement by and between the Company and Orpha Trade GmbH (FN 153303 x) dated 15 December 2010 has been extended for a 3-year term, such extension term to commence on 16 December 2013;

10.4.7	the Seller shall deliver to the Purchasers written evidence reasonably satisfactory to the Purchasers that Orpha Trade GmbH has transferred to the Company or to an affiliate (§ 228 para 3 UGB) of Purchaser 2 as Purchaser 2 may select, all of the assets, rights, licences and Intellectual Property Rights it owns or controls in relation to Tetmodis;

10.4.8	the Seller shall deliver to the Purchasers (A) a simple copy of the notarial deed de-merger agreement (Spaltungsplan oder Spaltungs- und Übernahsmvertrag) evidencing the tax-neutral (for the Company and the Purchasers) carve-out of the Company's 80 % participation in Activartis Biotech GmbH with corporate seat in Vienna and business address at Zimmermannplatz 10, 1090 Vienna, Austria, registered in the companies’

register of the Vienna Commercial Court under FN 242030 b, and the loan of the Company as lender and Activartis Biotech GmbH as borrower; as well as (B) a copy of the companies' register filing of this de-merger with the competent commercial court;

10.4.9	the Seller shall deliver to the Purchasers written evidence reasonably satisfactory to the Purchasers that the filings for the transfer of the Marketing Authorisations held by Orpha Devel GmbH in respect of the Products to the Company or to an affiliate (§ 228 para 3 UGB) of Purchaser 2 as Purchaser 2 may select have been initiated;

10.4.10

10.4.11	the Seller shall deliver to the Purchasers written evidence reasonably satisfactory to the Purchasers on the tax-neutral (for the Company and the Purchasers) transfer of the Company's shareholdings in (i) Novelix; (ii) Lampl Business Center Holding Company Ltd, Hong Kong; and (iii) shareholding in Pharma 21, Inc (USA) to the Seller or a Third Party;

10.4.12	the Purchasers shall deliver to the Seller evidence of the satisfaction of the Conditions Precedent pursuant to Clause 9.1.2;

10.4.13	Purchaser 1 shall issue the instruction(s) for the payment of the Cash Purchase Price pursuant to Clause 4.5.1; and Purchaser 2 shall issue the instruction for the delivery to the Seller of the Consideration Shares in accordance with Clause 4.5.2;

10.4.14	simultaneously with (Zug-um-Zug gegen) the Closing actions pursuant to Clause 10.4.13, the Seller shall deliver to the Purchasers the originals of the global interim certificates (Sammelzwischenscheine) representing the Shares pursuant to Clause 3.3; and

10.4.15	Purchaser 2 shall deliver to the Seller (A) a certificate by Purchaser 2's Company Secretary, confirming the admittance to trading of the Consideration Shares on the Main Securities Market of the Irish Stock Exchange in Dublin on the Closing Date; and (B) if applicable, a copy of its notice of the offer of the Consideration Shares to the new issues calendar (Meldung zum Emissionskalender) pursuant to § 13 Austrian Capital Markets Act.

10.5	All of the actions set forth in Clause 10.4 shall constitute the Closing hereof and will be deemed to have occurred simultaneously; non-occurrence of any of the actions set forth in Clause 10.4 will render null and void any other action with the effect that Closing has not occurred unless such action has been waived by the Party/-ies to whose benefit it had been provided for, and the Closing will then be deemed not consumed but for such waiver.

10.6	Immediately after Closing, the Seller on the one hand and the Purchasers on the other hand shall each execute a separate closing confirmation letter in form and substance corresponding to the draft attached hereto as Exhibit 10.6 (the "Closing Confirmation Letter"), confirming to the respective other Party/-ies that all Closing actions have been completed and that Closing has occurred and deliver 1 (one) duly executed original of such Closing Confirmation Letter to the respective other Party/-ies.

11	Purchaser 2 Guarantee

Purchaser 2 hereby guarantees (§ 880a second case ABGB) the complete and timely performance by Purchaser 1 (or a permitted assignee pursuant to Clause 15.5) of all obligations of Purchaser 1 (or a permitted assignee pursuant to Clause 15.5) pursuant to this Agreement.

12	Confidentiality

12.1	Neither the Seller nor the Purchasers (nor any of their respective family members or affiliates) shall make any announcement in connection with the existence or subject matter of this Agreement without the prior written approval of the other Party/-ies (such approval not to be unreasonably withheld or delayed).

12.2	The restrictions in Clause 12.1 shall not apply to the extent that the announcement is required by law, by any stock exchange or any regulatory or other supervisory body or authority of competent jurisdiction, whether or not the requirement has the force of law.

12.3	The Parties understand and acknowledge that this Agreement and the transactions contemplated hereunder are confidential in nature, and each Party agrees to protect its confidentiality.

13	Costs and Expenses

13.1	Each Party shall be responsible for and bear its own costs and expenses incurred in connection with the preparation, conclusion and consummation of this Agreement and the transactions contemplated thereby, including without limitation the costs and expenses of its advisors, in particular attorneys fees, auditors fees, as well as fees of financial advisors, if any.

13.2	All charges, costs and fees which result from the filings under any merger control law and in compliance with other regulatory requirements, including, but not limited to, the charges, costs and fees of the competent merger control authorities, shall be borne by the Purchaser.

14	Governing Law and Dispute Resolution

14.1	This Agreement shall be governed by and construed in accordance with Austrian law, excluding both (i) the United Nations Convention on Contracts for the International

Sale of Goods and (ii) the conflict of law rules of Austrian private international law.

14.2	Any and all disputes arising out of or in connection with this Agreement, including, without limitation, a dispute as to the conclusion, validity or existence of this Agreement, shall be finally and exclusively resolved and settled under the Rules of Arbitration and Conciliation of the International Arbitral Centre of the Austrian Federal Economic Chamber as amended from time to time (the "Vienna Rules"), by 3 (three) arbitrators appointed in accordance with these rules. The language of the arbitration shall be English. The seat of the arbitration shall be Vienna, Austria. Any award and/or final decision of the arbitrators shall include a decision on costs, including, without limitation, fees of counsel. The Parties hereby submit to multiparty proceedings in accordance with the Rules and the Purchasers undertake to nominate the same arbitrator whenever they are respondents in proceedings.

14.3	Notwithstanding Clause 14.2, the Parties agree that, in addition to any and all other remedies that may be available under this Agreement, each Party shall be entitled to request injunctive relief or to initiate injunction proceedings at the (ordinary) courts of competent jurisdiction.

15	Final Provisions

15.1	Each of the Parties shall from time to time execute such documents and perform such acts as any Party may reasonably require to transfer the Shares to Purchasers and to give any Party the full benefit of this Agreement.

15.2	This Agreement has been drawn up in English and the English language shall therefore be the governing language. Terms to which a German translation has been added shall be interpreted throughout this Agreement in the meaning assigned to them by the German translation.

15.3	This Agreement is executed in 3 (three) counterparts, one for the Seller and one for each Purchaser, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

15.4	This Agreement constitutes the entire agreement and understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, relating to the subject matter hereof. Amendments to and modifications of this Agreement shall be valid only if agreed upon in writing and signed by all Parties hereto; this formal requirement may only be waived in writing.

15.5	Except as expressly provided for in this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Party/-ies. The Purchasers shall be entitled to assign their rights and obligations out of or in connection with this Agreement, respectively their contractual position hereunder (Vertragsübernahme) to any affiliated undertaking (verbundenes Unternehmen) of the Purchasers within the meaning of § 228 para 3 UGB. In any case, Purchaser 2 shall be entitled to contribute, transfer and/or assign any and all of its rights under or in connection with this Agreement, respectively its contractual position hereunder (Vertragsübernahme), to Purchaser 1.

15.6	All Exhibits to this Agreement are an integral part of this Agreement. All references in this Agreement to an Exhibit shall be deemed to be references to a Clause of this Agreement unless the context otherwise requires.

15.7	Clause and subsection headings of this Agreement are for ease of reference only and do not affect the substance, meaning or interpretation of any provision hereof. Words denoting the singular include the plural and vice versa, words denoting any one gender include all genders. All references to legal provisions shall include references to any statutory modification or re-enactment thereof, whether before or after the Signing.

15.8	The Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties hereto, and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provision of this Agreement.

15.9	The failure of any Party to enforce or to exercise, at any time or for any period of time any term of or any right or remedy arising pursuant to or under this Agreement shall not constitute, and shall not be construed as, a waiver of such term or right or remedy and shall in no way affect that Party's right to enforce or exercise it later, provided that such right is not time barred or precluded. Any waiver to this effect must be explicitly in writing.

15.10	If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, such provision or part shall to that extent be deemed not to form a part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected. The illegal, invalid or unenforceable provision, in whole or in part, shall be replaced by such valid and enforceable provision which corresponds to the original intention and purpose of the illegal, invalid or unenforceable provision.

15.11	Any notice(s) required or permitted in connection with this Agreement or by law (a "Notice") shall be given in writing in English by an authorized representative of the relevant Party and shall be delivered by hand, sent to the recipient by certified or registered mail or by international courier service (such as DHL, UPS or the like), and advance facsimile transmission to the address set forth below or an address to be provided by the relevant Party in writing and by certified or registered mail, postage prepaid, with reference to this Clause 15.11 to the other Party. Any Notice shall be effective upon receipt and shall be deemed to have been received:

15.11.1	at the time of delivery, if delivered by hand, registered or certified mail or courier;

15.11.2	at the time of transmission in legible form, if delivered by fax.

If to Seller:

PRIVATE & CONFIDENTIAL

Dr. Rudolf Widmann

Wintergasse 85/1b

3002 Purkersdorf

Austria

If to Purchasers:

Elan Corporation, plc

Attn: The General Counsel

Treasury Building

Lower Grand Canal Street

Dublin 2, Ireland

Fax: +353 1 709 4713

With a copy (which shall not constitute Notice) to:

A&L Goodbody Solicitors

Attn: Alan Casey

IFSC

North Wall Quay

Dublin 1, Ireland

Fax: +353 1 649 2649

[Remainder of this page intentionally left blank. List of Exhibits to follow.]

List of Exhibits

Exhibit 1	List of all Products;

Exhibit 4.4	Contingent Purchase Price;

Exhibit 4.5.1	Seller's bank account;

Exhibit 5.2.3	Current Articles (Satzung) of the Company;

Exhibit 5.2.4	Current Companies' Register excerpt of the Company;

Exhibit 5.7.1	Financial Statements 2012;

Exhibit 5.9.3	Transactions outside the ordinary course of Business since 31 December 2012;

Exhibit 5.10	List of Company bank accounts;

Exhibit 5.12.10	List of jurisdictions with taxable presence of the Company;

Exhibit 5.14.1	List of Patents, Trademarks (including service marks and trade dress) and Domain Names owned and used by the Company;

Exhibit 5.15.2	List of all real property leased by the Company;

Exhibit 5.16.6	List of all Material Contracts;

Exhibit 5.22.1	List of Employees;

Exhibit 5.22.4	Copies of the Management Board Member Agreements;

Exhibit 5.22.10	Details of all Company bonus plans;

Exhibit 5.25.2	Clinical Trials;

Exhibit 5.27.3	List of all material Marketing Authorisations;

Exhibit 5.33.6	List of representative offices and area managers;

Exhibit 5.34	List of Disclosed Documents and Screenshots;

Exhibit 8.2.1	Permitted Dividend;

Exhibit 10.4.1	Supervisory board resignation letters (agreed form);

Exhibit 10.4.2	IP Rights Assignment Agreement Seller (agreed form);

Exhibit 10.4.5	IP Rights Assignment Agreement Employees (agreed form);

Exhibit 10.6	Closing Confirmation Letters (agreed form).

[Remainder of this page intentionally left blank. Signature page to follow.]

Vienna, this 19 May 2013

For the Seller

/s/ Dr. Rudolf Stefan Widmann

 Dr. Rudolf Stefan Widmann

born 24.03.1957

For SASR Neunundvierzigste Beteiligungsverwaltung GmbH

John Given, General Counsel

acting under PoA dated 16 May 2013

For Elan Corporation, plc

John Given, General Counsel

acting under PoA dated 16 May 2013

Vienna, this 19 May 2013

For the Seller

Dr. Rudolf Stefan Widmann

born 24.03.1957

For SASR Neunundvierzigste Beteiligungsverwaltung GmbH

/s/ John Given

John Given, General Counsel

acting under PoA dated 16 May 2013

For Elan Corporation, plc

/s/ John Given

John Given, General Counsel

acting under PoA dated 16 May 2013

Exhibit No: Title: List of all Products Product Thromboreductin Remodulin . Tetmodis Britlofex ·· Busilvex . IVHebex Canemes Ospolot .. Oxymetholone ·Empress in Vitamin E Tadim . Promixin IV Tadim Inhale Wilfactin Hemoleven Adasuve Staccato Exhibit No: 4.4 Title: Contigent Purchase Price See addendum Exhibit 4.4 1 Definitions 1.1 Unless expressly otherwise defined in Clause 1.2 of this Exhibit 4.4, defined terms used herein shall have the meaning given to them in Clause 1 (Definitions) of the Agreement. 1.2 In addition, the following defined terms shall have the following meaning: Anagrelide Retard Program Clinical Failure EMA Existing Molecule landiolol IPrrogram M6201730/6 means a clinical development program for a new formulation (e.g., for extended release) of Anagrelide, i.e. Anagrelide retard, aimed at submission for regulatory approval via a line extension for the currently marketed formulation Thromboreductin (Anagrelide) in the current Indication, and or achieving a new indication for the treatment of essential thrombo ·Cythaemia In a new subset of patients (e.g., "At risk" Patients With Essential Thrombocythaemia (ARETA)) in addition to the current indication of Thromboreductin ; means a clinical event or clinical evidence which does not support progression or continued development of a Program on the grounds of safety or efficacy; means the European Medicines Agency as established by Regulation (EC) No 726/2004 of the European Parliament and of the Council of 31 March 2004; means a molecule for an Orphan Drug candidate currently held by the Company; means a landiolol pharmaceutical/ preclinical and clinical program to allow regulatory submission in the in Milestone Payment(s) New Molecule North America Rights Peg IFN a 2b Program Phase II Phase UI Orphan Drug M6201730/6 2. dication control of heart rate for various clinical conditions; has the meaning set out in Clause 2.2 of this Exhibit 4.4; means a molecule in Phase II or Phase III of clinical development for an Orphan Drug candidate not currently held by the Company and as agreed upon to Purchaser 2 such consent not to be unreasonably withheld; means exclusive development and commercial rights to North America (i.e. the United States of America and Canada); means a Peg IFN a 2b (e.g., AOP2014) pharmaceutical, preclinical and clinical program to allow regulatory submission in the Indication polycythaemla vera; means a well controlled, closely monitored, clinical study conducted to evaluate the dose dependent effectiveness of a drug product for a particular Indication or Indications In patients with the disease or condition under study and to determine the common short term side effects and risks associated with such drug product; means as set forth In 21 Code of Federal Regulations Section 312.21 of the United States, as amended or as defined by the relevant government health authority (or successor agency thereof) in any country of the world whose approval is necessary to market and sell a drug product In the relevant country of the world; means a drug product that Is tended for the safe and effective treatment, diagnosis or prevention of a rare disease/disorder that affects fewer than 200,000 people In the United States, or that affects more than 200,000 persons but are not expected to recover the costs of developing and marketing of such treatment drug; In the European Union not more than 5 out of 10.000 patents are affected In a rare disease; Regulatory Acceptance means validated by a regulatory authority, i.e. by the EMA (centralised procedure) or national regulatory authorities (national/mutual recognition or decentrallsed procedure) submissions of regulatory dossiers upon application by the Company; Reslmmune Program means a bi functional anti CD3· . diphtheria toxin fusion protein (e.g., recombinant anti CD3 bl slnglechain Fv dlphtherla toxin fusion protein, A dmDT390 blsFv) pharmaceutical, preclinical and clinical program to allow regulatory submission in the Indication cutaneous or peripheral T cell Lymphoma. 2. Payment of the contingent Purchase Price 2.1 Following Closing, the Seller shall use his Best Efforts to obtain North America Rights to the Peg IFN a 2b Program for the Company. 2..2 Subject to the terms and conditions of the Agreement and this Exhibit 4.4, the Seller shall be entitled to the Contingent Purchase Price, If any, as follows: 2.2.1 2.2.2 2.2.3 M6201730/6 If Regulatory Acceptance has been obtained for the Landlolol Program on or before 31 December 2016, an amount of EUR 65,000,000 (Euro sixty five miiUon) shall be payable; if Regulatory Acceptance has been obtained for the Anagrelide Retard Program on or before 31 December 2017, an amount of EUR 35,000,000 (Euro thirty five million) shall be payable; if Regulatory Acceptance has been obtained for the Peg IFN*Ot 2b Program l . on or before 31 December 20171 an amount of EUR 85,000,000 () (Euro eighty five million) shall be payable 4 2. 2.4 If Regulatory Acceptance has been obtained for the Resimmune Program on or before 31 December 2017, an amount of EUR 40,000,000 (Euro forty million) shall be payable; and/or 2.2.5 If, on or before 31 December 2017, the Company either: (i} acquires by way of In licence or otherwise the development and commercial right to New Molecules; or (II) achieves Regulatory Acceptance of an Existing Molecule; then, an amount of EUR 15,000,000 (Euro fifteen million) per Existing Molecule or New Molecule (as the case may be) shall be payable subject always to a cap of EUR 45,000,000 (i.e. a cap of 3 such molecules). Each potential payment pursuant to this Clause 2.2 of this Exhibit 4.4 Is individually also referred to as a "Milestone Payment" and collectively they are also referred to as the "Milestone Payments". 2..3 Each Milestone Payment shall be contingent upon the Seller being, at the time when the respective Milestone Payment becomes due and payable pursuant to Clause 2.4 of this Exhibit 4.4, a member of the management board (Mitglled des Vorstands} of the Company, appointed by the supervisory board (Aufsichtsrat) of the Company. If the Seller's appointment Is terminated by the Company without cause or due to the Seller's inability to continue his work for the Company due to complete disability prior to 31 December 2017 and (A} a Program Is abandoned by the Company for reasons other than Clinical Failure, the Seller's 75 % entitlement pursuant to Clause 2.7 of this Exhibit 4.4 shall remain unaffected; or (B) In the case of Clauses 2.2.1 through 2.2.4 of this Exhibit 4.4 only, Regulatory Acceptance Is obtained, the Seller's entitlement to the Milestone Payments shall remain unaffected. 2.4 If and to the extent triggered pursuant to Clause 2.2 of this Exhibit 4.4, each Milestone Payment shall be due and payable within 90 (ninety) days from (A) Regulatory Acceptance; or (B) receipt by Purchaser 1 of the Seller's notice pursuant to Clause 3.1 of this Exhibit 4.4, whichever Is the later. 2.5 Each Milestone Payment shall be separate and Independent of any and all other Milestone Payments, If any. In case one or more Milestone Payments are not achieved (e.g. In case of failure to achieve Regulatory Acceptance for a Program prior to a deadline as set forth In Clause 2.2 of this Exhibit 4.4), all of the Seller's rights and claims to such Milestone Payment shall be terminated and forfeited (I.e. the Seller shall In particular not be able to compensate for underachievement with respect to one Milestone Payment by overachievement with respect to another Milestone Payment). 2.6 If and to the extent due, a Milestone Payment shall be payable by Purchaser 1 to the Seller's bank account set forth in Exhibit 4.5.1 of the Agreement or such other bank account of the Seller as the Seller may from time to time notify to the Purchaser 1 In writing pursuant to Clause 15.11 of the Agreement. . 5. 2.7 With respect to Clauses 2.2.1 through 2 2.4 of this Exhibit 4.4 only: In the event that a Program .Is abandoned by the Company for reasons other than Clinical Fallure. on of prior to 31 Decernber.2017; the Seller wm be entitled to a payment equivalent to 75·% (seventy".flve ·percent) of the respective Milestone Paymen which would have been payable to the Seller had that Program obtained Regula tory Acceptance. 2.8 The Contingent Purchase Price, If any, shall in no event exceed an amount of EUR 270,000,000 (Euro two hundred seventy million). 3 Seller's Notice 3.1 The Seller undertakes to notify Purchaser 1 In writing pursuant to Clause 15.11 of the Agreement without undue delay but in any case within 5 (five} Business Days of: 3.1.1 3.1.2 3.1.3 M6201730/6 Regulatory Acceptance in the case of Clauses 2.2.1 through 2.2.4; acquisition of a New Molecule and/or Regulatory Acceptance of an Existing Molecule In the case of Clause 2.2.5; and having obtained North America Rights in the case of Clause 2.1. Exhibit No: 5.2.3 Tftfe: .,. Curren.t Articles· of Asso iation (Satzung) of the , \I See addendum Satzung der AOP Orphan Pharmaceuticals Aktiengesellschaft 1. GrUnderin Stand per 03.02.2011] AOP Orphan Pharma Research AG (vormals AOP Orphan Pharmaceuticals Aktie ngesellschaft) 2. Firma Die Firma der Gesellschaft lautet: AOP Orphan Pharmaceuticals Aktiengesellschaft 3. Sitz und Zweigniederlassungen 3.1 Die Gesellschaft hat ihren Sitz in Wien. 3.2 Die Gesellschaft kann Zweigniederlassungen im In und Ausland errichten. 4. Gegenstand des Vertrages Gegenstand des Unternehmens ist 4.1 der Handel mit Waren aller Art, insbesondere von Arzneimitteln und diagnostischen Produkten; 4.2 die Entwicklung und Herstellung von Arzneimitteln und diagnostischen Produkten; 4.3 der Erwerb und die Verwaltung von Beteiligungen an anderen Gesellschaften im lnund Ausland, insbesondere von solchen, die in gleichen oder ahnlichen Geschaftszweigen tatig sind; 4.4 die Erwerbung von Rechten an Medikamenten und diagnostischen Produkten. I I I 2 4.5 Dari.iber hinaus ist die Gesellschaft zu allen Geschaften und Ma nahmen berechtigt, die zur Erreichung des Gesellschaftszweckes notwendig und nOtzlich erscheinen 4.6 Bankgeschafte nach dem BWG sind ausgeschlossen. 5.. Dauer und Geschaftsjahr der Gesellschaft 5.1 Die Gesellschaft wird auf unbestimmte Zeit errichtet. 5.2 Die Geschaftsjahre beginnen mit dem 01. Janner und enden mit dem darauffolgenden 31. Dezember. 6. Veroffentlichungen Veroffentlichungen der Gesellschaft erfolgen durch Einschaltung in der .. Wiener Zeitung". 7.1 7. Grundkapital und Aktien Hohe und StOcke lung Das Grundkapital der Gesellschaft betrag € 200.000,00 (zweihunderttausend) und ist zerlegt in 20.000 (zwanzigtausend) Stock StOckaktien. 7.2 Gattung der Aktien 7.3 Die Aktien Iauten auf lnhaber. Trifft im Faile einer Kapitalerhohung der ErhOhungsbeschluss keine Bestimmung daruber, ob die Aktien auf den lnhaber oder auf Namen Iauten, so Iauten sie ebenfalls auf den lnhaber. Ausgabe der Aktien Ausgabebetrag und Ausgabebedingungen hat der Vorstand im Einvemehmen mit dem Aufsichtsrat festzusetzen. 7.4 Stimmrecht Das Stimmrecht wird nach Stockaktien ausgeObt; je eine Stockaktie gewahrt das Recht auf eine Stimme. r 7.5 Aktienurkunden L..f) Form und lnhalt der Aktienurkunden sowie der Gewinnanteil und ErneuerungsscheinE setzt der Vorstand im Einvernehmen mit dem· Aufsichtsrat fest; entsprechendes gilt etwa fUr auszugebende Zwischenscheine sowie Schufdverschreibungen und deren Zinsschelne .... 8. Organe Organe der Gesellschaft sind: der Vorstand der Aufsichtsrat die Hauptversammlung 8.1 Der Vorstand 8.1.1 Zusammensetzung Der Vorstand besteht aus einer, zwei oder drei Personen und wird durch den Aufsichtsrat gewahlt. Der Aufsichtsrat ist zum Widerruf der Bestellung a us Grunden im Sinne des § 75 Abs 4 des Aktiengesetzes berechtigt. 8.1.2 Vertretungsrecht Die Gesellschaft wird, wenn der Vorstand aus einer Person besteht, durch diesen, wenn er aus mehreren Personen zusammengesetzt ist, durch zwei Vorstandsmitglieder gemeinsam oder durch ein Vorstandsmitglied gemeinsam mit einem Prokur[sten vertreten. Auch bei Vorhandensein mehrerer Mltglieder des Vorstandes kann einem oder mehreren Mitgliedern die Befugnis zur alleinigen Vertretung der Gesellschaft erteilt werden. 8.1 .3 Werden mehrere Personen zu Vorstandsmitgliedern bestellt, so kann der Aufsichtsrat ein Mitglied zum Vorsitzenden des Vorstandes ernennen. 8.1.4 Mitglieder des· Vorstands sind berechtlgt, gleichzeitig bei Kapitalgesellschaften, an denen die Gesellschaft zumindest 50 % des Grund oder Stammkapita!s halt ( .. Tochtergesellschaften"), Organfunktionen, insbesondere als Vorstandsmitglieder oder GeschaftsfUhrer, zu Obernehmen und in ihrer Funktion als Vorstandsmitglieder der Gesellschaft Geschafte mit diesen Tochtergesellschaften, vertreten durch sie selbst, zu schlier.!.en (Doppelvertretung). Das handelnde Vorstandsmitglied oder die handelnden Vorstandsmitglieder haben Ober aile derartigen Geschafte im Rahmen einer (o 4 Doppelvertretung unverzuglich eine Urkunde uber den lnhalt des Geschaftes zu errichten. 8.2 Der Aufsichtsrat 8.2.1 Zusammensetzung und Funktionsperiode 8.2.1.1 Der Aufsichtsrat besteht aus mindestens drei, hochstens sechs von der Hauptversammlung gewahlten Mitgliedern 8.2.1.2 Die Bestellung des ersten Aufsichtsrates gilt bis zur Beendigung der ersten Hauptversammlung, die nach Ablauf eines Jahres seit der Eintragung der Gesellschaft in das Handelsregister zur Beschlussfassung f.lber die Entlastung stattfindet. 8.2.1.3 Danach wahrt die Funktionsperiode eines Aufsichtsratsmitgliedes bis zur Beendigung der Hauptversammlung, die Ober die Entlastung fOr das zweite Geschaftsjahr nach der Wahl beschlieBt. 8.2.1.4 8.2.1.5 8.2.1.6 8.2.2 8.2.2.'1 Ein Aufsichtsratsmitglied kann seine Funktion jederzeit unter Einhaltung einer vierzehntagige n Kundigungsfrist zurucklegen. Die Bestellung zum Aufsichtsratsmitglied kann vor Ablauf der Funktionsperiode von der Hauptversammlung widerrufen werden. Der Beschluss bedarf der einfachen Mehrheit derabgegebenen Stimmen. Der Aufsichtsrat wahlt alljahrlich in einer im Anschluss an die ordentliche Hauptversammlung abzuhaltende Sitzung, zu der es keiner besonderen Einladung bedarf, aus seiner Mitte einen Vorsitzenden und einen stellvertretenden Vorsitzenden. Findet keine Wahl im Anschluss an die ordentliche Hauptversammlung statt, so gilt der Vorsitzende und der stellvertretende Vorsitzende so lange als wiedergewahlt, bis im Anschluss an eine ordentlichen Hauptversammlung abgehaltenen Sitzung des Aufsichtsrates der Vorsitzende und/oder der stellvertretende Vorsitzende neugewahlt wird, wobei eine Wiederwahl zulassig ist. Aufgaben Der Aufsichtsrat hat die GeschaftsfOhrung des Vorstandes zu Qberwachen. 5 Zu folgenden Geschaften bedarf der Vorstand der vorherigen schriftlichen Zustimmung des Aufsichtsrates: Erwerb und Verauf1erungen von Beteiligungen (§228 HGB) sowie Erwerb, Verauflerung und Stillegung von Unternehmen und Betrieben, sofern damit eine Gegenieistung verbunden ist, die einen Betrag von € 2,000.000,00 Obersteigt. Erwerb, Verauflerung und Beiastung von Liagenschaften, sofern damit eine Gegenleistung verbunden ist, die einen Betrag von € 2,000.000,00 Obersteigt. Errichtung und Schlief!ung von Zweigniederlassungen lnvestitionen, bei denen die Anschaffungskosten € 1,000.000,00 im einzelnen und insgesamt in einem Geschaftsjahr€ 4,000.000,00 i.ibersteigen, Aufnahme von Anleihen, Darlehen und Krediten, die einen Betrag von € 1,000.000,00 im einzelnen und insgesamt in einem Geschaftsjahr € 4,000.000,00 ubersteigen, Gewahrung von Darlehen und Kreqiten, die einen Betrag von € 1,000.000,00 im einzelnen und insgesamt in einem GeschiMtsjahr € 4,000.000,00 Obersteigen, Aufnahme und Aufgabe von Geschaftszweigen und Produktionsarten, Festlegung a!lgemeiner Grundsatze der Geschaftspolitik, Festlegung von Grundsatzen uber Gewahrung von Gewinn und Umsatzbeteiligungen und Pensionszusagen an leitende Angestellte im Sinne des § 80 Abs 1 Aktiengesetz, Die Einraumung vor; Optionen auf Aktien der Gese!lschaft an Arbeitnehmer und leitende Angestellte der Gesellschaft oder eines mit ihr verbundenen Unternehmen, Erteilung der Prokura, Oas Angebot der Teilnahme der Aktionare an der Hauptversammlung im Wege elektronischer Kommunikation (8.3.3.4) sowie die Obertragung der Hauptversammlung an die nicht anwesenden Aktionare (8.3.3.5). 6 8.2.3 Ein Aufsichtsratsmitglied kann ein anderes Aufsichtsratsmitglied oder einen osterreichischen Rechtsanwalt oder offentlichen Notar schriftlich bevollmachtigen, in einer bestimmten Sitzung an seiner Stelle auch schriftlich das Stimmrecht auszuuben. 8.2.4 8.2.4.1 Beschlussfahigkeit und Entscheidungen im Aufsichtrat Der Aufsichtsrat ist beschlussfahig, wenn drei seiner Mitglieder, darunter der Vorsitzende oder sein Stellvertreter, anwesend sind. 8.2.4.2 BeschiOsse des Aufsichtsrates werden, soweit nicht ein Mheres Quorum vorgeschrieben ist, mit einfacher Mehrheit der abgegebenen Stimmen gefasst. Bei Stimmengleichheit ist in der nachsten Aufsichtsratssitzung neu abzustimmen. 8.2.5 Willenserklarungen Willenserklarungen des Aufsichtsrates werden vom Vorsitzenden oder im Faile seiner Verhinderung vom Stellvertreter abgegeben. 8.2.6. VergOtung 8.2.6.1. Die Mitglieder des Aufsichtsrates erhalten Ersatz der bei der Ausubung ihrer Tatigkeit erwachsenden baren Auslagen. 8.2.6.2. Oberdies erhalten die. Mitglieder des Aufsichtsrates eine Aufwandsentschadigung, deren Hohe die Hauptversammlung bestimmt. 8.2.6.3. Der Aufsichtsrat kann Satzungsanderungen, die nur die Fassung betreffen, beschlief!.en. 8.3 Die Hauptversammlung 8.3.1 Ort Die Hauptversammlungen der Gesellschaft finden am Sitz der Gesellschaft, an einem ihrer Zweigniederlassungen oder in einer in der Einladung zur Hauptversammlung genannten Landeshauptstadt Osterreichs statt. 8.3.2 Einberufung Die Hauptversammlungen werden vom Aufsichtsrat oder Vorstand einberufen. Die Einberufung ist unter Angabe des Gegenstandes der Hauptversammlung unter Einhaltung einer Frist von 28 Tagen bei Einberufung einer ordentlichen ltJ 8.3.3 8.3.3.1 8.3.3.2 8.3.3.3 8.3.3.4 8.3.3.5 8.3.4 . 7 Hauptversammlung, ansonsten unter Einhaltung einer Frist von 21 Tagen zu veroffentlich n. An namentlich bekannte Aktionare hat eine gesonderte schriftliche Einladung mit einem Verzeichnis der Tagesordnungspunkte unter Einhaltung der oben genannten Frist zu ergehen, wobei die Versendung eingeschrieben und an die zuletzt der Gesellschaft bekannt gegebene Adresse erfolgt. Fur den Lauf der Frist gi!t der Tag der Postaufgabe als Tag der Bekanntmachung. Ein Aktionar kann der Gesellschaft stattdessen eine elektronische Postadresse bekannt geben und in die Mitteilung der Einberufung auf diesem Weg einwilligen. Sofern der Gesellschaft alfe Aktionare namentllch bekannt sind, kann die Einberufung per Brief und elektronischer Post an Stelle der Bekanntmachung erfolgen. Teilnahme und Ausubung des Stimmrechtes Zur Teilnahme an der Hauptversammlung ist jeder Aktionar berechtigt, der bei der Gesellschaft, bei einem osterreichischen offentlichen Notar oder bei der Hauptniederlassung eines inlanG!ischen Kreditinstitutes die Aktien spatestens am siebenten Tag vor der Hauptversammlung bis zur Beendigung der Hauptversammlung hi nterlegt. Die Bescheinigung der autorisierten Stelle uber die erfolgte Hinte legung der Aktien ist vor der Hauptversammlung bei der Gesellschaft einzureichen. Sind weder Aktien noch Zwischenscheine ausgegeben, so sind die Voraussetzungen fur die Teilnahme in der Einladung zur Hauptversammlung bekannt zu geben. Der Vorstand kann vorsehen, dass Aktionare an der Hauptversammlung im Wege elektronischer Kommunikation teilnehmen und auf diese Weise einzelne oder aile Rechte ausuben konnen. Er kann den Aktionaren insbesondere eine Satellitenversammlung, eine Fernteilnahme und eine Fernabstimmung anbieten. lm Faile des Angebots einer Fernabstimmung hat der Vorstand das Verfahren zur Abstimmung zu regeln und auf welche Weise Aktionare Widerspruch erheben konnen. Der Vorstand kann vorsehen, dass die Hauptversammlung fUr die nicht anwesenden Aktionare akustisch und allenfalls auch optisch in Echtzeit Obertragen wird. Vertretung Ein Aktionar kann sich in der Hauptversammlung durch einen schriftlichen Bevollmachtigten vertreten lassen. 8.3.5 8.3.5.1 8.3.5.2 8 Vorsitz Den Vorsitz in der Hauptversammlung fOhrt der Vorsitzende des Aufsichtsrates oder sein Stellvertreter. 1st keiner von diesen erschienen oder zur Leitung der Versammlung bereit, so !eitet der zur Beurkundung beigezogene Notar die Hauptversammlung zur Wahl des Leiters.der Hauptversammlung. Der Vorsitzende der Hauptversammlung bestimmt die Reihenfolge der Verhand!ungsgegenstande sowie Art und Form der Abstimmung. 8.3.6 Beschlussfi\ihigkeit Die Hauptversammlung ist beschlussfahig, wenn zumindest 65% des Grundkapitals vertreten sind. Wird dieser Prozentsatz nicht erreicht, kann unter Einhaltung der Bestimmungen dieser Satzung eine neuerliche Hauptversammlung einberufen werden, welchs dann jedenfalls unabhangig vom vertretenen Grundkapital beschlussfahig ist. 8.3.7 Mehrheiten Die Hauptversammlung fasst ihre BeschiOsse mit einfacher Stimmenmehrheit des vertretenen stimmberechtigten Grundkapitals, soweit nicht das Gesetz zwingend eine andere Mehrheit verschreibt. 8.3.8 Die Zuschaltung von Mitgliedern des Vorstandes oder es Aufsichtsrats Ober eine optische und akustische Zweiweg Verbindung ist gestattet. Auf die selbe Weise kann auch der AbschlussprOfer den Verhandlungen zugezogen werden. 9. Jahresabschluss und Gewinnbeteifigung 9.1 Vorlagefrist Der Vorstand hat in den ersten funf Monaten des Geschaftsjahres fOr das abgelaufene Geschaftsjahr den Jahresabschluss und einen Geschaftsbericht aufzustellen und nach PrOfung durch den Abschlussprufer nebst einem Vorschlag fur die Gewinnverteilung dem Aufsichtsrat vorzulegen. Der Aufsichtsrat kann diese Frist Ober Antrag des Vorstandes aus wichtigen Grunden um zwei Monate verlangern. 9.2 Feststellung des Jahresabschlusses Die Hauptversammlung beschlieP..t alljahrlich in den ersten acht Monaten des Geschaftsjahres Ober die Entlastung des Vorstandes und des Aufsichtsrates, Ober die Verwendung des im Vorjahr erzielten Jahresergebnisses, Ober die Wahl des 9 AbschlussprOfers und in denim Gesetz vorgesehenen Fallen Ober die Feststerlung des Jahresabschlusses. 9.3 Gewinnverteiiung Soweit die Hauptversammlung keine andere V erwendung _ beschliel1t, wird der . Bilanzgewinn auf die Aktionare im Verhaltnis der auf die Aktien eingezahlten Einlagen 'verteili. Die uptversammfung kann den Blla zgewinn aber at.ich ganz ode"f.tel,lweise1 von derVerteilung ausschliel1en odereine andere Verwendung beschliel1en. Soweit die Hauptversammlung nichts anderes festsetzt, sind Dividenden binnen 30 Tag .m nach der ordentlichen Hauptversammlung zur Zahlung an die Aktionare fallig. Dividenden, die von den Aktionaren nicht innerhalb von drei Jahren nach Falligkeit in Empfang genommen werden, sind veriallen und werden den freien ROcklagen der Gesellschaft zugewiesen. 10. GrUndungskosten 10.1 Die mit der Errichtung und Regrstrierung der Gesellschaft verbundenen Kosten und Abgaben werden bis zu ein m Hochstbetrag von € 20.000,00 (zwanzigtausend) von der Gesellschaft getragen. 10.2 Die Grundungskosten ind mit der Hohe der tatsachlich aufgewendeten Betrage als Ausgaben in die erste Jahresrechnung einzustellen. 11.1 11. Sonstige Bestimmungen Weder einem Aktionar noch einem Dritten wurde ein besonderer Vorteil elngeraumt (§ 19/1 AktG). Betrifft: Handelsgericht Wien Firma: AOP Orphan Pharmaceuticals AktiengeseUschaft. FN 82506 h lch beurkunde, dass der Wortlaut der Satzung der vorgenannten Geseltschaft mit dem in der Hauptversammlung vom 3.2.2011 beschlossenen, durchgreifend neu gefassten Satzung vollkommen ubereinstimmt. M· Wien, am dritten Februar zweitausendelf. Dr. Christoph PFAFFENBERGER NOTARp TNER uno SUBSTITUT DES 0FFENTLICHEN NOTARS WERNER POJNOL . · .. JNNERE STAO'r Exhibit No: 5.2.4 Title: Current Companies' Register Excerpt of the Company See addendum REPUBLIK O'STERREICH FIRMENBUCH Grundlage dieses Aus lges i st. das Hauptbuch erganzt um Daten a us clBr sammlung. Urkunden ·· Letzte Eintragung am 12 .10. 2012 mit der.· Eintr:agungsnumrner H zustandiges Gericht. Handelsgericht Wien FIID4A 1 AOP O:r:phan Pharmaceuticals Aktiengesellschaft RECHTSFORM 1 Aktiengesellschaft SITZ in 1 polit.ischer Geme.i.nde Wien GESCHAFTSANSCHRIFT 4 WilhelrninenstraEe 91/II:E 1160 Wien GESCHAFTSZWEIG J. Pharmazeutische Industrie KAPITJ.UJ 7 EUR 200.000 .li.RT der AK'I'IEN 3 20.000 StQckaktien STICHTAG fQr JAHRES.li.BSCHioUSS 7 31. Dezember JAHRESABSCHLUSS (zuletzt. eingetragen; weitere siehe Historie) 14 zum 31.12.2011 eingereicht am 05.10.2012 VERTRETUNGSBEFUGNIS 1 D:i.e Gesellschaft wird, wenn mehrere Vor·standsmitgl:i.edeJ: bestellt sind, du:cch zwei Vm:standsmitglieder gemeinsam oder durch e.i.nes von ihnen gemeinsam mit einern Prokuristen vertreten. Der .r,ufsicht.srat kann einzelnen Vorst.andsrnit.gliedern selbstandige Vertretungsbefugnis erteilen. ART DER BEI\.2\.l'.JNTMACHTJNG 1 Die Bekanntmachungen de1:· Gesellschaft erfolgen irn Amtsblatt. zur vhener Zeitung. l Satzung vom 22.07.2003 Seite 1 von 3 Hauptversammlungsbeschluss vom 15.07.2003 d r AOP Orphan Pharmaceuticals A.ktiengese ll schaft (FN 153303 x) als ubertragende Gesellschaft. Spaltu.ng unter: (Tbertragung des Betriebes de.r. OP Orphan Pharma Research AG auf diese Gesellschaft als neu gegri.i.ndete gemass Spaltungsplan vom 6.6.2003 Hauptversamm1 ungsbeschluss vom 19. 01. 200<] Anderung der Satzung im Punkt. 5.2 Hauptversammlungsbeschluss vom 28.09.2007 Kap:i.talerhohung aus Gesellschaftsmitteln urn EUR 54.654,33 beschlossen und durchgefO.hrt. Andenmg der Satzung in den Punkten 5. 2. und 7 .1. Hauptve:csammhmgsbE;schluss vom 03.02. 2011 Neufassun9 der Satzung. VORST.I\ND A F Dr. Rudolf Widmann, geb. 24.03.1957 vertritt seit 15.08.2003 selbstlndig Dr. Georg Fischer, geb. 12.11.1958 vertritt seit 27.06.2008 gemeinsam mit dem Vors.i.t.r:;(·mden des vorstandes oder gemeinsam mit dem Vorsitzenden des Vorstandes und einem weiteren Vorstands··· mitglied . .. UFSICHTSRATSMITGisiED .B DDr. Heinz Russwu:cm, geb. 01..04.1958 Vorsitzende/r c D Mag. Heinrich Friedrich, geb. 06.03.1944 Stellvertreter/in des/der: Vcn·sitzenden Dr. Ingrid Aich.i.ng er· Widmann, geb. 29.09.1960 Mitglied Dr. Rudolf Widmann, geb. 24.03.19 i7 Winter9asse 85/lb 3 002 Purk 7.rsdorf DDr . Heinz Russwurm, gr,;b. 01.04.1958 Mag. Heinrich Friedrich, geb. 06.03.1944 Dz·. Ingrid ... l\ichinger VJidrnann: <;Jeb. 29.09.1960 Dr. Georg Fischer· geb. 12.11.1958 Si'J.en.e<Jasse 8 12/46 1220 Vien VOLI,ZUGSUBERS I CHT Handelsgericht Wien Seite 2 von 3 1 eingetrar:=_ren am 15.08. 2003 Geschi.i.ftsf;;t.ll 71 Fr 8255/03 i Antraq auf Neueintragung einex: Firma eingelangt am 29.07.2003 2 eingetragen am 19.02.2004, Gescha:Etsfall 71 Fr 820/04 i Antrag .:..uf Anderung eingelangt am 29.01.2004 3 eingetragen am 29.12.2004 Ge.schiift.s.faJ.l 71 Fr 13460/04 y Einreichunq ,Jahresa.bschluss eingelangt am .22. 1.2. 2004 4 eingetragen am 09. 0 . 2006 Geschaftsfall 71 Fr H65/06 i Antrag a.uf Andenmq · eingel<:mgt am 02 .02.2006 7 ein9etragen am 06.11.2007 Geschf>ft:sfall 71 F1· 12962/07 t Antrag auf f.,nderung ei.ngelangt. am 25.10.2007 8 ei.ngetragen am 22.07.2008 Geschi:Ht.sfa1l 71 Fr 9458/0f3 y Antrag auf .ii.nderung eingelan.gt:. am 16.07.2008 11 eingetragen .:;.m 17.02.201.1 Gescha.ftstall 7J. Fr 2587/11 w Ant.r:aq auf Anderung einge.langt a.m 15.02.2011. 14 eingetragen am 1.2.10.2012 El.ekt:roni.sche Einreichung Jahresabschluss Geschlftsfall 71 Fr 18856/12 d eingelangt. am o:: .. 10. 2012 INFORMATION DER OSTERREICHISCHEN NATIONALBANK t:um 16.05. 201.3 giiltis:J '.: Identnumme:r:: 59'76073 Seite 3 von 3 SIGNATUR l Dieses Dokument wurde elektronisch signiert. Hinweis i Auch ein Ausdruck dieses Ookuments hat I I die Beweiskraft einer Ciffentlichen UrkundePrufinforrnation ! Signatur und des Ausdrucks tinden Sie unter: Exhibit No: 5.14.1. Title: List of Intellectual Property Rights owned by the Company Patents 1fi· See addendum Overview on AOP Orphan Patent Portfolio Neuartige Zusammensetzung zur Behandh.mg einer essenzlellen Thrombozytan"lie AOP Orphan Pharmaceuticals AG Our reference: AP001 Your reference: Thromboreduktin Number Filing date .... Priority Country Status AT707/2008 05.12.2008 no Austrian Utility Granted, Patent Patent term 2028 2010063824 04.12.2009 05.12.2008 PCT 2009324043 04.12.2009 05.12.2008 Australia · Pending .. 200980156224.9 04.12.2009 05.12.2008 China Pending 201170583 04.12.2009 05.12.2008 Eurasia Pending PCT/912/2011 04.12.2009 05.12.2008 Egypt Pending 09764826.5 04.12.2009 05.12.2008 Europe Granted 11113507.6 04.12.2009 05.12.2008 Hong Kong Pending W 00201102405 04.12.2009 05.12.2008 Indonesia Pending 213198 04.12.2009 05.12.20()8 Israel Pending 5123/DELNP/2011 04.12.2009 05.12.2008 India Pending 10 2011 7012066 04.12.2009 05.12.2008 Korea Pending Pl2011002540 04.12.2009 05.12.2008 Malaysia Pending 1 2011 501064 04.12.2009 05.12.2008 Phftippines Pending 201104106 8 04.12.2009 05.12.2008 Singapore Pending a201108389 04.12.2009 05.12.2008 Ukraine Pending 2011/03409 04.12.2009 05.12.2008 South Africa Granted Claim 1 PCT: ,Pharmazeutische Zusammensetzung, umfassend Anagrelid und mindestens 60mg Laktosemonohydrat." CONFIDENTIAL M: Loidl; May 12, 2013 Novel composition for treatment of essential thrombocythemia AOP Orphan Pharmaceuticals AG Our reference: AP004 Your reference: Anathromb retard Number Filing date PrioriW Country EP 1 0157772. ·4··· 25.03.2010 no EP 2011117391 25.03.2011 25.03.2010 PCT 976/2012 25.03.2011 25.03.2010 Egypt 2011231557 25.03.2011 25.03.2010 Australia BR112012024239 3 25.03.2011 25.03.2010 Brazil 2794237 25.03.2011 25.03.2010 Canada 201201329 25.03.2011 25.03.2010 Eurasia 11710202.0 25.03.2011 25.03.2010 EP 222072 25.03.2011 25.03.2010 Israel 8696/DELNP/2012 25.03.2011 25.03.2010 India 2013 500526 25.03.2011 25.03.2010 Japan 12/11051 25.03.2011 25.03.2010 Mexico 602366 25.03.2011 25.03.2010 New Zealand 201207067 8 25.03.2011 25.03.2010 Singapore a201212238 25.03.2011 25.03.2010 Ukraine 13637014 25.03.2011 25.03.2010 USA 2012/06911 25.03.2011 25.03.2010 South Africa Claim 1 PCT: Status .... Abandoned Pending Pending Pending Pending Pending Pending Pending Pending Pending Pending Pending Pending Pending Pending Pending "A pharmaceutical composition free of gastric coating comprising anagrelide HCI, a non pH dependent polymer and a pharmaceutically acceptable water soluble acid." CONFIDENTIAL M: Loidl; Mal( 12, 2013 Pharmaceutical composition AOP Orphan Pharmaceuticals AG Our reference: AP003 Your reference: Landioloi/Cyclodextrin Number Filing dat A 2107/2007 21.12.2007 2009079679 22.12.2008 2008340179 22.12.2008 2712414 22.12.2008 200880122163X 22.12.2008 08863830.9* . 22.12.2008 5194/DELNP/201 0 22.12.2008 2010 538268 22.12.2008 58.6200 22.12.2008 _12809927 22.12.2008 Priority no 21.12.2007 . 21.12.2007 21.12.2007 21.12.2007 ' 21.12.2007 21.12.2007 21.12.2007 21.12.2007 21.12.2007 Co !!:L__ Status ·AusJrJ ... Abandoned All PCT countries .. Australia Pending_ Canada .. Penging Japan · E nding New Zealand Granted .. USA nding Validated in: AT, BE, BG, CH, CY, CZ, DE, OK, EE, ES, Fl, FR, GB, GR, HR, HU, IE, IS, IT, LT, LU, LV, MC, MT, NL, NO, PL, PT, RO, SE, Sl, SK, TR Main claims: 1. Verwendung eines Cyclodextrins und/oder eines funktionellen Cyclodextrin Derivates zur Er.Mhung der Stabilitat eines ultrakurzwirksamen 11 Adrenorezeptor Antagonisten und/oder eines pharmazeutisch akzeptablen Salzes davon in einer zur parenteralen Verabreichung geeigneten lagerstabilen wasserigen LOsung. 2. Pharmazeutische Zusammensetzung zur parenteralen Verabreichung eines ultrakurzwirksamen r..Adrenorezeptor Antagonisten in Form einer lagerstabilen Losung, im wesentlichen bestehend aus a) einem ultrakurzwirksamen 11 Adrenorezeptor Antagonisten und/oder einem pharmazeutisch akzeptablen Salz davon b) Wasser c) einem Cyclodextrin und/oder einem funktionellen CyclodextrinDerivat. NoV lfast..disintagrating comegsitions 'comprising Nabif ij AOP .Orph_an Pha.rm ceuticals AG · .. · Our;feference ·7APOo'f;t Your reference: Nabiiorie FDT Number .... Filing date Priority Country Status EP 10192497.5 25.11.2010 no EP Abandoned PCT/EP2011/070951 24.11.2011 25.11.2010 PCT PCT/EP2Q11/070951 24.11.2011 25.11.2010 United Arab Emirates Pending PCTIEP2011/070961 24.11.2011 25.11.2010 Australia Pending PCTIJSP2011l!!J;10961 24.11.2011 25.11 .. 2010 stazil Pending PCT/EP2011/070951 24.11.2011 25.11.2010 Canada Pending PCT/EP2011/070951 24.11.2011 25.11.2010 Eurasia Pending ·· 11790937.4 2:4.11.2011 25.11.2010 EP Pending PCT/EP2011/070951 24.11.2011 25.11.2010 Israel Pending 340 24.11.2011 ... 25.11.2010 India Pending PC 2.4.11,2011 25.11.,201 0 Jaoan Pending PC 11(070951 24.11.2011 25.11.2010 Mexico Pending .6()9 24.11.4011 ·· 25.11.2010 New Zealand Pending PC 01t/()7Q951 2 .11.2o11 25.11.201.0 Singapore Pending PC 2011/0'70951 ,24.11.2011 25.11.2010 USA Pending 201302703 24.11.2011 .... 25.11.2()10 South Africa Pending Claim 1 PCT: 1. Composition comprising Nabilone and randomly methylated 11 cyclodextrin (RAMEB) in the weight ratio (dry weight to dry weight) of 1 :60 1:140, preferably in the weight ratio of 1 :90 1 :11 0 and wherein Nabilone and RAMEB are comprised as an aqueous soluble complex .. 11 nr: 1. CONFIDENTIAL M: loidl; May 12, 2013 Exhibit No: 5.15.2 list of all real properties leased by the Company Representative Offices in: Romania Poland Macedonia Slovakia Czech Republic Hungary Lithuania monthly costs in EUR 800,00 1.330,21 2.613,00 1.650,00 .1.938,12 1.467,20 222,02 Exhibit No: 5.22.4 Title: Copies of the Management Board Member Agreements See addendum ANSTEtLUNGSVERTRAG abgeschlossen zwischen AOP Orphan Pharmaceutica Is Aktiengesellschaft, WilhelmlnenstraBe 91/llf, 1160 Wlen (im Folgenden nGesellschaft" genannt) einerseits und Mag. Andreas Steiner, geboren am 09.12.1959 Hofstattgasse 8/6, 1180 Wlen, (im Folgenden Norstandsmltglled" genannt) andererselts 1. Bestellung und Anstellung 1.1. Der Aufslchtsrat der Gesellschaft hat Herrn Mag. Andreas Steiner mit Beschluss vom 18.03.2013 mit Wlrkung 15.05.2013 fUr 3 (drei) Jahre zum Mltglled des Vorstandes der Gesellschaft bestellt. Herr Mag. Steiner hat diese Bestellung angenommen. 1.2. Der gegenstandliche Anstellungsvertrag 1st auf die Bestelldauer von 3 (drel) Jahren, das he16t bis zum 14.05.2016, befrlstet. Sollte der Anstellungsvertrag nicht bis spatestens 6 Monate vor Ablauf dieser 3 Jahre geki.indigt werden, so verlangert sich der Anstellungsvertrag automatlsch urn 1 (ein) weiteres Jahr, sofern der Aufsichtsrat der Gesetlschaft das Vorstandsmltglied vor .Ablauf der Funktlonsperlode zumlndest auf ein weltercs Jahr wlederbestellt. 1 .3. Der Ansteltungsvertrag regelt die vertragllchen Beziehungen zwischen dem Vorstandsmitglied und der Gesetlschaft. 2. Tl:itlgkeltsberelch, Rect'!tsgrundlagen 2.1. Das Vorstandsmltglied 1st kollektiv mit dem Vorstandsvorsftzenden, der.zeit Dr. Rudolf I:'Jidmann, oder mit dem Vorstandsvorsitzenden und einem weiteren Vorstandsmitglied zur Vertretung der Gesellschaft und zur Zelchnung berechtigt (Gesamtvertretungsbefugnls). Der Aufsichtsrat kann die Vertretungsbefugnlsse des Vorstandsmitgliedes durch Beschluss beschranken. 2.2. Das Vorstandsmltglied leltet unter eigener Verantwortung im Rahmen der Geschaftsvertellung fOr den Vorstand die Bereiche Finance & Administration und 1st lnnerhalb dieser Bereiche fiir die Einhaltung samtlicher Rechtsvorschrlften und Sicherheitsstandards, SOWle der fOr die Tatlgkelt der Gesellschaft relevallten Rlchtlinien und Empfehlungen, wie insbesondere die der European Medicines Agency (EMA) und der.lnternational Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH), verantwortlich. 2.3. Das Vorstandsmitglied hat die lhm i.ibertragenen Aufgaben mit der Sorgfalt eines ordentlichen und gewlssenhaften Geschaftslelters wahrzunehmen. Grundlagen fOr die Tatigkeit des Vorstandsmitglledes sind die Bestimmungen des Aktiengesetzes, die dem Vorstandsmitglied bekannte Satzung der Gesellschaft, die verbindlichen Beschllisse des Aufslchtsrates der Gesellschaft, die Geschaftsordnung fur den Vorstand, sowie der gegenstandliche Anstellungsvertrag. Verletzungen der In dlesen Grundlagen festgehaltenen Verpfllchtungen konnen Schadenersatzansprilche der Gesellschaft begrGnden. 2 3. Geheimhaltungspfllcht 3.1. Das Vorstandsmitglled 1st verpflic:htet, ilber vertraullche Angaben Stillschweigen zu bewahren und samtliche Geschiifts und Betrlebsgehelmnlsse der Gesellschaft gegenuber jedem Dritten und, wenn dies lm Interesse der Gesellschaft geboten erschelnt, auch gegenUber Angehorlgen der Gesellschaft, sowelt dlese nicht Kraft lhrer dienstllchen Funktlon und Tatlgkelt zur Entgegennahme derartiger Mitteilungen befugt sind, geheim zu halten. Als Geschafts und Betriebsgehelmnlsse sind ohne ROckslcht auf Patentlerfllhlgkelt oder sonstlge rechtllche Schutzfahigkelt insbesondere aile lm Zuge der dlenstllchen Tlitlgkelt des Vorstandsmitglledes von der Gesellschaft ausgeObten Forschungs und Entwlcklungstatlgkelten und dadurch direkt oder indirekt gewonnenen Ergebnisse, siimtliche durchge{Qhrten Studlen, sowie aile fllr die Gesellschaft gewonnenen Arbeltsgehelmnisse, Erfahrungen und so.nstlgtln Erkenntnlsse .. zu versteh n,. deren Gehelmhaltung nach dem pfllt;htgemiiBmt ·EI'messen elnes .9eWissenhaften Gesdt ftsleiters Is geheilllhattuf\gsbedurftlg anzusehen sind undloder deren Gehefmhaltung aus anderen GrUnden lm Interesse der Gesellschaft g boten erscheint. 4. &\tg lt 4.1. 4.2. 4.3. .Z\Isi t h .zu . m I!J:J , 4.1. ten U tug E\rll!ilt d!ls \GQrstaJ1dsmJtglied J;.lhrlich · eine Grati *J(iln, deren Pm Au 5 Monat\igt}f:Y tter(<t naall MaRgabe des Err chen ·Qer Cieschaft.sz.l .( . nd der.fi)flr tll chen t t des Voi'Startdllmit!!lltedes festgelegt wlrd. Die Gest;"t\ lel.e . erden a t:. gltlo d $ A \,len GescMf,t jahres bekann b n und die Definition der p rsQflfldlen Zl!!fe vet;eJhbart. OJe Gratifikatloh Wlrd nach fofbsdlluss des Geschaftsjahres ausg,e tdt. Oer A c: r : t. qo ,4t l!e Gratrtlkatlon n1it Absc:hluss des Geschilftsjahres fur das folgende Geschliftsjahr elnseitig widerrufen. 4.4. Dem Vorstandsmltglied wird fUr die Dauer seiner Tatigkelt eln Dienstfaluzeug zur Verfligung gestellt. Fur die Beni:itzung dieses Dienstfahrzeuges gelten die D:estimmungen der AOP Orphan Company Car des Dienstfahrzeuges, welcher inkl. USt festgelegt wlrd. Ole zum wird als Anhang./1 zum Vertrag genom men. Das Vorstandsmitglled erklart, d1:1ss er sbth fOr n Fall der Anpassung dleser Rlchtllnle an aktuelle Gegebenhelten, er sich als Vorstandsmltglied ebenfalls dieser Anpassung unterwerfen wird. 5. Dienstreisen ..5.1. lm Faile der Verwendung seines Privatfahrzeuges fOr dienstllche Zwecke ist das Vorstandsmitglled zur Verrechnung von Kilometergeld an die Gesellschaft nach den jeweils steuerllch als Aufwandersatz anerkannten Hochstsatzen berechtlgt. Tagesgelder geblihren nach dem jewells steuerlich als Aut\¥andersatz anerl<annten Hochstsatzen. 6. 6.1. 3 Urlaub Der Urlaubsanspruch des Vor.standsmltglledes fichtet skh grundsatzlich nach den Bestimmungen des Urlaubsgesetzes In der Jew lls g ltenden Fa$'1iUng mit der MaBgabe, dass der Zeltpunkt des Urlaubsantrlttes mit den and ren Vorstandsmltgliedern und gegebenenfalls mit dem Aufslchtsratsvorsitzenden abwstlmmen 1st. 7. Wettbewerbsverbot, Nebentatigkelten, Konkurrenz.klausel 7.1. Fur das Vorstandsmitglied gilt das Wettbewerbsverbot des § 79 AktG. Darilber hinaus ist es dem Vorstandsmitglled verwehrt, slch an elner anderen Handelsgesellschaft oder Gesellschaft im Geschaftszwelg der Gesellschaft als Gesellschafter weder dlrekt noch lndlrekt zu betelllgen. 7.2. lm Faile elnes VerstoBes gegen das In 7.1. gere.gelta Wettbewed:.sverbot kann dle Gesellschaft Schadenersatz fordern oder stattdessen vom VofstandsmitgtiJ d rlangen, das.s er die fUr elger·lP. Rechnung gemachten Geschafte als fOr Rechnung der·GeseiiSd'laft elngegangen gelten tasse un.d dass das Vorstandsmltglled den Gesch!iften ftlr fremde Rechnung bezogene Vergutung E::: ! ; ; ;abtrete. 7 .3. Ober das bezeichnete ; Einwllligung der Gesellschaft, die der Aufslchtsrat 11rh,rlftlltrh einer anderen Tatigkelt als der durch dlesen Anstellungsvertrag geregelten, untersagt, selbst wenn dlese Tiitlgkelt nlcht konkurrlerend 1st. Der Aufslchtsrat hat die schrlftllche Elnwllligung zu erteilen, wenn durch die Titlgkelt weder die lnteressen der Gesellschaft noch die Elnsatzf hlgkelt des Der bloBe Erwerb einer Betelllgung 7.4. Das Vorstandsmltglied verpflichtet sfch, nach Beendlgung des Anstellungsvertrages durch ein Jahr lnnerhalb Osterrelchs im Geschiifts;,twelg der Gesellschaft weder selbststandlg noch unselbststandlg tatig zu seln, sofern dlese Tiitlgkeit die Forschung und Entwicklung von Arznelmlt ln fUr lndikationen betrlfft, fOr die auch AOP Forschungs und Entwlcklungsarbelt dlrekt ode r lndlrekt durch.fuhrte oder durchfUhrt. FOr den Fall der. Verletzung dleser Verelnbarung verpfttchtet slch das V¢rstandsmitglled zur Zahlung elner Vertragsstrafe In Hohe von 4 Monatsgehliltern, wobei der Bezug im letzten Monat dleses Anstellungsvertrages die Bemessungsgrundlage bitdet. Elne allenfalls ausgezahlte Gratiflkatlon 1st in diese Bemessungsgrundlage· elnzubeziehen. Dlese Verpflichtung besteht unabhangig vom Grund fUr die Beendigung des Anstellungsverhiiltnlsses. 8. Entgeltfortzahlung 8.1. Flir die Verhindcrung des Vorstandsmitgliedes an der l.eistung seiner Oicnste durch Krankheit oder Ungllicksfall gilt§ 8 Angestelltengesetz sinngemaB. 4 9. Verfall von AnsprUchen 9.1. Es wlrd vereinbart, dass das Vorstandsmitglied offene Ansprliche aus dem gegenstlindllchen Anstellungsverhaltnis bel sonstlgem Verfalllnnerhalb von 6 Monaten ab Flilligkeit bel der Gesellschaft schrlftllch geltend ·zu machen hat. Ansprilche aus dem Aufwandersatz fUr Dlenstrelsen mussen bel sonstlgem Verfalllnnerhalb von 3 Monaten ab Hilllgkelt schrlftllch gel tend gemacht werden. 9.2. Bel rechtzeltlger Geltendmachung blelben die generell maBgebllchen Verjahrungs bzw. Verfallsfrlsten gewahrt. 10. Abberufung, Riicktritt, Vertragsaufltisung 1 0.1. Der Aufslchtsrat ist berecht!gt, das Vorstandsmitglled bel Vorliegen elnes wichtigen Grundes vorzeitig von selnem Amt abzuberufen. Als wlchtlge Grllnde gelten Insbesondere, jedoch nicht ausschlleBiich, grobe Pftlchtverletzung, Unffihlgkelt zur ordnungsgem!iBen GeschaftsfOhrung und Entziehung des Vertrauens durch die Hauptversammlung. 1 0.2. Der Aufslchtsrat der Gesellschaft wlrd splitestens sechs Monate vor Ablauf der Bestelldauer tlber die Verllingerung des Anstellungsvertrages des Vorstandsmitglledes entscheiden. Hat der Aufsichtsrat nlcht mlndestens sechs Monate vor Ablauf der Bestelldauer durch Beschluss entschieden, so wlrd die Gesellschaft unbeschadet der dem Vorstandsmltglied nach dlesem Vertrag sonst zustehenden Ansprtiche die gemliB dlesem Vertrag gebllbrenden Bezi:ige fur die Dauer von sechs Monaten nach Ablauf der Mandatspertode welter auszahlen. · 1 0.3. Das Vorstandsrnltglied ist berechtlgt, unter Elnhaltung elner sechsmonatlgen Kllndlgungsfrist zum Monatsletzten von der Vorstandsfunktlon zurllckzutreten und diesen Anstellungsvertrag zu kOndlgen. Bei Vorltegen elnes wlchtlgen Grundes ist das Vorstandsmltglled berechtigt, von der Vorstandsfunktlon zuriickzutreten und den Anstellungsvertrag jederzeit ohne Elnhaltung einer frist zu kiindlgen. t 0.4. Bel Beendlgung der Vorstandsfunktlon ist die Gesellschaft berechtlgt, dlesen Anstellungsvertrag unter Elnhaltung einer sechsmonatlgen Frlst zum Monatsletzten aufzulosen. Bei Vorllegen elnes wichtlgen Grundes 1st die Gesellschaft berechtlgt, den Anstellungsvertrag jederzeit ohne Einhaltung elner Frlst zu kilndlgen. 11, Schlussbestimmungen 11.1. Ourch dlesen Vertrag werden die schuldrechtllchen Beziehungen der Vertragspartner abschlleBend geregelt. 11.2.. Anderungen UF.ld.Erganzungen dleses Vertrages bedurfen zu ihrer Wirksamkeit der Schriftform. Auch fiir das Abgehen von dlesem Formerfordernis ist die Schrlftform notwendig. 11.3. Die Unwlrksamkeit einzelner Bestimmungen dieses Vertrages berOhrt die Wirksamkeit der ilbrlgen Bestlmmungen nicht. Sofern eine Klausel dleses Vertrages mangelhaft sein sollte, insbesondere well sie gegen geltendes Recht verstoBt oder undurchfuhrbar ist, verpfllchten slch die Parteien dazu, umgehend die mangelhafte Klausel durch eine miingelfreie, sohin durch elne insbesondere rechtsgiiltige und durchfllhrbare Klausel zu ers tzen, die der ursprunglichen Klausel in wirtschaftllcher Hinslcht m<lglichst nahe kommt. 11.4. 11.5. 5 Dleser Vertr.ag wlrd in zwei Originalen errichtet, von welchen jeder der Vertragspartner elnes erhalt. Samtllche Streltlgkelten aus diesem Vertrag elnschlleBIIch der Fragen seines giiltlgen Zustandekommens bzw. seiner Nachwlrkungen werden ausschlleRiich vor dem Handelsgericht Wien entschleden. Es gilt ausschlleBilch osterrelchlsches Recht. Mag. Andreas Steiner, geb. 09.12.1959 .. ANSTEllUNGSVERTRAG abgesqhlossen zvvischen AOP ,p n PharfuaQeutiCt:llS Aktiengesellschatl Wllbelminenslraf3e 91' t1160 Wlen ,,. · (im Folgenden ,Gesellschaft" genannt) einerseits und Or. Georg Fischer, geboren am 12.11.1958 Silenegasse 8 12/46, 1220 Wien (lm Folgendan ,Vorstandsmitglled" genannt) andererseits 1. Bestellung und Anstellung ' ·c,.· '1.1. Oar Aufsichtsrat der Gesellschaft hat Harrn Dr. Fischer mit Beschluss vom 27.06.2008 zum Vorstandsmitglied bestellt. Dar mit dieser Bestellung zeitglelch abgeschlossene auf zwei Jahre befristete Anstellungsvertrag endet am 30.06.2010. 1 .2. Dar gegenstandliche Anstellungsvertrag gilt nun fOr die restliche Bestelldauer von 5 (fOnf) Jahren, das heiBt bis zum 26.06.2015, und endet, soweit in der Folge nichts anderes vareinbart wird, nach Ablauf dieser 5 (fi.inf) Jahre, ohne dass es einer KOndigung bedarf. Dar Anstellungsvertrag regelt die vertraglichen Beziehungen zwischen dem Vorstandsmitglied und dar Gesellschaft. 2. Tatlgkeitsberelch, Rechtsgrund1agen 2.1. Das Vorstandsmitglied ist kollektiv mit dem Vorstandsvorsitzenden, Herrn Dr. Rudolf Widmann, oder mit dem Vorstandsvorsitzenden und einem weiteren Vorstandsmitgiied zur Vertretung der Gesellschaft und zur Zeichnung berechtigt (Gesamtvertretungsbefugnis). Der Aufsichtsrat l<ann die Vertretungsbefugnisse des Vorstandsmitgliedes durch Beschluss beschranken. Verantwortung im Rahmen der 2 und Empfehlungen, wie insbesondere die der Euro; ean Medicines Agency (EMeA) und der International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH), verantwortlich. 2.3. Das Vorstandsmitglied hat die ihm ubertragenen Aufgaben mit der Sorgfalt eines ordentlichen und gewissenhaften Geschaftsleiters wahrzunehmen. Grundlagen tQr die Tatigkeit des Vorstandsmitgliedes sind die Bestimmungen des Aktiengesetzes, die dem Vorstandsmitglied bekannte Satzuqg der Gesellschaft, die verbindlichen BeschlOsse des Aufsiohtsrates der Gesellschaft, .die Geschaftsordnung tor den Vorstar ...:, sowie der gegenstandliche Anstellungsvertrag. Verletzungen der in diesen Grundlagen festgehaltenen Verpflichtungen konnen Schadenersatzanspruche der Gesellschaft begrOnden. 3. Geheimhaltungspflicht 3. i . Das Vorstandsmitglied ist verpflichtet, Qber vertrauliche Angaben Stlllschweigen zu bewahren und samtliche Geschafts und Betriebsgeheimnisse der Gesellschaft gegenOber jedem Dritten und, wenn dies lm Interesse der Gesellschaft geboten erscheint, auch gegenuber AngehOrigen der Gesellschaft, soweit diese nicht Kratt ihrer dienstlichen Funktion und Tatigkeit zur Entgegennahme·derartiger Mitteilungen befugt sind, geheim zu halten. Als Geschafts und Betriebsgeheimnlsse sind ohne Rucksicht auf Patentierfahigkeit oder sonstige rechtliche Schutzfahigkeit insbesondere aile im Zuge der dienstlichen Tatigkeit des Vorstandsmitgliedes von der Gesellschaft ausgel!bten Forschungs und Entwicklun.gstatigkeiten und dadurch direkt oder i'1direkt gewonnenen Er\. 3bnisse, samtliche durchgefOhrten Studien, sowie aile fOr die Gesellschaft gewonnenen Arbeitsgeheimnisse, Erfahrungen und sonstigen Erkenntnisse ..::u verstehen, deren Geheimhaltung nach dem pflichtgemaBen Ermessen eines gewissenhaften Geschaftsleiters als geheimhaltungsbedurftrg nzusehen sind und/oder deren Geheimhaltung aus anderen Grunden lm Interesse der Gesellschaft geboten erscheint. 4. Entgelt 4.1. Das Vorstandsmitglied erMit' als Entgelt fOr seine gesamte Tatigkeit im Diensta der Gesellscllaft einen jahrlichen Bruttobezug von © Dr. Veronil<· Cortolezis "3 4.2. Die regelmaBige wochentliche Normalarbeitszeit betragt derzeit 38,5 Stunden. Die Einteilung der taglichen Arbeitszeit obliegt dem Vorstandsmitglied. Eine Qber diese Arbeitszeit hinausgehende Arbeitsleistung gilt als Uberstundenleistung. Das Vorstandmitglied wird Oberstunden leisten, soweit dies fOr die ErfOIIung seiner Aufgaben erforderlich ist und dem berucksichtigungswOrdige lnteressen seinerseits nicht entgegenstehen. 4.3. Das Vorstandsmitglied wird Aufzeichnungen uber die von ihm geleisteten Oberstunden fOhren und dlese Aufzeichnungen jeweils bis zum 5. des Folgemonats fOr das vorangehende Monat der Gesellschaft Obermitteln. Ein allfalliges Entgelt fOr geleistete Oberstunden (Grundlohn und SFN·Zuschlage) wird am Ende jenes Monats zur Zahlung fallig, der dem Monat folgt, in dem diese Oberstunden geleistet wurden. Oberstunden werden im AusmaB von 1 o Stunden pro Monat abgegolten. 4.4. Zusatzlich zu dem im Absatz 4.1. geregelten Bezug erhiilt das Vorstandsmitglied jahrlich eine Gratifikatlon, deren Hohe vom Aufsichtsrat jahrlich fOr das kommende Geschattsjahr nach MaBgabe des Geschaftserfolges und der personlichen Leistung des Vorstandsmltglledes festgelegt wlrd. Die Gratiflkation betragt derzeit € 24.878,80 (in Worten: Euro Vierundzwanzlgtausendachthundertaohtttndslebzlg/80) und wlrd lm ersten Quartal des darauffolgenden Geschaftsjahres ausgezahlt. 4.5. Welters erhalt das Vorstandsmitglied zusatzlich zu dem im Absatz 4.1. geregelten Bezug eine Zuwendung zu seinem Pensionskassenvertrag Nr. 2211 bel der Victoria· Volksbanken Pensionskassen AG in Hohe ...... 4.6. Dam Vorstandsmitglied wird fOr die Dauer seiner Tatlgkeit ein Dienstfahrzeug zur VerfOgung gestellt. FOr die Beni.itzung dieses Dienstfahrzeuges gelten die Bestimmungen de ;s Dienstfahrzeuges in ihrer jeweils gOitigen Fassung. Das Gesellschaft aktuellen Gegebenheiten 5. Oienstreisen 5.i. lm Faile der Verwendung seines Privatfahrzeuges fOr dienstliche Zwecke ist das Vorstandsmitglied zur Verrechnung von Kilometergeld an die Gesellschaft nach den jeweils steuerlich als Aufwandersatz anerkannten Hochstsatzen berechtigt. Tagesgelder gebOhren nach dem jeweils steuerlich als Aufwandersatz anerkannten Hochstsatzen. ©Dr. Veronika Cortolezis 4 6., .,,. Urlaub · · · 'jdB. (;,::" t:'f5er · tl lJb,anspnJG"". di ;; Vorstand mltgiietf . ridit f· steff grunds tilfch ·naof derf Bestimmungen des Urlaubsgesetzes in der jeweils geltenden Fassung mit der MaBgabe, dass der Zeitpunkt des Urlaubsantrittes mit den anderen Vorstandsmitgliedern und gegebenenfalls mit dem Aufsichtsratsvorsitzenden abzustimmen ist. 7. Wettbewerbsverbot, Nebentatigkeiten, Konkurrenzklausel 7.1. FOr das Vorstandsmitglied gilt das Wettbewarbsverbot des§ 79 AktG. DarOber hinaus ist es dem Vorstand verwehrt, sich an einer konkurrierenden Handelsgesallschaft oder Gesallschaft im GeschiUtszwelg dar Gesallschaft als Gesellschafter zu batailigan. 7.2. lm Faile alnes VerstoBes gegen das In 7.1. geregelte Wettbewerbsverbot kann die Gesallschaft vom Vorstandsmltglied Schadenersatz fordern oder sta dassan von Jhm verlangen, dass er die fOr eigene Rechnung gemachten Geschafte als fOr Rechnung der Gesellschaft elngagangen gelten lasse und dass das Vorstandsmitglied die aus den Geschaften fur fremde Rechnung bezogene VergOtung herausgebe oder seinan Anspruch auf die VargOtung an die Gesellschaft abtreta. 7 · ('14 hinaus ist dem Vorstandsmitgliad ohne · · 1 d. d A f · h 1e er u SIC . ·· · n at, die AusObung einer anderen Tatigkeit als dar durch diasen rs · · · , gereg en, untersagt, salbst wenn diese Tatigkeit nicht konkurrierend ir . Der Aufsicht ;rat hat die Einwilligung zu erteilen, wenn durch die Hitigkeit wader die lnteressen der Gesellschaft noch die Einsatzfahigkeit des Vorstandsmitgliedes fUr die Gasallschaft gefahrdet erscheinan. Der bloBe Erwarb einer Beteiligung von1··· 7.4. Dem Vorstand.smitglied ist es ausdrOcklich gestattet, tor ein nicht konkurrierendes Pharmaunternehmen als Konzasslonar zu fungieren. 8. 8.i. EntgeJtfortzahlung Fur die Verhinderung des Vorstandsmitgliedes an der Leistung seiner Dienste durch Krankheit oder UngiOcksfall gilt § B Angestelltengesetz sinngemaB ©Dr. Veronlka Cortolezis ·5· 9. Verfall von Anspri.ichen 9.1. Es wird vereinbart, dass das Vorstandsmitglied offene AnsprOche aus dem gegenstiimdlichen Anstellungsverhaltnis bei sonstigem Verfall innerhalb von 6 (sechs) Monaten ab Falligkeit bei der Gesellschaft schriftlich geltend zu machen hat. AnsprCiche aus dem Aufwandersatz fur Dienstreisen mussen bei sonstigem Verfall innerhalb von 3 (drei) Monaten ab Falligkeit schriftlich geltend gemacht warden. 9.2. Bei rechtzeitiger Geltendmachung bleiben die generell maBgeblichen Verjahrungs bzw. Verfallsfristen gewahrt. 1 o. Abberufung, Rucktritt, Vertragsauflosung 10.1. Der Aufsichtsrat ist berechtigt, das Vorstandsmitglied bei Vorllegen eines wichtigen Grundes vorzeitig von seinem Amt abzuberufen. Als wichtige GrOnde gelten insbesondere, jedoch nlcht ausschlieBiich, grobe Pflichtverletzung, Unfahigkeit zur ordnungsgemaBen GeschaftsfOhrung und Entziehung des Vertrauens duroh die Hauptversammlung. 1 0.2. Der Aufsichtsrat der Gesellschaft wird spatestens 3 (drei) Monate vor Ablauf der Bestelldauer Ober die Verlangerung des Anstellungsvertrages des Vorstandsmitgliedes entscheiden. Hat der Aufsichtsrat nicht mindestens 3 (drel) Monate vor Ablauf der Bestelldauer durch Beschluss entschieden, so wird die Gesellschaft unbeschadet der dem Vorstandsmitglied nach diesem Vertrag sonst zustehenden AnsprOche die gemaB diesem Vertrag gebuhrenden Bezuge fOr die Dauer von 3 (drei) Monaten nach Ablaut der Mandatsperiode weiter auszahlen. 1 0.3. Das Vorstandsmitglied ist berechtigt, unter Einhaltung einer sechsmonatigen KOndigungsfrist zum Monatsletzten von der Vorstandsfunktion z.urOckzutreten und diesen Anstellungsvertrag zu kOndigen. i 0.4. Bei Beendigung der Vorstandsfunktion ist die Gesellschaft berechtigt, diesen Anstellungsvertrag unter Einhaltung einer sechsmonatigen Frist zum Monatsletzten aufzul6sen. Bei Vorliegen eines wichtigen Grundes ist die Gesellschaft berechtigt, den Anstellungsvertrag jederzeit ohne Einhaltung einer Frist zu kOndigen. ©Dr. Veronika Cortolezis 6 11. Schlussbestimmungen 11.1. Durch dies n Vert.rag werden die schuldrechtlichen Beziehungen der Vertragspartner abschliel3end geregelt. 11.2. Anderungen und Erganzungen dieses Vertrages bedOrfen zu ihrer Wirksamkeit der Schriftform. Auch tor das Abgehen von diesem Formerfordernis ist die Schriftform notwendig. 11.3. Die Unwirksamkeit elnzelner Bestimmungen dieses Vertrages berOhrt die Wirksamkeit der Obrigen Bestimmungen nicht. Sofern eine Klausel dieses Vertrages mangelhaft sein sollte, insbesondere wail sle gegen geltendes Recht verstOBt oder undurchfOhrbar ist, verpflichten sich die Partelen dazu, umgehend die mangelhafte Klausel durch eine mA.ngelfreie, sohin durch eine insbesondere rechtsgOitige und durchfOhrbare Klausel zu ersetzen, die dar ursprOnglichen Klausel in wirtschaftlicher Hinsicht mOglichst nahe kommt. 11.4. Dieser Vertrag wird in zwei Originalen errichtet, von welchen jeder der Vertragspartner elnes erhalt. 11.5. Samtllche Streitigkeiten aus dlesem Vertrag einschlieBiich der Fragen seines gOitigen Zustandekommens bzw: seiner Nachwirkungen werden ausschlleBiich vor dem Handelsgericht Wien entschieden. Es gilt ausschlieBiich Osterrelohisches Recht. Wien,am fUr AOP Orphan Pharmaceuticals Aktiengesel s ft: DDr. H inz . Ru swurrn · too \t . Dr. Georg Fischer,·geb. 12.11.1958 © Dr. Veronika Cortolezis Vorstandsdienstvertrag 1. ANSTELLUNG Herr wohnhaft in Dr. Rudolf Stefan Widmann FavoritenstraBe 25/4/8, 1 040 Wien geboren am 24.03.57 in St. Johann in Tirol, osterreichische Staatsburger, verheiratet, im folgenden Dr. Widmann genannt, tritt mit 1. Janner 1997 in den Dienst der Firma AOP Orphan Pharmaceuticals AG, FavoritenstraBe 25/4/8, 1040 Wien, im folgenden kurz AOP genannt. 2. AUFGABEN Dr. Widmann wird mit der FOhrung der Gesellschaft als Vorstand betraut. Dr. Widmann wird alles dEiransetzen, die Geseltschaft erfolgreich auf, ml!l. u fQr s.e,ine Tltlgkeit wird etn Na. ran. Zusa l i ng wlrd ein Betrat zur Finanzlerung einer Vetsf¢1!\erung leii'IEJr W.afitl. geWj\hrt, sofem dies auch · einel\'l stetaedicher Aufwand fur die AOF' sieh · Dle$er Betrag wlijl jihrlich im gleichen AusmaB wle dar Die ZEtf:IIMnQ$n erfol.$0 jewells am. Lc:ttz:ten eines jedefl Kalenderm(lnates im t1Elchhinein. GrundsttZildh hat or. Widmann sefh G halt baw. aile sonsttten aus clem Vertrag resultlerenden ffnanzielten AnsprOche, wie etwa Weihnachtsremuneratlon, Unaubsbelhitfe und andere& mehr, bel AOP bzw. dessen Beauftragten zu beheben, wobei auf WUnsch des Dr. Widmann dlese Zahlungnn auch auf eln von ihm bekanntg,egebenes Konto durchgefnhrt warden. 4. ARBEITSZEIT/DIATENREGELUNG Die regelmi:iBige wochentliche Arbeltszeit beW\gt 40 Stunden. Bei mehr als 4 stundlger elnem Termin auBerhalb Wiens gelangen Diaten zur Bei Auslandsterminen wird der entsprechende 5. MEHRARBEITSSTUNDEN UNO OBERSTUNDEN Dr. Widmann ist verpflichtet, Mehrarbeitsstunden und/oder Oberstunden, die fUr die Erreichung der Untemehmensziele notwendig sind, in vertretbarem AusmaBe zu leisten. Diese werden jedoch von AOP nicht extra honoriert, sondem gelten durch die im Absatz 2 des vorliegenden Vertrages definierte Oberstundenpauschale als abgegolten. 6. SONSTIGE AKTIVITATEN Dr. Widmann ist ausschlieBiich fUr AOP tatig. Etwaige anderen Aktivitaten sind vor deren Aufnahme dam Aufsichtsrat zur Genehmigung vorzulegen. 7. URLAUB Der Urlaubsanspruch betragt 5 Wochen. 8. LAUFZEIT/KONDIGUNG Das Dienstverhaltnis wird auf unbestimmte Zeit abgeschlossen. Das Dienstverhaltnis kann von beiden Seiten unter Einhaltung elner 6 monatigen Kundigungsfrist am jeweils letzten Tag eines Kalendermonats beendet warden. 9. Wenn Dr. Widmann ohne 5I liD wenn ihm eln Verschulden an auf Ersatz des von ihm ve ans zu. Dleser allfilllge Schadenersatzanspruch wird ohne Rucksicht auf den tats#lchlich entstehenden Schadan im belderseltigen ausdrOckllchen Elnvemehmen pauschaliert, und zwar so, daB Dr. Widmann im Faile eines vorzeitlgen Austrittes ohne wichtigen Grund oder einer durch ihm verschuldeten vorzeltigen Entl i lft08«1t'KIJWI1.fli1Wfl dll ;U 0 Pten Betrag schuldet, den AOP bel einem, von thm vef!leliitaelen vorzeitlgen Austtitt an r 3 Monatsentgelte anerkennt vereinbarten Konventlonalstrafe. Die Dienstverhiltnisses filllg. 10. GEHEIMHALTUNGSKLAUSEL Dr. Widmann verpflichtet sich, sowohl wahrend des aufrechten Dienstverhaltnisses als auch Ober elnen Zeitraurn von mindestens drei Jahren nach Aufl6sung des Dienstverhaltnisses, samtliche ihm im Rahmen der Tllltigkeit fur AOP zugangllch gewordenen Firmenstrategien, ln!bnnatlonen Ober Bezugs oder Verkaufspreise, Bezugsquellen, Kooperatlonen sowie aile &onstigen Daten, die fOr eine Kon'kurrenzflrma von Interesse sein konnten, geheim zu halten und nicht an Dritte weiterzugeben. Sollte es dennoch zu einer Weitergabe solcher lnformationen an Drltte wahrend des angegebenen Zeitraumes kommen, haftet die Dr. Widmann ausdrilcklich fOr aile Folgeschaden, die AOP daraus erwachsen. 11. VERFALL VON ANSPROCHEN Es wird vereinbart, daB offene Anspruche aus dem gage sonstigem Verfall ir.nerhalb von 3 Monaten ab FEUJigkelt b warden mussen. Bei rechtzeitiger Geltendmachung bleiben di s bei acht generell maBgeblichen Verjahrungs bzw. Verfallfristen gewahrt. Dr. Widmann: GareseJAL Dr. Rudolf Widmann Wien, am 3. Februar 1997 2 AMENDMENT 01 zum Vorstandsdienstvertrag vom 03.02.1997 abgeschlossen zwischen Dr. Rudolf Widmann (im folgenden Vorstand genannt) und AOP Orphan Pharmaceuticals AG (im folgenden AOP Orphan genannt) Priam bel Dr. Rudolf Widmann und AOP Orphan haben am 03. Februar 1997 einen Vorstandsdienstvertrag abgeschlossen. Die Parteien kon:tmen nunmehr Oberein, den Vertrag wie folgt zu erganzen: 1. Elnstufung Zufolge der vereinbarten Tatigkeit und der von dem Vorstand tiekannt gegebenen Berufsjahre werden Vordienstzeiten im AusmaS von 8 Berufsjahren fOr Tatigkeiten vor BegrOndung des Dienstverhaltnisses mit AOP Orphan angerechnet. 2. Allgemelnes Die Obrigen Bestimmungen des Vorstandsdienstvertrags bleiben von dieser Vereinbarung unberOhrt. Wien, am 1 o. Marz 1998 Dr. Rudolf Widmann DDr. Heinz Russwurm Aufsichtsratsvorsitzender AMENDMENT 02 zum Vorstandsdienstvertrag vom 03.02.1997 und :z:um Amendment 01 vom 10. Mlr:z: 1998 abgeschlossen zwischen Dr. Rudolf Widmann (im folgenden Vorstand genannt) und AOIP Orphan Pharmaceuticals AG (im folgenden AOP Orphan genannt) Priam bel Dr. Rudolf Widmann und AOP Orphan haben einen Vorstandsdienstvertrag und ein Amendment Ol abgeschlossen. Im Amendment 01 wurde vereinbart, Vordlenstzelten lm AusmaB von 8 Berufsjahren anzurechnen. Die Parteien halten nunmehr fest, dass die Berechnung der 8 Berufsjahre inkorrekt erfolgt 1st und die Berechnung wie folgt richtiggestellt wird: 1. Einstufung Zufolge der vereinbarten Tatigkeit und der von dem Vorstand bekannt gegebenen Berufsjahre werden unter Bezugnahme auf EStG § 14 Abs 1/ZI 3 Vordlenstzeiten im AusmaB von 13 Berufsjahren fur Tatlgkelten vor BegrOndung des Dienstverhaltnisses mit AOP Orphan angerechnet. 2. Allgemelnes .Ole Obrigen Bestlmmungen des Vorstandsdienstvertrags blelben von dieser Vereinbarung unberuhrt. Wien, am 11. August 2008 Dr. Rudolf Widmann· DDr. Heinz Russwurm Aufsichtsratsvorsltzender Exhibit No: 5.27.3 See addendum Product: Britlofex no exclusivity MAH Product: Busilvex Orphan drug status ends 2014 I Country Austria MAH Pierre Fabre Slovenia Pierre Fabre Hungary Pierre Fabre Product: IVHebex no exclusivity Country MAH 1 Poland LFB Product: Canemes no exclusivity Orpha Devel country Aust iMAH Product: Ospolot no exclusivity Country MAH Austria Desitin Product: Tadim, Promixin IV, Tadim Inhale no exclusivity Country MAH Austria Profile Product: Wilfactin, Hemoleven no exclusivity Product: Adasuve Staccato 10 year data exclusivity starting 2013 Country MAH Austria Alexza Czech Republic Alexza Poland Alexza Slovakia Alexza Baltics Alexza Hungary Alexza Slovenia Alexza Exhibit No: 5.33.6 Title: List of representative offices and area managers See addendum Exhibit 8.2.1 1 Definitions 1.1 UnlesS' expressly ot'fleFwise defined in Clause 1.2· of ·this Exhibit 8.2.1, d fined·" terms used herein shall have the meaning given to them in Clause 1 (Definitions) of the Agreement. 1.2 In addition, the following defined terms shall have the following meaning: Cash Closing Accounts Closing Accounts Date Dividend Instalment Due Date Marketable Securities Provisions M6244142/9 means cash, cheques and bank deposits (Kassenbestand, Schecks, Guthaben bei Kreditinstituten) pursuant to § 224 para (2) B. IV. UGB; means unaudited financial statements of the Company as of the Closing Accounts Date, comprising balance sheet and P&L account, prepared in the format of the Audited Financial Statements 2012 and in accordance with Austrian generally accepted accounting principles, including without limitation the principle of balance sheet continuity; means 30 June 2013; means 30 April, 31 July, 31 October and 31 January of a calendar year or, if these dates are not Business Days, the Business Day immediately following such date(s); means securities of the fixed assets ( Wertpapiere (Wertrechte) des Anlagevermogens) pursuant to § 224 para 2 A. III. 5. UGB and other securities and participations (sonstige Wertpapiere und Anteile) pursuant to § 224 para 2 B. III. 2 UGB; means prov1s1ons for severance payments, pensions, taxes and other provisions (ROckstelfungen fOr Abfertigungen, Pensionen, Steuerrilckstellungen und sonstige ROckstelfungen) pursuant to § 224 para (3) C. 1. through 4. UGB; 2 Working Capital 2 Dividend to Seller 1 Payment 2.1 Subject to the terms and conditions of the Agreement and this Exhibit 8.2.1, the Seller shall be entitled to a dividend by the Company as follows: 2.1.1 The Seller shall be entitled to a dividend by the Company corresponding to the amount of the Working Capital pursuant to the Closing Accounts minus an amount (the "Dividend"). The dividend resolution shall provide for the payment of the Dividend in instalments pursuant to Clause 2.1.11. 2.1.2 To determine the amount of the Dividend, the Seller shall procure that the Company draws up and prepares the Closing Accounts as of the Closing Accounts Date. The Closing Accounts shall inter alia present the Working Capital as of the Closing Accounts Date. The Closing Accounts shall be delivered to the Purchasers within 30 (thirty) business days from the Closing Accounts Date. The Closing Accounts shall be audited Purchaser 2's auditor or such other .international ac :ounting firm as the Purchaser may reasonably select within 4 (four) weeks from receipt of the Closing Accounts by the auditor and, upon completion of such audit, the audited Closing Accounts shall be submitted to the Seller and the Purchasers. 2.1.3 2.1.4 M6244142/9 Within 14 (fourteen) days following receipt by the Seller of the audited Closing Accounts, the Seller shall be entitled to review and examine the audited Closing Accounts. The Closing Accounts prepared, reviewed and audited in accordance with the provisions of this Clause 2.1 will be final and binding upon the Parties, unless a written notice of disagreement with respect thereto (a "Notice of Disagreement"), specifying in reasonable detail the nature and reasons of such disagreement, is delivered by the Seller to the Purchasers within 14 (fourteen) days following the date on which the audited Closing Accounts were delivered to the Seller. If a Notice of Disagreement is given, during a period of 30 (thirty) days following the delivery of such notice, Purchasers and Seller will attempt in good faith to resolve by mutual agreement any difference they may have with respect to any matter specified in such Notice of Disagreement and, to the extent they will be able to amicably resolve such differences, they will agree also on the adjustment( s) to be made to the audited Closing Accounts to reflect such mutual agreement. 2.1.5 If Seller and Purchasers fail to reach an agreement with respect to all matters specified in the Notice of Disagreement within such period of 30 (thirty) days, then all matters as to which agreement is not reached (the "Disputed Matters") will be submitted to and reviewed by an expert (the "Expert"), whictlshall be any reputable and leading international accounting firm {other than the Company's or the Purchasers' auditor), jointly selected by Purchasers and Seller. If, within 7 (seven) days following the expiration of the 30 (thirty) day period contemplated above, Purchasers and Seller fail to agree upon the selection of the Expert, or any Expert selected by them does not agree to perform the services called for hereunder, and in the latter case only the Parties cannot agree on an alternate Expert within a further period of 7 (seven) days, the Expert shall be selected by the then President of the Austrian Chamber of Accountants, Vienna (Kammer der Wirtschaftstreuhander), with preference being given in making such selection to any leading international accounting firm qualified to render audit services in Austria (other than the Company's or the Purchasers' auditor) which may be agreeable to perform such services. 2.1.6 2.1.7 M6244142/9 The Expert {I) shall consider ·only the Disputed Matters, (ii) shall act promptly to resolve all such matters, (iii) shall comply with the provisions of this Clause 2.1, (iv) shall be empowered to act as an expert (Schiedsgutachter) and not as an arbitrator only to the extent strictly required to resolve the Disputed Matters and (v) its determinations with respect thereto shall be fi,nal, conclusive and binding upon Purchasers and Seller and shall not be subject to appeal. The application of § 1056 ABGB is hereby excluded by the Parties. Upon resolution by the Expert of all Disputed Matters, the Expert shall prepare and deliver to the Parties, as soon as possible and in any event not later than 30 (thirty) days following its acceptance of the appointment, the audited Closing Accounts and the amount of the Working Capital, adjusted to reflect any determinations of the Expert with respect to any Disputed Matters. The audited Closing Accounts in respect of which no Notice of Disagreement has been notified by the Seller to the Purchasers or which have been adjusted as stated. above (to reflect any agreement reached between the Parties with respect to matters specified in a Notice of Disagreement and/or pursuant to any determination of the Expert with respect to any Disputed Matters) shall be final, conclusive and binding upon the Purchasers and the Seller solely for the purpose of determining the amount of the Dividend and, accordingly, shall not, per se, affect the annual financial "4. statements of the Company to be submitted to shareholders' approval and to be published ·and filed In accordance with applicable taxes; . 2.1.'8··· Neither thEf"acnieVement of ·any 'mutua'l greern.en(oi the · Pardes ·ps sef forth above, nor any determinations by the Expert may be deemed or otherwise construed to limit any rights of the Purchasers under or in connection with the Agreement. All fees and disbursements of the Expert due in connection with the provision of the services contemplated hereunder shall be shared between the Seller and the Purchaser:. in the proportion they have prevailed in or lost their case, thereby applying the provisions of Sections 41 et seq. of the Austrian Code of Civil Procedure (Zivilprozessordnung) by analogy. It is also possible for either Party to prevail in or lose its case entirety. In his Expert opinion, the Expert will also decide in which proportion the Parties shall bear the Expert's fees. The Parties shall be liable for the Expert's fees in this proportion. 2.1.9 Within 30 (thirty) days after the audited Closing Accounts have become final and binding on the Parties in accordance with this Clause 2.1, a shareholders' meeting of the Company shall be held to resolve on the distribution of the Dividend to the Seller as former shareholder of the Company. 2.1.10 Following the resolution of the Dividend pursuant to Clause 2.1.9, the Company shall pay the dividend withholding tax (KESt). 2.1.11 Subject to Clause 2.1.12 of this Exhibit 8.2.1, the Dividend shall b.e payable to the Seller by the Company in quarterly instalments on each Dividend p.stalment Due Date, beginning as of 30 September 2013. 2.1.12 Each instalment of the Dividend shall be due anc. payable by the Company 20 (twenty) Business Days after each Dividend Instalment Due Date only if and to the extent: 2.1.12.1 M6244142/9 Within 5 (five) Business Days from each Dividend Instalment Due Date, the Company's auditor has certified in writing to the Company (for the attention of the supervisory board), with a copy to Purchaser 2 that (A) on the respective Dividend Instalment Due Com ny had Cash of not less than Ius such amount of Marketable Securities which are required to be held against Provisions under Austrian generally accepted accounting principles as at such Dividend Instalment Due Date; and (B) during the quarter immediately preceding the respective Dividend Instalment Due Date the Company had and during the quarter immediately following the respective Dividend Instalment Due Date is reasonably likely to maintain a normalized Working Capital of not In case. the minimum Cash balance pursuant to sub Cii=!USe (A) above is not met on the respective Dividend Instalment Due Date, payment of the Dividend instahrrent may still be made, prOVIded that·the Seller no ifies the Company's auditor (with a copy to Purchaser 2) in wr;lting on the payment date pursuant to Clause 2.1.12 that' the minimum Cash balance pursuant to sub clause (A) above is met on the payment date and provides (a) bank statement(s) (Kontoauszug) of the Company's bank account(s) of even date evidencing the correctness of such notice; 2.1.12.2 within 10 (ten) Business Days from receipt of the auditor certificate pursuant to Clause 2.1.12.1 of this Exhibit 8.2.1, the chairman of the supervisory board of the Company, respectively, in case of the chairman's incapacity, the deputy chairman has approved the payment of the respective instalment of the Dividend. No additional approval by the chairman (deputy chairman) of the supervisory board shall be required for payment of a Dividend instalment on the basis of Seller's notice to the auditor accompanied by (a) bank statement(s) (Kontoauszug) pursuant to Clause 2.1.12.1 second sentence; 2.1.12.3 on the payment date pursuant to Clause 2.1.12 of this Exhibit 8.2.1, the Company actually has Cash of not less than us such amount of Mare Securities which are red to be held against Provisions under Austrian generally accepted accounting principles and the Dividend can be paid without requiring loan or credit financing of any kind or nature; and 2.1.12.4 the Dividend shall have been paid in full on or before 31 December 2018. If not paid in full by this date, all of the Seller's rights and Claims to the Dividend not covered by a dividend instalment payment at an earlier Dividend Instalment Due Date shall be terminated and forfeited. 2.2 If and to the extent due, the Dividend shalt be payable by the Company to the Seller's bank account set forth in Exhibit 4.5 . .1 of the Agreement or such other bank account of the Seller as the Seller may from time to time notify to the Company (with a. copy to Purchaser 2) in writing pursuant to Clause 15.11 of the Agreement. 2.3 The Seller shall not be entitled to set off Claims pursuant to this Exhibit 8.2.1 against Claims of the Company against the Seller out of or in connection with the Agreement, if any. M6244142/9 Exhibit No: 1 0.4.1 See addendum G [Address] AOP Orphan Pharmaceuticals Aktiengesellschaft Attn: Management Board (Vorstand) Wilheminenstra6e 91/Ilf 1160 Vienna Austria Resignation as Member of the Supervisory Board Dear Sirs, SPA Exhibit 10.4.1 Vienna __ ·· · 2013 Herewith, I resign as member of the supervisory board of AOP Orphan Pharmaceuticals Aktiengesellschaft with corporate seat in Vienna and business address at WilheminenstraBe 91/IIf, 1160 Vienna, Austrfa, registered in the companies' register of the Vienna Commercial Court under FN 237770 m ("Company"). Such resignation shall be effective as of [Closing Date] . . I confirm that I have no claims towards the Company at the time of resignation. Kindly acknowledge my resignation as member of the supervisory board of the Company and file my resignation with the companies' register. I trust that my discharge (Entlastung) for the busin 'SS year ending on 31 December 2012 will be resolved upon in the upcoming annu<..l general meeting of the Company. Kind regards For AOP Orphan Pharmaceuticals AG Dr. Rudolf Widmann [Address] AOP Orphan Pharmaceuticals Aktiengesellschaft Attn: Management Board ( Vorstand) Wilhemim:. traBe 91/IIf 1160 Vienna Austria Resignation as Member of the Supervisory Board Dear Sirs, SPA Exhibit 10.4.1 Vienna · · 2013 Herewith, I resign as member of the supervisory board of AOP Orphan Pharmaceuticals Aktiengesellschaft with corporate seat in Vienna and business address at WilheminenstraBe 91/Ilf, 1160 Vienna, Austria, registered in the companies' register of the Vienna Commercial Court under FN 237770 m ("Company"). Such resignation shall be effective as of [Closing Date] . . I confirm that I have no claims towards the Company at the time of resignation. Kil"dly acknowledge my resignation as member of the supervisory board of the Company and file my resignation with the companies' register. I trust that my discharge (Ent/astung) for the business year ending on 31 December 2012 will be resolved upon in the upcoming annual general meeting of the Company. Kind regards For AOP Orphan Pharmaceuticals AG Received and acknowledged on __ . __ . 2013 Dr. Rudolf Widmann [Address] AOP Orphan Pharmaceuticals Aktiengesellschaft Attn: Management Board ( Vorstand) WilheminenstraBe 91/IIf 1160 Vienna Austria Resignation :.: s Member of the Supervisory Board Dear Sirs, SPA Exhibit 10.4.1 Vienna 2013 Herewith, I resign as member of the supervisory board of AOP Orphan Pharmaceuticals Aktiengesellschaft with corporate seat in Vienna and business address at WilheminenstraBe 91/IIf, 1160 Vienna, Austria, registered in the companies' register of the Vienna Commercial Court under FN 237770 m ("Company"). Such resignation shall be effective as of [Closing Date]. I confirm that I have no claims towards the Company at the time of resignation, Kindly acknowledge my resignation as member of the supervisory board of the Company and file my resignation with the companies' register. I trust that my discharge (Entlastung) for the business year ending on 31 December 2012 will be resolved upon in the upcoming annual general meeting of the Company. Kind regards For AOP Orphan Pharmaceuticals AG Rec iveda:od acknowledged on 2013 Dr. Rudolf Widmann Exhibit No: 1 0.4.2 Title Rights Assignment Agreement between Dr. Rudolf Widmann and AOP Orphan Pharmaceuticals Aktiengesellschaft See addendum Exhibit 1 0.4.2 ASSIGNMENT OF RIGHTS 1. Creations: Dr. Rudolf Widmann, born 24.3.1957, (hereinafter "Director") is acting and employed as director of AOP Orphan Pharmaceuticals AG, FN237770m, (hereinafter "AOP"). Director herewith confirms that all inventions and technical improvements, patentable or not, and all designs, discoveries, new or improved products, business methods, PR and advertising materials as well as other production and distribution methods and know how and other creative work which he created, developed or practically exploited during his term as director of AOP, alone or in co operation with third parties and which relate to AOP and its affiliates or the research and development activities of AOP and its affiliates or which result from the activities performed by the director for AOP (hereinafter "Creations") unrestrictedly and irrevocably belong to AOP. 2. Transfer of Rights to the Creations: Director expressly confirms and acknowledges herewith the in every respect comprehensive and irrevocable assignment/transfer of Rights to the Creations including but not limited to the Rights set forth in Exhibit ./1, to AOP. This assignment/transfer includes, but is not limited to, to the extent permissible under the applicable laws all rights of inventions or technological improvements which Director has made during his work for AOP or due to experiences made or work done by AOP. 3. Subsequent Transfer of Rights: To the ement that AOP has not already been comprehensively assigned the Rights to the Creation and Prior Creations as set forth above in Sec. 1 and 2, Director herewith explicitly assigns and grants such rights to AOP. Such assignment of rights shall be exclusive, thus also excluding any further rights of Director. 4. Scope of Transferred Rights: AOP therefore has in particular the irrevocable, exclusive, unrestricted as to time, content and territory (worldwide) rights to exploit all Rights to the Creations and Prlor Creations especially the right file applications for registered rights (in particular patents, utility patents, SPCs) to entire and/or partial publication, reproduction, dissemination, processing, translation, sending, intangible reproduction, making available to the public and any and all other use possible now or in the future (irrespective whether known today) as well as the right to exert the rights according to § 20 and 21 (1) Austrian Copyright Protection Act. Therefore, AOP is also entitled to assert all rights in Creations and Prior Creations, in particular to sue for any (past, present and/or future) infringements thereof and to collect for all (past, present and/or future) damages arising from such infringements. AOP is in particular also entitled to assign these rights entirely or partly to third parties, to grant sublicenses respectively rights of exploitation and/or exploitation permissions. AOP is not obliged to use the Creations and Prior Creations, in particular, § 29 Austrian Copyright Protection Act shall not apply. To the extent permissible under the applicable laws, Director waives the right to be named. 2 5. Assistance: Director is obliged to assist with procurement of rights (in particular patents) for the Creations and Prior Creations, in particular by duly executing any additional documents required for procurement of such registered right s. Insofar as any·intellectual property·fights (including, but. not limited to patents, utility patents, trademarks, designs, copyrights) owned 9r inlicensed by the Director necessary or useful for the current business of AOP ("Related IP Rights") have not already been assigned/transferred by the Assignment of Rights as set out in Sec. 1. to 5. above, Director grants AOP an irrevocable, non exclusive, unrestricted as to time, content and territory (worldwide) license in such Related IP Rights. 7. Confirmation of Power of Disposition: Director expressly confirms not to be restricted in the assignment of Rights hereunder by any prior assignment of rights to any third party and that no rights of thi:·d parties are in conflict with and/or prevent the assignment hereunder. 8. Full Compensation: Director expressly declares and confirms that this comprehensive transfer/assignment/licensing of Rights has· already been fully and finally compensated by the remuneration paid by AOP and/or Orpha to Director. Place, Date Signature Exhibit ./1 to Exhibit 10.4.2 Patent Family NOVEL COMPOSITION FOR TREATMENT OF ESSENTIAL THROMBOCYTHEMIA (International Publication Number WO 2010/063824), including, but not limited to Country /Organization Application Number Priority Date Austria AT7072008U (Utility Patent) ' PCT PCT /EP2009/066405········· 05.12.2008 Australia 2009324043 05.12.2008 Aw. China ··2oo980 156227.9 05.12.2008 Eurasia (EAPO) 201170583 05.12.2008 Europe (EPO) 09764826.5 05.12.2008 Egypt PCT/912/2011 05.12 2008 Hong Kong 11113507.6 05.12.2008 Indonesia W 00201102405 05.12.2008 Israel 213198 05.12.2008 ... India 5123/0ELNP/2011 05.12.2008 Korea 10 2011 7012066 05.12.2008 Malaysia PI 2011002540 05.12.2008 Philippines 1 2011 501064 05.12.2008 Singapore 201104106 8 05.12.2008 Ukraine 201108389 05.12.2008 .. South Africa 2011/03409 05.12.2008 ........ Patent Family NOVEL COMPOSITION FOR TREATMENT OF ESSENTIAL THROMBOCYTHEMIA (International Publication Number WO 2011/117391), including, but not limited to Country I Organization Application Number Priority Date PCT PCT/EP2011/054628 25.3.2010 Eqypt 976/2012 25.3.2010 Australia 2011231557 25.3.2010 Brazil BR112012024239 3 25 .. 3.2010 Canada 2794237 '''2'5.3.2010 Eurasia (EAPO) 201201329 25.3.2010 25:3.2010 Europe (EPO) 11710202.0 Israel 222072 25.3.2010 India 8696/DELNP/2012 25.3.2010 Japan PCT/EP2011/054628 25.3.2010 Mexico 12/11051 25.3.2010 New Zealand 602366 25.3.2010 Singapore USA I Patent Family PHARMACEUTICAL COMPOSITION (FOR THE PARENTERAL ADMINISTRATION OF AN ULTRASHORT ACTING BETA ADRENORECEPTOR ANTAGONIST) (International Publication Number WO 2009/079679), including, but not limited to Country /Organization Application Number Priority Date PCT/ AT2008/000470 PCT 21.12.2007 · .. f 21":·12.2007 ·· ·· Australia AU 2008340179 Canada 2712414 21.12.2oo:r 2iT2:·2oo1 China CN200880122163X Europe (EPO) EP08863830.9 21.12.2007 .. 5194/DELNP/2010 21.12.2oo? India Japan 2010 538268 21.12.2007 New Zealand 586200 21.12.2007 USA US12809927 21.12.2007 Spain ES08863830T 21.12.2007 Denmark DK08863830T 21.12.2007 HRP2012104ST Croatia 21.12.2007 Portugal PT08863830T 21.12.2007 Validated in: AT, BE, BG, CH, CY, CZ, DE, DK, EE, ES, FI, FR, GB, GR, HR, HU, IE, IS, IT, LT, LU, LV, MC, MT, Nl, NO, PL, PT, RO, SE, SI, SK, TR Patent Family THERAPEUTIC USE OF PROTEIN POLYMER CONJUGATES (International Publication Number WO 2011/072138), including, but not limited to Country /Organization Application Number Priority Date PCT PCT/US2010/059714 10.12.2009 "Ja'Paii JP2012543282 10.12.2009 Europe (EPo)" EP10836693 10.12.2009 China CN201080056068 10.12.2009 Korea KR1020127015843 10.12.2009 Israel IL220249A 10.12.2009 10:12.2009 Singapore SG2012038964A Australia AU2010328067 10.12.2009 Mexico MX2012006132 10.12.2009 ARP100104587A """iii"12.2009 Armenia Canada CA2782624 10.12.2009 USA usi296440SA 10.12.2009 Patent Fam lv Therapeutic Use o Protem"Potvmer Conjugates iJ f Country /Organization Application Number Priority Date us 2009285411 US2010964408A 12.10.2009 PCT W02010US59714A 12.10.2009 Canada CA2782624A 12.10.2009 Exhibit No: 1 0.4.5 Jitle: IP Rights Assignment Agreement for employees of AOP Orphan Pharmaceuticals Aktiengesellschaft See addendum ASSIGNMENT OF RIGHTS between born _._.19_ (the "Employee") and AOP Orphan Pharmaceuticals AG (hereinafter .,AOP"; together with the Employee the "Parties" ). 1. Employee is involved at AOP inter alia in research activities and the creation of creations (in particular research tasks and results, development , procurementand distribution Know How, improvements, as well as all registered and unregistered intellectual property rights, in particular copyrights, trademarks, designs, utility patents and patents as well as applications for such patents; such creations already created in course of his employment as well as all future creations to be created during his employment, including employee inventions, will be referred to as .,Creations" hereinafter. Employee shall immediately and comprehensively disclose each Creation, including past and future Creations to AOP. 2. Employee hereby declares and confirms that he/she has assigned/transferred all in each respect compreh.ensive rights, irrespective of their legal nature under the current and future legal situation (pursuant to Austrian, foreign and/or international legal system), in particular all property and intellectual property rights in the Creations, to AOP. This assignment/transfer is exclusive, thus excluding further rights of third parties, including Employee. This assignment/transfer is irrevocable and therefore continues to have effect after termination of the agreement. AOP therefore has in particular the irrevocable, exclusive, unrestricted as to time, content and territory (worldwide) rights to the Creations especially the right to entire and/or partial publication, reproduction, dissemination, processing, sending, intangible reproduction, making available to the public and any and all other use possible now or in the future (irrespective whether known today) as well as the right to exert the rights according to § 20 and 21 (1) Austrian Copyright Protection Act. AOP is in particular also entitled to assign these rights entirely or partly to third parties, to grant sublicenses respectively rights of exploitation and/or exploi tation permissions and to obtain registired rights (in particular designs, patents, utility. patents and/er trademaFks).ior the Creations.··AOP is noh0bliged to use the 3. Until application for a registered right, in particular until a patent or utility patet\t application is made, both Parties are obliged to maintain absolute confidentiality. 4, Employee expressly warrants that he/she is not restricted in the assignment/ transfer of rights hereunder and that no rights of third parties are in conflict with and/or prevent the assignment hereunder. 5. This comprehensive transfer/assignment of Rights is already fully and finally compensated by the remuneration agreed on. Vienna, Rechteinraumung abgeschlossen zwischen geboren _._.19_ (der "Mitarbeiter"/die ,Mitarbeiterin") und AOP Orphan Pharmaceuticals AG (im Folgenden AOP; zusammen mit der dem Mitarbeiter die "Parteien" ). 1. Der Mitarbeiter/die Mitarbeiterin ist bei AOP unter anderem mit Forschungstatigkeiten und der Schaffung von Leistungen (insbesondere Forschungsarbeiten und ergebnissen, Entwicklungs , Einkaufs und Vertriebs Know How, Know How, Verbesserungen, sowie aile eingetragenen oder nicht eingetragenen lmmaterialgoterrechte, insbesondere Urheberrechte, Marken, Designs, Gebrauchsmuster und Patente sowie Anmeldungen von solchen Rechten) befasst (diese vom Mitarbeiter/ von der Mitarbeiterin bisher schon im Rahmen des Vertragsverhaltnisses geschaffenen sowie die noch im Rahmen des Vertragsverhaltnisses zu schaffenden Leistungen, einschlieP.,Iich allfalliger Diensterfindungen, werden im Folgenden insgesamt kurz ,Leistungen" genannt). Der Mitarbeiter/die Mitarbeiterin · ist verpflichtet, jede Leistung, einschlieBiich fOr die Vergangenheit und die Zukunft, unverzOglich und vollstandig AOP offenzulegen. 2, Der Mitarbeiter/die Mitarbeiterin erklart und bestatigt hiermit, dass er/sie AOP samtliche, in jeder Hinsicht umfassenden Rechte, welcher Rechtsnatur nach derzeitiger und kunftiger Rechtslage (nach 6sterreichischer, auslandischer und/oder internationaler Rechtsordnung) auch immer, insbesondere aile Eigentums und immaterialgOterrechtlichen Rechte an den Leistungen eingeraumt hat. Diese Rechtseinra.umung ist ausschliel11ich und schlieBt daher aile anderen, auch den Mitarbeiter/die Mitarbeiterin selbst, aus. Diese Rechtseinraumung ist unwiderruflich und wirkt daher auch uber eine allfallige Beendigung des Vertragsverhaltnisses hinaus. AOP hat daher insbesondere die unwiderruflichen, ausschlieP.,Iichen, zeitlich, sachlich und raumlich unbeschrankten (weltweiten) Werknutzungsrechte an den Leistungen, insbesondere zur ganzlichen und/oder teilweisen Veroffentlichung, Vervielfaltigung, Verbreitung, Bearbeitung, Sendung, unk6rperlichen dergabe und zur Zuganglichmachung an die Qffentlichkeit sowie jeder sonstigen derzeit oder kOnftig moglichen Nutzung (gleichgOitig ob heute schon bekannt) sowie auch die Berechtigung zur AusObung der in§ 20 und § 21 Abs 1 UrhG bezeichneten Rechte (Urheberbezeichnung und Werkschutz). AOP ist insbesondere auch berechtigt, diese Rechte ganz oder teilweise an Dritte zu Obertragen, Sublizenzen zu erteilen bzw Werknutzungsrechte und/oder Werknutzungsbewilligungen einzuraumen und auch registrierte Schutzrechte (insbesondere Geschmacksmuster, Patente, Gebrauchsmuster und/oder Marken) fOr die Leistungen zu erwerben. AOP ist nicht zur Nutzung der Leistungen sowie zur Nennung des Mitarbeiters/der Mitarbeiterin bei der Nutzung der Leistungen verpflichtet. 3. Bis zur Anmeldung eines Schutzrechtes, insbesondere bei Patent oder Gebrauchsmusteranmeldungen, sind beide Parteien zur absoluten Verschwiegenheit verpflichtet. 4. Der Mitarbeiter/die Mitarbeiterin steht ausdrOcklich dafOr ein, in der Verfugung Ober die Rechte gemai?> dieser Vereinbarung nicht durch Rechtseinraumungen an Dritte beschrankt zu sein und bestatigt, dass auch sonstige Rechte Dritter dieser Vereinbarung nicht entgegen stehen. 5. Diese umfassende Rechtseinraumung ist durch das vereinbarte Entgelt zur Ganze und endgOitig abgegolten. Wien, am Exhibit No: 10.6 Title: Closing Confirmation letter See addendum Dr. Rudolf Stefan Widmann Wintergasse 85/1b 3002 Purkersdorf Austria PERSONALLY DELIVERED To: Elan Corporation, pic Attn: The General Counsel Treasury Building Lower Grand Canal Street Dublin 2, Ireland Fax: +353 1 709 4713 With a copy to: A&L Goodbody Solicitors Attn: Alan Casey IFSC North Wall Quay Dublin 1, Ireland Fax: +353 1 649 2649 Closing Confirmation letter Dear Sirs Exhibit 10.6 This Closing Confirmation Letter relates to the share purchase agreement (the "SPA") entered into by and between SASR Neunundvierzigste Beteiligungsverwaltung GmbH and you, Elan Corporation, pic, (together the "Purchasers") on the one hand and me, Dr. Rudolf Widmann (the "Seller"), on the other hand on [181 1 with respect to the sale and purchase of the Shares (as defined in the SPA). Abbreviations and capitalized terms used herein shall have the meaning given to them in the SPA, unless defined otherwise herein. References to clauses contained herein shall be references to clauses of the SPA, unless expressly indicated otherwise herein. 1. Conditions Precedent to be fulfiUed by the Purchasers The SPA was entered into conditional upon satisfaction by the Purchasers of all of the following Conditions Precedent: Clause 9.1.2: The passing of an ordinary resolution approving the transactions contemplated by the SPA by Purchaser 2's shareholders at a general meeting of Purchaser 2. Exhibit 10.6 I confirm receipt of satisfactory written evidence that this Condition Precedent has been fulfilled on [ date]. Actions taken at Closing by the Purchasers · that the following actions have been taken by the Purchasers at Closing in accordance with Clause 10.4 of the SPA: 2.1 The Purchasers have delivered evidence of the satisfaction of the Condition Precedent pursuant to Clause 9.1.2; 2.2 Purchaser 1 has issued the instructlon(s) for the payment of the Cash Purchase Price pursuant to Clause 4.5.1 and Clause 4.5.2; 2.3 Purchaser 2 has issued the instruction for the delivery to the Seller of the Consideration Shares in accordance with Clause 4.5.3; and 2.4 Purchaser 2 has submitted (A) the filing with the Irish Stock Exchange as regards the admittance to trading of the Consideration Shares on the Main Securities Market of the Irish Stock Exchange in Dublin; and (B) a copy of its notice of the offer of the Consideration Shares to the new Issues calendar (Me/dung zum Emissionskalender) pursuant to § 13 Austrian Capital Markets Act. 3. Seller's Closing Confirmation I, the Seller, therefore acknowledge and confirm that all actions required to be taken by the Purchasers to constitute the Closing of the SPA have been taken" In accordance with the SPA and that Closing has thus occurred today, on the date last written below. 4. General Provisions Clauses 13 through 15 of the SPA are hereby incorporated into this Closing Confirmation Letter by reference and shall apply to this Closing Confirmation Letter mutatis mutandis as if set out herein in full. _________ ,this_._. 2013 Dr. Rudolf Widmann, born 24.03.1957 Elan Corporation, pic Treasury Building Lower Grand Canal Street Dublin 2, Ireland SASR Neunundvierzigste Beteiligungsverwaltung GmbH Tuchlauben 17 1010 Vienna Austria PERSONALLY DELIVERED PRIVATE 8t CONFIDENTIAL Dr. Rudolf Widmann Wintergasse 85/1b 3002 Purkersdorf Austria Fax: +43 [I] Closing Confirmation Letter Dear Dr Widmann Exhibit 10,6 This Closing Confirmation Letter relates to the ·share purchase agreement (the "SPA") entered into by and between you, Dr. Rudolf Widmann (the "Seller"), on the one hand and us, SASR Neunundvierzigste Beteiligungsverwaltung GmbH and Evergreen Corporation, pic, (together the "Purchasers"), on the other hand on [11111 with respect to the sale and purchase of the Shares (as defined in the SPA). Abbreviations and capitalized terms used herein shall have the meaning given to them in the SPA, unless defined otherwise herein. References to clauses contained herein shan be references to clauses of the SPA, unless expressly indicated otherwise herein. 1. Conditions Precedent to be fulfilled by the Seller The SPA was entered into conditional upon satisfaction by the Seller of all of the following Conditions Precedent, to the extent not waived by Purchasers pursuant to Clause 9.6: 1.1 Clause 9 .1.1: Absence of a Material Adverse Effect We confirm receipt of receipt of satisfactory written evidence from the Seller that no Material Adverse Effect, respectively events or circumstances that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect have occurred. Exhibit 10.6 2 1.2 Clause 9.1.3: Seller's representations and warranties We confirm receipt of the original of the written confirmation duly executed by the Seller that the representations and warranties as set out in Clause 5 are correct, complete and not misleading, unless otherwise expressly stated in Clause 5, as of Closing. 1.3 Clause 9.1.4: Receipt of irrevocable and unconditional consent by Third Parties We confirm receipt of written evidence reasonably satisfactory that the following Third Parties have irrevocably and unconditionally consented to the consummation of the transactions contemplated by the SPA or confirm that no consent is required: United Therapeutics (Remodulin (Treprostonil)), Ferrer Internacional S.A. {Adasuve ), Alexza Pharmaceuticals, Inc (Advasuve ) and PharmaEssentia Corporation {Peg IFN a. 2b). 1.4 Clause 9.1.5: Company's financial statements 2012 We confirm receipt of the Audited Financial Statements 2012. 2. Actions taken at Closing by the Seller We confirm that the following documents have been presented and delivered to ·us and that the following actions have been taken by the Seller at Closing in accordance with Clause 10.4 of the SPA: 2.1 The Seller has delivered duly executed originals of resignation letters of as members of the supervisory board of the Company with effect as of Closing in form and substance corresponding to the draft attached to the SPA as Exhibit 10.4.1. 2.2 The Seller has delivered 1 (one) original of an IP Rights Assignment Agreement between the Seller and the Company in form and substance corresponding to the draft attached to the SPA as Exhibit 10.4.2, duly executed by the Seller. 2.3 The Seller has delivered the duly executed original of the confirmation pursuant to Clause 9.1.3. 2.4 The Seller has delivered written evidence reasonably satisfactory to the Purchasers that the counterparties in respect of each of the contracts relating to the Programs have irrevocably and unconditionally consented to the consummation of the transactions contemplated by the SPA. 2.5 The Seller t1as delivered the duly executed originals of an IP Rights Assignment Agreement in form and substance corresponding to the draft attached to the SPA as Exhibit 10.4.5 for each employee of the Company who was or is involved in the development of a (the) Product(s). Exhibit 10.6 3 2.6 The Seller has delivered 1 (one) original of the Cooperation and Distribution Agreement by and between the Company and Orpha Trade GmbH (FN 153303 x) in form and substance corresponding to the draft attached to the SPA as Exhibit 10.4.6, duly executed on behalf of Orpha Trade GmbH and the Company. 2.7 The Seller has delivered written evidence reasonably satisfactory to the Purchasers that Orpha Trade GmbH has transferred to the Company all of the assets, rights, licenses and Intellectual Property Rights it owns or controls in relation to Tetmodis. 2.8 The Seller has delivered a simple copy of the notarial deed de merger agreement (Spa/tungsplan oder Spaltungs und Abtretungsvertrag) evidencing the taxneutral (for the Company and the Purchasers) carve out of the Company's 80 % participation in Activartis Biotech GmbH with corporate seat in Vienna and business address at Zimmermannplatz 10, 1090 Vienna, Austria, registered in the companies' register of the Vienna Commercial Court under FN 242030 b and of the loan to which the Company as lender and Activartis Biotech GmbH as borrower are parties. 2.9 The Seller has delivered written evidence reasonably satisfactory to the Purchasers that the Market Authorisations held by Orpha Devel GmbH in respect of the Products have been initiated. 2.10 The Seller has delivered written evidence reasonably satisfactory to the Purchasers that the Company's shareholdings in Novelix, Pharma 21, Inc (USA) and Lampl Business Center Holding Company Ltd, Hong Kong, have been transferred to a third party in a tax neutral manner for the Company and the Purchaser. 2.11 The Seller has delivered (i) to Purchaser 1 the originals of the global interim certificates (Sammelzwischenscheine) numbers [ ) to [ ] and numbers [ ] to [ ]; and (ii) to Purchaser 2 the originals of the global interim certificates (Sammelzwischenscheine) numbers [ ] to [ ] and numbers [ ] to[ .. ], in each case representing the Shares pursuant to Clause 3.3. 3. Purchasers' Closing Confirmation We, the Purchasers, therefore acknowledge and confirm that all actions required to be taken by the Seller to constitute the Closing of the SPA have been taken in accordance with the SPA and that Closing has thus occurred today, on the date last written below. 4. General Provisions Clauses 13 through 16 of the SPA are hereby incorporated into this Closing Confirmation Letter by reference and shall apply to this Closing Confirmation Letter mutatis mutandis as if set out herein in full. Exhibit 10.6 4,this ·_.2013 For SASR Neunundvierzigste Beteiligungsverwaltung GmbH [ ], born [ ] For Elan Corporation, pic [ ], born [ ]